Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT

dated as of February 25, 2016 among

CHENIERE ENERGY PARTNERS, L.P.,

as Borrower,

CERTAIN SUBSIDIARIES OF BORROWER,

as Subsidiary Guarantors,

VARIOUS LENDERS,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Issuing Banks,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Coordinating Lead Arranger,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

SG AMERICAS SECURITIES, LLC,

ABN AMRO CAPITAL USA, LLC,

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED NEW YORK BRANCH,

INTESA SANPAOLO, S.P.A., NEW YORK BRANCH,

JP MORGAN CHASE BANK, N.A.,

MIZUHO BANK, LTD.,

and

SUMITOMO MITSUI BANKING CORPORATION

as Joint Lead Arrangers and Joint Bookrunners,

MORGAN STANLEY SENIOR FUNDING, INC.,

BANK OF AMERICA, N.A.,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Mandated Lead Arrangers

COMMONWEALTH BANK OF AUSTRALIA,

as Participant

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Administrative Agent

$2,560,000,000 Term Loans

$125,000,000 DSR LC Commitments

$115,000,000 Revolving Commitments

i

4.3	Due Authorization	106
4.4	No Conflict	106
4.5	Governmental Consents	107
4.6	Binding Obligation	107
4.7	Financial Statements	107
4.8	Projections	107
4.9	No Material Adverse Effect	108
4.10	Adverse Proceedings	108
4.11	Payment of Taxes	108
4.12	Properties	108
4.13	Environmental Matters	109
4.14	No Defaults	109
4.15	Material Contracts	109
4.16	Investment Company Act of 1940	110
4.17	Federal Reserve Regulations; Exchange Act	110
4.18	Employee Matters	110
4.19	Employee Benefit Plans	110
4.20	Certain Fees	111
4.21	Solvency	111
4.22	Compliance with Statutes, Etc.	111
4.23	Disclosure	111
4.24	Sanctions; Anti-Corruption Laws; PATRIOT Act	112
4.25	Security Documents	112
4.26	Insurance	113
4.27	Flood Insurance	113
4.28	Regulatory Status	113
4.29	Accounts	114
4.30	Government Approvals; Government Rules	114
4.31	Tax Status	115
4.32	Nature of Business	115
4.33	No Force Majeure	115
4.34	Ranking	115
4.35	Indebtedness; Investments	115
4.36	EEA Financial Institutions	115

SECTION 5. AFFIRMATIVE COVENANTS		115
5.1	Financial Statements and Other Reports	116
5.2	Existence	120
5.3	Payment of Taxes and Claims	121
5.4	Maintenance of Properties	121
5.5	Insurance	121
5.6	Books and Records; Inspections	124
5.7	Compliance with Laws	124
5.8	Environmental	125
5.9	Subsidiaries	126
5.10	Additional Material Real Estate Assets	126
5.11	Interest Rate Protection	127

5.12	Further Assurances	127
5.13	Use of Proceeds	128
5.14	Debt Service Reserve Amount	128
5.15	Technology	128
5.16	Material Contracts, Etc.	128

SECTION 6. NEGATIVE COVENANTS		129
6.1	Indebtedness	129
6.2	Liens	131
6.3	No Further Negative Pledges	134
6.4	Restrictions on Subsidiary Distributions	134
6.5	Investments	135
6.6	Financial Covenants	136
6.7	Fundamental Changes; Disposition of Assets; Acquisitions	136
6.8	Disposal of Subsidiary Interests	138
6.9	Sales and Leasebacks	138
6.10	Transactions with Shareholders and Affiliates	138
6.11	Conduct of Business	139
6.12	Amendments or Waivers of Organizational Documents	139
6.13	Modification of Contractual Obligations	139
6.14	Fiscal Year	141
6.15	Capital Expenditures	141
6.16	Speculative Transactions	141
6.17	Restricted Payments	142
6.18	Accounts	143
6.19	Affiliate Loans	143
6.20	Contingent Liabilities	143
6.22	Environmental Matters	143
6.23	Margin Regulations	144
6.24	Sale of Natural Gas in Interstate Commerce	144

SECTION 7. GUARANTY		144
7.1	Guaranty of the Obligations	144
7.2	Contribution by Guarantors	144
7.3	Payment by Guarantors	145
7.4	Liability of Guarantors Absolute	145
7.5	Waivers by Guarantors	147
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	148
7.7	Subordination of Other Obligations	148
7.8	Continuing Guaranty	149
7.9	Authority of Guarantors or Borrower	149
7.10	Financial Condition of Borrower	149
7.11	Bankruptcy, Etc.	149
7.12	Discharge of Guaranty Upon Sale of Guarantor	150
7.13	Keepwell	150

SECTION 8. EVENTS OF DEFAULT		150

8.1	Events of Default	150
8.2	Right to Cure	155

SECTION 9. AGENT		156
9.1	Appointment of Agent	156
9.2	Powers and Duties	156
9.3	General Immunity	156
9.4	Agents Entitled to Act as Lender	158
9.5	Lenders’ Representations, Warranties and Acknowledgment	158
9.6	Right to Indemnity	159
9.7	Successor Administrative Agent	159
9.8	Security Documents and Guaranty	160
9.9	Withholding Taxes	162
9.10	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	162

SECTION 10. MISCELLANEOUS.		163
10.1	Notices	163
10.2	Expenses	165
10.3	Indemnity	166
10.4	Set Off	168
10.5	Amendments and Waivers	169
10.6	Successors and Assigns; Participations	172
10.7	Independence of Covenants	177
10.8	Survival of Representations, Warranties and Agreements	178
10.9	No Waiver; Remedies Cumulative	178
10.10	Marshalling; Payments Set Aside	178
10.11	Severability	179
10.12	Obligations Several; Independent Nature of Lenders’ Rights	179
10.13	Headings	179
10.14	APPLICABLE LAW	179
10.15	CONSENT TO JURISDICTION	179
10.16	WAIVER OF JURY TRIAL	180
10.17	Confidentiality	181
10.18	Usury Savings Clause	182
10.19	Effectiveness; Counterparts	182
10.20	Entire Agreement	183
10.21	PATRIOT Act	183
10.22	Electronic Execution of Assignments	183
10.23	No Fiduciary Duty	183
10.24	Authorization of Filing of Financing Statements	185
10.25	Limited Recourse	185

APPENDICES:	A-1	Term Loan Commitments
	A-2	Revolving Commitments and DSR Commitments
	B	Notice Addresses

ANNEXES	A	Closing Date Affiliate Consents
	B	CCTP Affiliate Consents
	C	SPLNG Affiliate Consents

SCHEDULES:	I	Knowledge Parties
	2.11	Amortization Schedule
	3.3(e)	SPLNG Funding Date Mortgaged Properties
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.12	Real Estate Assets
	4.13	Environmental Matters
	4.15	Material Contracts
	4.29	Accounts
	4.30	Government Approvals
	5.5	Insurance
	6.3	Certain Negative Pledges
	6.10	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Term Loan Note
	B-2	Revolving Loan Note
	B-3	DSR Loan Note
	C	Compliance Certificate
	D	Restricted Payment Certificate
	E	Assignment Agreement
	F	Replacement Debt Certificate
	G-1	Closing Date Certificate
	G-2	Funding Date Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	Mortgage
	K	Intercompany Note
	L	DSR Letter of Credit
	M	Form of Consent and Agreement
	N	Incumbency Certificate

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of February 25, 2016, is entered into by and among CHENIERE ENERGY PARTNERS, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), and CERTAIN SUBSIDIARIES OF BORROWER, as Subsidiary Guarantors, the Lenders party hereto from time to time, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. (“BTMU”), as Issuing Bank, BTMU, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), with BTMU, as Coordinating Lead Arranger (in such capacity, “Coordinating Lead Arranger”), and BTMU, SG Americas Securities, LLC, ABN AMRO Capital USA, LLC, Industrial and Commercial Bank of China Limited New York Branch, Intesa Sanpaolo, S.p.A., New York Branch, JP Morgan Chase Bank, N.A., Mizuho Bank, Ltd., and Sumitomo Mitsui Banking Corporation, as Joint Lead Arrangers and Joint Bookrunners, Morgan Stanley Senior Funding, Inc., Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, and HSBC Bank USA, National Association, as Mandated Lead Arrangers, and Commonwealth Bank of Australia, as a Participant (in such capacity, “Arrangers”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower consisting of $2,560,000,000 aggregate principal amount of Term Loans (consisting of $450,000,000 CCTP Tranche Commitment and a $2,110,000,000 SPLNG Tranche Commitment), up to $125,000,000 aggregate principal amount of DSR Commitments and up to $115,000,000 aggregate principal amount of Revolving Commitments. The proceeds of the CCTP Term Loan and the SPLNG Term Loan will each be used (a) to repay and redeem in whole the CCTP Existing Indebtedness and the SPLNG Senior Notes, respectively, including all interest and premium in connection therewith, and (b) to pay transaction fees, commissions and expenses related to the foregoing and to the Financing Documents. The proceeds of the Revolving Commitments will be used (i) to issue WC Letters of Credit for general corporate purposes of the Borrower and its Subsidiaries, (ii) to pay fees, make-whole payments and expenses related to the repayment and redemption of the Existing Indebtedness and (iii) for general corporate purposes of Borrower and its Subsidiaries, including, subject to the limitations and conditions set forth herein, making Restricted Payments and, subject to Section 6.5 (Investments), financing the development, construction or operation of any project owned by an Unrestricted Subsidiary. The proceeds of the DSR Commitments will be used to issue DSR Letters of Credit to fund the Debt Service Reserve Account;

WHEREAS, Borrower has agreed to secure all of its Obligations as Borrower by granting to Collateral Agent, for the benefit of the Secured Parties, a first priority Lien (subject to Permitted Liens) on substantially all of its personal, real and mixed assets and property, including a pledge of all of the Equity Interests of each of its Subsidiary Guarantors; and

WHEREAS, each of the Subsidiary Guarantors has agreed to (a) guarantee the Obligations of Borrower and (b) secure its guarantee of such Obligations by granting to

Collateral Agent, for the benefit of the Secured Parties, a first priority Lien (subject to Permitted Liens) on substantially all of its respective personal, real and mixed assets and property, including (i) all intercompany debt of the Subsidiary Guarantors, and (ii) a pledge of all of the Equity Interests of each of its respective Subsidiaries;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accounts” as defined in the Depositary Agreement.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiary Guarantors in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or property or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

“Additional Equity Distributions” as defined in the SPL Common Terms Agreement.

“Additional Equity” as defined in the SPL Accounts Agreement.

“Additional Material Contract” means any contract, agreement, letter agreement or other instrument to which a Credit Party becomes a party after the Closing Date that:

(a) replaces or substitutes for an existing Material Contract;

(b) contains obligations and liabilities that are in excess of $25,000,000 over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and is for a term that is greater than four (4) years; or

(c) any contract or other arrangement to which Borrower or any of its Subsidiary Guarantors is a party (other than the Financing Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Adjusted LIBO Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBO Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in immediately available funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted LIBO Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted LIBO Rate with respect to any of the Term Loans, the Revolving Loans or the DSR Loans shall at no time be less than zero.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, claim (including any Environmental Claims), proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiary Guarantors) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the Knowledge of Borrower or any of its Subsidiary Guarantors, threatened in writing against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiary Guarantors.

“Affected Lender” as defined in Section 2.17(b) (Illegality or Impracticability of LIBO Rate Loans).

“Affected Loans” as defined in Section 2.17(b) (Illegality or Impracticability of LIBO Rate Loans).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust. Notwithstanding the foregoing, the definition of “Affiliate” shall not encompass (a) any individual solely by reason of his or her being a director, officer, manager or employee of any Person and (b) any Agent or any Secured Debt Holder.

“Agent(s)” means each of (a) Administrative Agent (including in its capacity as Controlling Agent under and as defined in the Intercreditor Agreement), (b) Collateral Agent, (c) Arrangers, (d) the Depositary Bank and (e) any other Person appointed under the Financing Documents to serve in an agent or similar capacity.

“Agent Affiliates” as defined in Section 10.1(b) (Electric Communications).

“Aggregate Amounts Due” as defined in Section 2.18 (Ratable Sharing).

“Aggregate Payments” as defined in Section 7.2 (Contribution by Guarantors).

“Agreement” means this Credit and Guaranty Agreement, dated as of February 25, 2016, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Amortization Schedule” means the amortization schedule set forth in Schedule 2.11.

“Anchor Customer” means Total Gas & Power North America, Inc., Chevron U.S.A., Inc. and any replacements for Total Gas & Power North America, Inc. or Chevron U.S.A. Inc., having (or having a guarantor with) a credit rating of not less than Baa3 by Moody’s and at least BBB- by S&P and engaged in the international Gas, petroleum or LNG business.

“Ancillary Document” means, with respect to each Additional Material Contract:

(a) each security agreement or instrument, if any, necessary to grant to the Collateral Agent a first priority perfected Lien (subject to Permitted Liens) in such Additional Material Contract;

(b) with respect to any Additional Material Contract to which an Affiliate of a Credit Party is a counterparty, an opinion of counsel addressed to the Collateral Agent from each party to such Additional Material Contract with respect to the due authorization, execution and delivery of such document and its validity and enforceability against such party and such other matters as the Collateral Agent may reasonably request;

(c) with respect to any Additional Material Contract to which an Affiliate of a Credit Party is a counterparty, a Consent and Agreement from each Affiliate counterparty to such Additional Material Contract and any other Affiliate (if any) guaranteeing or otherwise supporting such Affiliate’s obligations thereunder;

(d) evidence of the authorization of the Credit Party to execute, deliver and perform such Additional Material Contract; and

(e) a certificate of the Credit Party executed by an Authorized Officer of the Credit Party, certifying that all Government Approvals then necessary for the execution, delivery and performance of such Additional Material Contract have been duly obtained, were validly issued and are in full force and effect.

“Anti-Corruption Laws” as defined in Section 4.24 (Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act).

“Anti-Terrorism and Money Laundering Laws” means any of the following (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations), (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the U.S. Money Laundering Control Act of 1986, (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (h) Laundering of Monetary Instruments, 18 U.S.C. section 1956, (i) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, (j) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), (k) any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war, and (l) any regulations promulgated under any of the foregoing.

“Applicable Margin” means (a) prior to the third anniversary of the Closing Date, (i) with respect to Revolving Loans or DSR Loans that are LIBO Rate Loans and Letter of Credit Fees, 2.25% per annum and with respect to Revolving Loans or DSR Loans that are Base Rate Loans, 1.25% per annum and (ii) with respect to Term Loans that are LIBO Rate Loans, 2.25% per annum and with respect to Term Loans that are Base Rate Loans, 1.25% per annum, and (b) on and following the third anniversary of the Closing Date, (i) with respect to Revolving Loans or DSR Loans that are LIBO Rate Loans and Letter of Credit Fees, 2.75% per annum and with respect to Revolving Loans or DSR Loans that are Base Rate Loans, 1.75% per annum and (ii) with respect to Term Loans that are LIBO Rate Loans, 2.75% per annum and with respect to Term Loans that are Base Rate Loans, 1.75% per annum.

“Applicable Reserve Requirement” means, at any time, for any LIBO Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBO Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBO Rate Loans. A LIBO Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBO Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Financing Document or the transactions contemplated therein which is distributed to Agents, Lenders or Issuing Banks by means of electronic communications pursuant to Section 10.1(b) (Electronic Communications).

“Arranger Fee Letter” means each fee letter, dated as of the date hereof, between an Arranger and Borrower.

“Arrangers” as defined in the preamble hereto.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), Sale and Leaseback Transaction, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition (including through the issuance or sale of Equity Interests) to, or any exchange of property with, any Person (other than among Borrower or any Subsidiary Guarantor), in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Subsidiary Guarantors’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any Subsidiary Guarantors, other than (i) sales or other dispositions of assets that are obsolete, worn-out, superfluous or no longer used or useful in a Credit Party’s business in the ordinary course of the Credit Party’s business and that could not reasonably be expected to result in a Material Adverse Effect, (ii) sales or other dispositions of LNG, Gas or other commercial products or inventory in accordance with the Material Contracts and/or as permitted under the Financing Documents, (iii) sales, transfers or other dispositions of Investments permitted pursuant to Section 6.5(a) (Investments), (iv) Restricted Payments made in accordance with the Financing Documents, (v) sales of Services in the ordinary course of business, (vi) transfers or novations of Permitted Hedging Agreements in accordance with Section 2.14(c) (Termination of Permitted Hedging Agreements in Connection with Any Prepayment), (vii) dispositions in compliance with any applicable administrative, court or governmental order, (viii) settlement, release, waiver or surrender of contract (other than any Material Contract that is a terminal use agreement with an Anchor Customer), tort or other claims in the ordinary course of business or a grant of any Permitted Lien in accordance with Section 6.2 (Liens), or (ix) sales, leases or licenses out of other assets for aggregate consideration of less than $5,000,000 in the aggregate during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b) (Register).

“Attributable Indebtedness” means, when used with respect to any Sale and Leaseback Transaction permitted by Section 6.9 (Sale and Lease Backs), as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer or other named officer of such Person (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership); provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Auto-Extension Letter of Credit” as defined in Section 2.3(b)(iii) (Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit).

“Auto-Reinstatement Letter of Credit” as defined in Section 2.3(b)(iv) (Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit).

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code as now and hereafter in effect, or any successor statute.

“Base Case Forecast” means a financial model forecasting the Revenues and expenditures of the Borrower, CCTP, SPLNG and each other Credit Party for the period from the Closing Date through the twenty-fifth anniversary of the Closing Date.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (iii) the sum of (x) the Adjusted LIBO Rate (after giving effect to any Adjusted LIBO Rate “floor”) that would be payable on such day for a LIBO Rate Loan with a one-month interest period plus (y) 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

“BG DFCD Deadline” as defined in the SPL Common Terms Agreement.

“BG FOB Sale and Purchase Agreement” as defined in the SPL Common Terms Agreement.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBO Rate or any LIBO Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“BTMU” as defined in the preamble hereto.

“Capex Base Allowance” means, for any fiscal year beginning with the fiscal year starting January 1, 2016, (a) $20,000,000 (such amount, the “Capex Stated Allowance”) minus any amount that was, during the prior fiscal year, a Capex Pullback Amount plus (b) the amount of any Retained Excess Cash Flow then available to the Credit Parties that has not been paid as a Restricted Payment pursuant to Section 6.17 (Restricted Payments).

“Capex Carryover Amount” means, for any fiscal year, the amount by which the Capex Limit for any preceding fiscal year exceeds Capital Expenditures made in such immediately preceding Fiscal Year.

“Capex Limit” means, for any fiscal year, the Capex Base Allowance for such fiscal year plus any Capex Carryover Amount for such fiscal year plus any Capex Pullback Amount for such fiscal year.

“Capex Pullback Amount” means, for any fiscal year, the amount (not to exceed $20,000,000) of the Capex Stated Allowance for the immediately succeeding fiscal year which the Borrower allocates to Capital Expenditures in the current fiscal year.

“Capex Stated Allowance” has the meaning specified in the definition of “Capex Base Allowance.”

“Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries; provided that Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.13(b) (Insurance Condemnation Proceeds) or with Net Asset Sale Proceeds invested pursuant to Section 2.13(a) (Asset Sales) or (ii) which constitute a Permitted Acquisition permitted under Section 6.6 (Fundamental Changes; Disposition of Assets; Acquisitions).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” means to pledge and deposit (as a first priority perfected security interest) with or deliver to Administrative Agent, for the benefit of Administrative Agent, applicable Issuing Bank and the Lenders, as collateral for L/C Obligations, Cash or, if the applicable Issuing Bank benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to the Depositary Agreement. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within three months after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within three months after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P 1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P 1 from Moody’s; (iv) certificates of deposit, Dollar-denominated time deposits, overnight bank deposits or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) any money market mutual fund that (a) complies with the criteria set forth in Securities and Exchange Commission Rule 2a-7 (or any successor rule) under the Investment Company Act of 1940; (b) is rated either AAA by S&P and Aaa by Moody’s or at least 95% of the assets of which constitute Cash Equivalents described in clauses (i) through (iv) of this definition and/or Dollars; and (c) has net assets of not less than $5,000,000,000.

“Cash Flow Available for Debt Service” means, for any applicable period, the amount of all Revenues received by the Borrower and its Subsidiary Guarantors during such period (with Revenue for the Borrower to include any cash distributions actually received by Borrower or any Subsidiary Guarantor from SPL), minus the amount of all Operating and Maintenance Expenses (as defined in the Depositary Agreement) paid by the Borrower and its Subsidiary Guarantors during such period.

“CCTP” means Cheniere Creole Trail Pipeline, L.P.

“CCTP Credit Agreement” means the Credit Agreement, dated as of May 28, 2013, among CCTP, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the Bank of New York Mellon, as Depositary Bank.

“CCTP Existing Indebtedness” means Indebtedness and other obligations outstanding under the CCTP Credit Agreement.

“CCTP Funding Date” means the date on which all of the conditions set forth in Section 3.2 (CCTP Funding Date) have been satisfied (or waived in accordance with the terms hereof).

“CCTP FTSA” means the Services Agreement, dated March 11, 2015, between SPL and CCTP, together with the negotiated rate letter agreement, dated March 11, 2015, between SPL and CCTP.

“CCTP MSA” means the Management Services Agreement, dated May 27, 2013, between Cheniere LNG Terminals, LLC and CCTP.

“CCTP O&M Agreement” means the Amended and Restated Operation and Maintenance Services Agreement, dated as of May 27, 2013, by and among CCTP, Cheniere Energy Partners GP, LLC and Cheniere LNG O&M Services, LLC.

“CCTP Security” has the meaning given to such term in the Pledge and Security Agreement.

“CCTP Term Loan” means the loan borrowed pursuant to the CCTP Tranche Commitment.

“CCTP Tranche Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan, as set forth opposite the name of such Lender in the column entitled “CCTP Tranche Commitment” in Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof, and “CCTP Tranche Commitments” means such commitments of all Lenders in the aggregate. The aggregate amount of the CCTP Tranche Commitments as of the Closing Date is $450,000,000.

“Centrica DFCD Deadline” as defined in the SPL Common Terms Agreement.

“Centrica FOB Sale and Purchase Agreement” as defined in the SPL Common Terms Agreement.

“Change in Law” as defined in Section 2.18(a) (Compensation For Increased Costs and Taxes)

“Change of Control” means, the occurrence of any of the following: (a) Cheniere Energy, Inc. shall cease to, directly or indirectly, own and control legally and beneficially on a fully diluted basis more than 50% of the voting rights associated with ownership of all outstanding Equity Interests of all classes of Equity Interests of the general partner of Borrower, (b) Borrower shall cease to hold, directly or indirectly, and control legally and beneficially on a fully diluted basis all of the economic and voting rights associated with ownership of all outstanding Equity Interests of all classes of Equity Interests of each of CCTP and SPLNG or (c) Borrower shall cease to hold, directly or indirectly, and control legally and beneficially on a fully diluted basis more than 50% of the economic and voting rights associated with ownership of all outstanding Equity Interests of all classes of Equity Interests of SPL.

“Closing Date” means the date on which all the conditions set forth in Section 3.1 (Closing Date) have been satisfied (or waived in accordance with the terms of this Agreement).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G 1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral Agent” means MUFG Union Bank, N.A. or any successor to it appointed pursuant to the terms of the Collateral Agency Agreement.

“Collateral Agency Appointment Agreement” means the Collateral Agency Appointment Agreement, dated as of the date hereof, by and among the Borrower, each Subsidiary Guarantor, the Administrative Agent, the Collateral Agent and each Additional Agent (as defined in the Intercreditor Agreement) party thereto from time to time.

“Commitment” means any Revolving Commitment, Term Loan Commitment or DSR Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commodity Hedge Agreement” means (i) any agreement (including each confirmation entered into pursuant to any master agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, power purchase and sale agreement (including, but not limited to, option and heat rate options), fuel purchase and sale agreement, tolling agreement and capacity purchase agreement, and (ii) except to the extent entered into for the purposes of satisfying the requirements of the Projects and not for speculative purposes, any emissions credit purchase or sale agreement, power transmission agreement, fuel transmission agreement, fuel storage agreement, netting agreement or similar agreement, in each case entered into in respect of any commodity, including any energy management agreements having any such characteristics, and any agreement providing for credit support for any of the foregoing, in all cases whether settled financially or physically.

“Commodity Hedge Counterparty” means any Person (a) that is, as of the date of the applicable Commodity Hedge Agreement, (i) a commercial bank, insurance company or other similar financial institution or any Affiliate thereof, (ii) a public utility and (iii) in the business of selling, marketing, purchasing or distributing natural gas, ancillary services or other fuel.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consent and Agreement” means a consent and agreement with respect to a Contractual Obligation of Borrower or any Subsidiary Guarantor, entered into by and among Borrower or such Subsidiary Guarantor, the counterparty(ies) to such Contractual Obligation and Collateral Agent, each of which shall be substantially in the form of Exhibit M or in such other form as may be reasonably acceptable to Administrative Agent.

“Construction Schedule” as defined in the SPL Common Terms Agreement.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2 (Contributions by Guarantors).

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, in any event, any Person owning at least fifty percent (50%) of the voting securities of another Person shall be deemed to Control that Person.

“Control Agreements” means each control agreement to be executed and delivered by Collateral Agent for the benefit of the Secured Parties, a securities intermediary or depositary bank and the applicable Credit Party on or following the Closing Date and each control agreement to be executed and delivered by Collateral Agent, a securities intermediary or depositary bank and Borrower and its applicable Subsidiaries pursuant to the terms of the Pledge and Security Agreement with such modifications as Collateral Agent may reasonably request or approve.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Cooperation Agreement” means the Amended and Restated Cooperation Agreement, dated as of June 30, 2015, between SPL and SPLNG.

“Coordinating Lead Arranger” as defined in the preamble hereto.

“Corresponding Amount” as defined in Section 2.4(b) (Availability of Funds).

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.9 (Subsidiaries).

“CQP Indenture Documents” means an indenture providing for the issuance of one or more series of debt securities by the Borrower and all other documents, instruments or agreements executed and delivered in connection therewith.

“CQP Indenture Obligations” means the obligations of the Borrower owed to the noteholders under the CQP Indenture Documents, excluding, in each case, Excluded Swap Obligations.

“CQP Indenture Trustee” means the trustee appointed from time to time pursuant to the CQP Indenture Documents, as amended from time to time in accordance with the terms of this Agreement.

“CQP LP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Cheniere Energy Partners, L.P., dated as of August 9, 2012, by and between Cheniere Energy Partners GP, LLC and the limited partners provided therein.

“CQP MSA” means the letter agreement, dated August 9, 2012, by and between the Borrower and Cheniere LNG Terminals, LLC (successor to Cheniere LNG Terminals, Inc.) regarding Management and Administrative Services to be provided by Cheniere LNG Terminals, LLC to the Borrower.

“Credit Agreement Secured Parties” means the Agents, the Issuing Banks, the Lenders and the Lender Counterparties and shall include all former Agents, Issuing Banks, Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Issuing Banks, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means Borrower and each Subsidiary Guarantor.

“Creole Trail Pipeline” means the approximately 94 miles of 42-inch diameter natural gas pipeline and other related facilities as described in the application filed by CCTP pursuant to Section 7(c) of the NGA in FERC Docket Nos. CP05-357-000, CP12-351-000, and CP13-553-000.

“Date Certain” as defined in the SPL Common Terms Agreement.

“Debt Service” means, for any period, the sum computed without duplication, of the following: (a) all amounts payable by the Borrower in respect of principal of indebtedness during such period in respect of Senior Secured Debt, plus (b) interest on Senior Secured Debt (taking into account Permitted Hedging Agreements) scheduled to become due and payable (or for purposes of the Debt Service Coverage Ratio, accrued or paid) during such period, plus (c) any indemnity payments due to any of the Secured Parties, plus (d) L/C Costs, plus (e) all other commitment fees, agency fees, trustee fees or other fees payable in connection with the indebtedness referred to in clause (a) above during such period.

“Debt Service Coverage Ratio” means on any applicable date of determination, as of the end of each calendar quarter (subject to the proviso below), the ratio of (a) Cash Flow Available for Debt Service for the preceding 12-month period to (b) the aggregate amount required to service the Borrower’s Debt Service payable for the preceding 12-month period other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) Debt Service due at maturity, (iii) Revolving Loans, (iv) DSR Loans, (v) L/C Costs, and (vi) Hedging Termination Values; provided that for any Debt Service Coverage Ratio calculation performed after April 1, 2016 but prior to April 1, 2017, the calculation will be based on the number of months elapsed since April 1, 2016.

“Debt Service Payment Account” as defined in the Depositary Agreement.

“Debt Service Reserve Account” has the meaning assigned to the term “Credit Agreement Debt Service Reserve Account” in the Depositary Agreement.

“Debt Service Reserve Amount” means the amount that the Borrower is required to have on deposit in the Debt Service Reserve Account pursuant to Section 5.14 (Debt Service Reserve Amount).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or any other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means interest at a rate per annum equal to the highest Adjusted LIBO Rate applicable to the Loans then outstanding, plus two percent (2%).

“Defaulting Lender” means subject to Section 2.21(b) (Defaulting Lender Cure), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, applicable Issuing Bank or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Borrower, Administrative Agent, applicable Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent, Borrower or the applicable Issuing Bank, to confirm in writing to Administrative Agent, or such Issuing Bank, and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent, the applicable Issuing Bank and Borrower), (d) Administrative Agent has received notification that such Lender has, or has a direct or indirect parent company that is (x) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (y) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Depositary Agreement” means the Depositary Agreement, dated as of the date hereof, by and among Borrower, the Subsidiary Guarantors, the Collateral Agent, and the Depositary Bank.

“Depositary Bank” as defined in the Depositary Agreement.

“Derivative Counterparties” as defined in Section 10.23 (No Fiduciary Duty).

“Derivatives” as defined in Section 10.23 (No Fiduciary Duty).

“Discharge of Obligations” shall mean:

(a) payment in full in cash of (i) the outstanding principal amount of Loans under this Agreement, (ii) Unreimbursed Amounts and (iii) interest accrued and owing at or prior to the time such amounts are paid (including interest and fees accruing (or which would, absent the commencement of any case or proceeding under any Debtor Relief Laws of the Borrower, accrue) on or after the commencement of any case or proceeding under any Debtor Relief Laws of the Borrower, whether or not such interest would be allowed in such case or proceeding), on all Indebtedness outstanding under this Agreement and the other Financing Documents;

(b) (i) the termination or expiration of all Commitments, if any, to extend credit (including the issuance of any Letter of Credit) that would constitute Obligations, and (ii) the termination or expiration of all Permitted Hedging Agreements, or the entering into arrangements reasonably satisfactory to the applicable Lender Counterparty party thereto which provide for the effective termination of such Permitted Hedging Agreements;

(c) cancellation, termination or cash collateralization (including pursuant to a letter of credit issued by a financial institution for the benefit of each Issuing Bank satisfactory to such Issuing Bank in its sole discretion) at 103% of the aggregate maximum amount available to be drawn (in a manner reasonably satisfactory to the Administrative Agent, and the applicable Issuing Bank and to the extent not already funded in such amount) under all Letters of Credit issued and outstanding under the Financing Documents; and

(d) payment in full in cash of all other Obligations that are then due and payable or otherwise accrued and owing at or prior to the time such amounts are paid, including all obligations outstanding under the Permitted Hedging Agreements and this Credit Agreement which constitute Obligations.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Final Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation or expiration (without any pending drawings) of all Letters of Credit and the termination of the Commitments.

“Distribution Account” as defined in the Depositary Agreement.

“DOE/FE” means the United States Department of Energy Office of Fossil Energy or any successor thereto having jurisdiction over the importation of LNG to and the exportation of LNG from the SPLNG Terminal or SPL Project.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“DSR Availability Period” means the period from the CCTP Funding Date to but excluding the DSR Commitment Termination Date.

“DSR Commitment” means the commitment of each DSR Issuing Bank to issue DSR Letters of Credit hereunder and “DSR Commitments” means such commitments of all DSR Issuing Banks in the aggregate. The Dollar amount of each DSR Issuing Bank’s DSR Commitment is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the DSR Commitments as of the Closing Date is $125,000,000.

“DSR Commitment Termination Date” means the earliest to occur of (i) December 7, 2016 if the Term Loans are not made on or before that date; (ii) Final Maturity Date; (iii) the date the DSR Commitments are permanently reduced to zero pursuant to Section 2.13(b) (Voluntary Commitment Reductions) or 2.14 (Mandatory Prepayments; Commitment Termination); (iv) the repayment in full of all Term Loans; and (v) the date of the termination of the DSR Commitments pursuant to Section 8.1 (Events of Default).

“DSR Exposure” means, with respect to any DSR Issuing Bank as of any date of determination, (i) prior to the termination of the DSR Commitments, that DSR Issuing Bank’s DSR Commitment; and (ii) after the termination of the DSR Commitments, the sum of the aggregate L/C Obligations in respect of all DSR Letters of Credit issued by that DSR Issuing Bank and the aggregate amount of all DSR Loans made by such DSR Issuing Bank that have not been repaid at such time.

“DSR Issuing Bank” means with respect to any DSR Letter of Credit, as of the Closing Date, BTMU (together with its permitted successors and assigns in such capacity), and any Person who agrees to become a DSR Issuing Bank in accordance with Section 2.3(l) (Resignation as Issuing Bank), Section 2.3(m) (Replacement of Issuing Bank) or Section 10.6(c)(iii) (DSR Issuing Bank Assignments), as applicable, together with its permitted successors and assigns in such capacity.

“DSR Letter of Credit” means any letter of credit issued hereunder pursuant to Section 2.3(a)(i)(A) (Letter of Credit Commitment), which letter of credit will be substantially in the form attached hereto as Exhibit L or otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower. A DSR Letter of Credit shall be a standby letter of credit.

“DSR Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.3(c) (Revolving Commitments).

“DSR Loan Note” means a promissory note in the form of Exhibit B-3, as it may be amended, restated, supplemented or otherwise modified from time to time.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Arranger, an affiliate of any Lender or Arranger or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, financial institution, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no Defaulting Lender, Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or was within the six-year period immediately preceding the date hereof, sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any notice of noncompliance or violation, investigation, claim, administrative, regulatory, or judicial action, suit, judgment, written demand with respect to or arising in connection with any Credit Party or either Project, by any other Person alleging or asserting liability under any Environmental Law, including for investigatory costs, costs of response, removal, remediation or cleanup, governmental response costs, attorneys’ fees, damages to the environment, natural resources, fines, or penalties arising out of, based on or resulting from (a) the presence, use, or Release into the environment of any Hazardous Substances or (b) any fact, circumstance, condition, or occurrence forming the basis of any violation, or alleged violation, of any Environmental Laws or Government Approvals issued pursuant to Environmental Law applicable to the Projects.

“Environmental Laws” means any applicable laws, statutes, regulations, rules, ordinances, orders. decrees, rulings, judgments, writs, decisions, injunctions, or binding directives of a Governmental Authority having jurisdiction over or imposing legal requirements on any Credit Party or either Project relating to human health, safety, natural resources, plant and animal species, cultural and archaeological resources, or the use or Release into the environment of any Hazardous Substances, including, but not limited to, the Clean Air Act (42 U.S.C. §7401 et seq.), the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”) (42 U.S.C.§9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (“RCRA”) (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §300f et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Section 10 of the Rivers and Harbors Act of 1899 (33 U.S.C. § 403), the Endangered Species Act (16 U.S.C. §1531 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §668 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §703 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the National Historic Preservation Act (16 U.S.C. § 468-468d), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 11001 et seq.), the Pollution Prevention Act (42 U.S.C. § 13101 et seq.), the Oil Pollution Act (42 U.S.C. 11001 et seq.), the Louisiana Solid Waste Management and Resource Recovery Law (La. R.S. 30:2151 et seq.), the Louisiana Hazardous Waste Control Law (La. R.S. 30:2171 et seq.), the Louisiana Inactive and Abandoned Hazardous Waste Site Law (La. R.S. 30:2221 et seq.), the Louisiana Hazardous Substance Remedial Act (La. R.S. 30:2271 et seq.), and the regulations promulgated pursuant to any of the foregoing and similar federal, state and local statutes, all as may be amended from time to time.

“EPC Contract” as defined in the SPL Common Terms Agreement.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to PBGC has been waived by regulation in effect on the date hereof under subclause .23, .27, .28 or .31 of such regulation); (ii) the failure to meet the minimum funding standard of Sections 412 and 430 of the Internal Revenue Code and Sections 302 and 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code and Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the IRS of notice of the failure of any Pension Plan of Borrower or any of its Subsidiaries (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Abandonment” means any of the following shall have occurred:

(a) the abandonment, suspension or cessation of all or substantially all of the activities related to any Project for a period in excess of sixty (60) consecutive days (other than as a result of force majeure so long as CCTP or SPLNG, as applicable, is diligently attempting to restart the Project);

(b) a formal, public announcement by the Borrower, CCTP or SPLNG, as applicable, of a decision to abandon or indefinitely defer or suspend a Project for any reason; or

(c) the Borrower, CCTP or SPLNG, as applicable, shall make any filing with FERC giving notice of the intent or requesting authority to abandon a Project for any reason.

“Event of Default” means each of the conditions or events set forth in Section 8.1 (Events of Default).

“Event of Loss” means any event that causes any Project, or any portion thereof to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever and, in each case, shall include an Event of Taking.

“Event of Taking” means any taking, seizure, confiscation, requisition, expropriation, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to all or any part of the Project, any Equity Interests in the Subsidiary Guarantors or any other part of the Collateral.

“Event of Total Loss” means, in relation to any Project, any of the following: (a) the complete destruction of such Project, (b) the destruction of such Project such that there remains no substantial remnant thereof which a prudent owner, uninsured, desiring to restore such Project to its original condition would utilize as the basis of such restoration, (c) the destruction of such affected Property irretrievably beyond repair or (d) the destruction of such Project such that the insured may claim the whole amount of any insurance policy covering such Project upon abandoning such Project to the insurance underwriters therefor.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means “Excluded Assets” as defined in the Pledge and Security Agreement.

“Excluded Insurance/Condemnation Proceeds” means Net Insurance/Condemnation Proceeds (i) in an aggregate amount from the Closing Date through the applicable date of determination less than or equal to $150,000,000 or (ii) less than or equal to $75,000,000 individually.

“Excluded Subsidiary” means: (a) SPL; (b) until the CCTP Funding Date, (i) CCTP, (ii) Cheniere Energy Investments, LLC and (iii) Cheniere Pipeline GP Interests, LLC; (c) until the SPLNG Funding Date, (i) SPLNG, (ii) Sabine Pass LNG-LP, LLC, (iii) Sabine Pass LNG-GP, LLC and (iv) Sabine Pass Tug Services, LLC; and (d) each Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, (x) as it relates to all or a portion of the Guaranty of such Subsidiary Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Subsidiary Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Subsidiary Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Subsidiary Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Tax imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or political subdivision thereof) in which such Recipient is organized or in which such Recipient’s applicable principal office (and/or, in the case of a Lender, its applicable lending office) is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any amount of Tax arising solely because of the failure of a Recipient to comply with Section 2.19(c) (Status of Lenders), and (d) any Taxes imposed under FATCA.

“Existing Indebtedness” means (i) the CCTP Existing Indebtedness and (ii) the SPLNG Senior Notes.

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938.

“Fair Share” as defined in Section 7.2 (Contribution by Guarantors).

“Fair Share Contribution Amount” as defined in Section 7.2 (Contribution by Guarantors).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States of America with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letters” means collectively (a) the fee letter, dated as of the date hereof, between Administrative Agent and Borrower, (b) the fee letter, dated as of the date hereof, between Collateral Agent and Borrower (c) the fee letter, dated as the date hereof, between the Depositary Bank and Borrower and (d) each Arranger Fee Letter.

“FERC” means the Federal Energy Regulatory Commission.

“Final Maturity Date” means the earlier of (a) the fourth anniversary of the Closing Date and (b) the date all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or treasurer of the general partner of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiary Guarantors as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financing Document” means any of this Agreement, the Notes, if any, the Security Documents, any Issuer Documents, the Permitted Hedging Agreements, the Fee Letters, the Intercreditor Agreement and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of any Agent, any Issuing Bank or any Lender in connection herewith on or after the date hereof.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiary Guarantors ending on December 31st of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage and located in an area designated by the Federal Emergency Management Agency as being in a Flood Zone.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Funding Date” means the CCTP Funding Date and/or the SPLNG Funding Date, as the context requires.

“Funding Date Certificate” means a Funding Date Certificate substantially in the form of Exhibit G-2.

“Funding Guarantors” as defined in Section 7.2 (Contribution by Guarantors).

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“Funds Flow Memorandum” means a funds flow memorandum to be dated on the Closing Date and/or applicable Funding Date and delivered by Borrower to the Depositary Bank, Administrative Agent, Collateral Agent and the Issuing Banks in connection with the application of Loan proceeds on such Funding Date, which funds flow memorandum shall be in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Banks.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

“GAIL DFCD Deadline” as defined in the SPL Common Terms Agreement.

“GAIL FOB Sale and Purchase Agreement” as defined in the SPL Common Terms Agreement.

“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

“GN DFCD Deadline” as defined in the SPL Common Terms Agreement.

“GN FOB Sale and Purchase Agreement” as defined in the SPL Common Terms Agreement.

“Governmental Authority” means any foreign, federal, state, regional, tribal or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and having jurisdiction over the Person or matters in question.

“Government Approval” means (a) any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, order, judgment, or decree of, by, from or with, (b) any required notice to, (c) any declaration of or with or (d) any registration by or with, any Governmental Authority.

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, including all common law, which is applicable to any Person, whether now or hereafter in effect.

“Grantor” means a “Grantor” as defined in the Pledge and Security Agreement.

“Ground Lease” as defined in the Mortgage.

“Guaranteed Obligations” as defined in Section 7.1 (Guaranty of the Obligations).

“Guaranteed Substantial Completion Dates” as defined in the SPL Common Terms Agreement.

“Guaranty” means the guaranty of each Subsidiary Guarantor set forth in Section 7 (Guaranty).

“Hazardous Substances” means any hazardous substances, pollutants, contaminants, wastes, or materials (including petroleum (including crude oil or any fraction thereof), petroleum wastes, radioactive material, hazardous wastes, toxic substances, urea formaldehyde insulation, lead-based paint, radon gas, or asbestos or any materials containing asbestos) designated, regulated, or defined under or with respect to which any requirement or liability may be imposed pursuant to any Environmental Law.

“Hedging Termination Value” means, in respect of any Permitted Hedging Agreement, after taking into account the effect of any legally enforceable netting agreement to which the Borrower is a party relating to such Permitted Hedging Agreement, for any date on or after the date such Permitted Hedging Agreement has been closed out and termination value determined in accordance therewith, such termination value.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Honor Date” as defined in Section 2.3(c)(i) (Drawings and Reimbursements).

“Impairment” means, with respect to any Material Contract or any Government Approval:

(a) the rescission, revocation, staying, withdrawal, early termination, cancellation, repeal or invalidity thereof or otherwise ceasing to be in full force and effect;

(b) the suspension or injunction thereof; or

(c) the inability to satisfy in a timely manner stated conditions to effectiveness or amendment, modification or supplementation (other than, in the case of a Material Contract, any such amendment, modification or supplementation effected in accordance with Section 6.12 (Modification of Contractual Obligations)) thereof in whole or in part. The verb “Impair” shall have a correlative meaning.

“Increased Cost Lender” as defined in Section 2.22 (Removal or Replacement of a Lender).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property (including any earn-out obligations) or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all direct or indirect guarantees by such Person of Indebtedness of others, (g) all capital lease obligations of such Person, (h) all reimbursement obligations of such Person as an account party in respect of payments under letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) Disqualified Equity Interests, and (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, preparation, study, sampling, monitoring, maintenance, testing, abatement, cleanup, removal, remediation or other response action required pursuant to Environmental Law to remove, remediate, clean up or abate any Hazardous Substance), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with or as a result of any action, claim, litigation, proceeding, investigation or hearing commenced or threatened by any Person, whether or not brought by the Credit Parties, their respective equity holders or creditors or an Indemnitee, against any Person, and whether or not any such Indemnitee shall be otherwise designated as a party or a potential party thereto, and without regard to the exclusive or contributory negligence of such Indemnitee, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, including shareholders, partners, members or other equity holders of the Credit Parties (or their respective Affiliates), in any manner relating to or arising out of (i) this Agreement or the other Financing Documents or Letters of Credit or the transactions contemplated hereby or thereby or any matter referred to herein and therein (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Financing Documents or Letters of Credit, or any enforcement of any of the Financing Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership or practice of Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Financing Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3 (Indemnity).

“Independent Engineer” means Lummus Consultants International, Inc. and any replacement thereof appointed by the Requisite Lenders and, if no Event of Default shall then be continuing, after consultation with the Borrower.

“Information” as defined in Section 4.24 (Disclosure).

“Initial Quarterly Principal Payment Date” means the date that is the first March 31, June 30, September 30 or December 31 to occur following the third anniversary of the Closing Date.

“Insurance Advisor” means Aon Risk Consultants, Inc. and any replacement thereof appointed by the Requisite Lenders and, if no Event of Default shall then be occurring, after consultation with the Borrower.

“Installment” as defined in Section 2.11 (Scheduled Payments).

“Intellectual Property” means “Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreements” means “Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among the Credit Parties and their Subsidiaries.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Secured Debtholder Group Representatives (as defined in the Intercreditor Agreement) party thereto from time to time.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the first Funding Date and the Final Maturity Date; and (ii) any Loan that is a LIBO Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a LIBO Rate Loan, an interest period of one, two, three or six months or, if agreed to by all relevant Lenders, twelve months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c), (d) and (e), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Term Loans shall extend beyond the Final Maturity Date; (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date; and (e) no Interest Period with respect to any portion of the DSR Loans shall extend beyond the DSR Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiary Guarantors of, or of a beneficial interest in, any of the Securities of any other Person (other than a Subsidiary Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary Guarantor of Borrower from any Person (other than Borrower or any Subsidiary Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower or any of its Subsidiary Guarantors to any other Person (other than Borrower or any Subsidiary Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“IRS” means the U.S. Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuer Documents” means with respect to any Letter of Credit, any Issuance Notice, any Letter of Credit application required by the applicable Issuing Bank to be completed and any other document, agreement and instrument entered into by any Issuing Bank and Borrower or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means each DSR Issuing Bank and each WC Issuing Bank. Notwithstanding anything herein to the contrary, at no point will any Issuing Bank be expected to issue a commercial letter of credit or direct pay Letters of Credit (i.e., Letters of Credit that at the time of issuance thereof Borrower expects will be drawn upon in the ordinary course). Any reference to “Issuing Bank” herein shall be to the applicable Issuing Bank, as appropriate.

“Joint Bookrunners” means the Arrangers, in their capacity as joint lead arrangers and joint bookrunners.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Knowledge” means, with respect to any of the Credit Parties, the actual knowledge of any Person holding any of the positions (or successor position to any such position) set forth in Schedule I; provided that each such Person shall be deemed to have knowledge of all events, conditions and circumstances described in any notice delivered to the Borrower pursuant to the terms of this Agreement or any other Financing Document.

“KoGas DFCD Deadline” as defined in the SPL Common Terms Agreement.

“KoGas FOB Sale and Purchase Agreement” as defined in the SPL Common Terms Agreement.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion.

“L/C Cash Collateral Account” as defined in the Depositary Agreement.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Costs” means (a) fees, expenses and interest associated with the issuance of Letters of Credit and (b) any reimbursement by a Borrower of amounts paid under a Letter of Credit for expenditures that if paid by a Credit Party directly would have constituted operation and maintenance expenses.

“L/C Obligations” means, as at any date of determination, (a) in the case of DSR Letters of Credit, the aggregate maximum amount available to be drawn under all outstanding DSR Letters of Credit plus the aggregate of all Unreimbursed Amounts not refinanced by a DSR Loan and (b) in the case of WC Letters of Credit, the aggregate maximum amount available to be drawn under all outstanding WC Letters of Credit plus the aggregate of all Unreimbursed Amounts not refinanced by a Revolving Loan. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4 (Letter of Credit Agreement). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Overnight Rate” means for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the applicable Issuing Bank in accordance with banking industry rules on interbank compensation.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lender” means each bank, financial institution or institutional lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Lender, each Agent, each Arranger and each of their respective Affiliates counterparty to a Permitted Hedging Agreement (including any Person who was an Agent or a Lender or an Affiliate thereof as of the SPLNG Funding Date or as of the date on which such Person became a counterparty to a Permitted Hedging Agreement but subsequently ceases to be an Agent or a Lender or an Affiliate thereof, as the case may be); provided, at the time of entering into a Permitted Hedging Agreements, no Lender Counterparty shall be a Defaulting Lender.

“Lessor” as defined in the Mortgage.

“Letter of Credit” means any DSR Letter of Credit or WC Letter of Credit, as applicable.

“Letter of Credit Expiration Date” means (a) in the case of the DSR Commitment, the day that is five Business Days prior to the DSR Commitment Termination Date and (b) in the case of the Revolving Commitments, the day that is five Business Days prior to the Revolving Commitment Termination Date.

“Letter of Credit Fee” as defined in Section 2.3(h) (Letter of Credit Fees).

“Letter of Credit Fees Default Rate” as defined in Section 2.9 (Default Interest).

“Letter of Credit Issuance Commitment” means an Issuing Bank’s DSR Commitment less any outstanding DSR Loans made by such Issuing Bank and/or Revolving Commitment less any outstanding Revolving Loans made by such Issuing Bank, as the case may be.

“LIBO Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, hypothecation, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“Loan” means a Term Loan, a Revolving Loan or a DSR Loan.

“Local Distribution Account” as defined in the Depositary Agreement.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse change in or effect on:

(a) the Borrower’s or any Subsidiary Guarantor’s ability to perform and comply with its material obligations under each Material Contract then in effect and to which it is a party;

(b) the Borrower’s and the Subsidiary Guarantors’ ability, taken as a whole, to perform their material obligations under the Financing Documents;

(c) the Borrower’s ability to pay its Senior Secured Debt when due;

(d) the security interests created by or under the relevant Security Documents, taken as a whole in respect of the Borrower or the Subsidiary Guarantors, as relevant including the material impairment of the rights of or benefits or remedies, taken as a whole, available to the Secured Parties; or

(e) the Borrower’s or any Subsidiary Guarantor’s financial condition and results of operation, when measured on a consolidated basis for the Credit Parties.

“Material Contract” means:

(a) CQP MSA;

(b) CCTP MSA;

(c) CCTP O&M Agreement;

(d) CCTP FTSA;

(e) Cooperation Agreement;

(f) any terminal use agreement signed with an Anchor Customer (and any guarantee thereof);

(g) SPL TUA;

(h) SPLNG O&M Agreement;

(i) SPLNG Management Services Agreement;

(j) the SPLNG Omnibus Agreements;

(k) the SPLNG Lease Agreements;

(l) any Additional Material Contract;

(m) each guarantee or credit support related to any of the foregoing; and

(n) any replacement of any of the items specified in clauses (a) through (l) of the foregoing.

“Material Project Parties” means each party to a Material Contract (other than the Credit Parties) and each guarantor or provider of security or credit support in respect thereof.

“Material Real Estate Asset” means any Real Estate Asset in which any Credit Party holds an interest (fee, leasehold or otherwise), such interest having a fair market value in excess of $10,000,000.

“Mechanics’ Liens” means carriers’, warehousemen’s, laborers’, mechanics’, workmen’s, materialmen’s, repairmen’s, construction or other like statutory Liens.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of Cash an amount equal to 103% of the outstanding L/C Obligations of the applicable Issuing Bank with respect to Letters of Credit issued and outstanding at such time, and (ii) otherwise, an amount determined by Administrative Agent and the applicable Issuing Bank, as applicable, in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage substantially in the form of Exhibit J or such other form agreed to by Collateral Agent and Borrower, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA which is, or was within the six-year period immediately preceding the date hereof, contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Asset Sale Proceeds” means, an amount equal to, with respect to any Asset Sale: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower or any of its Subsidiary Guarantors from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) any transfer or similar taxes payable by the seller and (d) a reasonable reserve for any post-closing adjustments and indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds; provided further that Net Asset Sale Proceeds shall not include any proceeds received in connection with the direct or indirect sale of any Equity Interests in SPL by the Borrower or any Subsidiary Guarantor to any non-Affiliate to the extent that such sale is made to such non-Affiliate in connection with any new LNG sale and purchase agreement between SPL and such non-Affiliate (or its Affiliate).

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Borrower or any of its Subsidiaries (a) under any casualty or property insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets or property of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation, expropriation or otherwise, or pursuant to a sale of any such assets or property to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets or property as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“NGA” means the Natural Gas Act of 1938 and the regulations promulgated thereunder.

“Non-Consenting Lender” as defined in Section 2.22 (Removal or Replacement of Lender).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” as defined in Section 2.3(b)(iii) (Procedures for Issuance and Amendments of Letters of Credit; Auto-Extension Letters of Credit).

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Affiliates or their Securities.

“Non-Recourse Indebtedness” means Indebtedness:

(1) as to which neither Borrower nor any of its Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against a Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Borrower or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders of such Indebtedness have been notified in writing that they will not have any recourse to the stock or assets of Borrower or any of its Subsidiaries.

“Non-Recourse Parties” as defined in Section 10.25 (Limited Recourse).

“Non-Reinstatement Deadline” as defined in Section 2.3(b)(iv) (Procedures for Issuance and Amendments of Letters of Credit; Auto-Extension Letters of Credit).

“Note” means a Term Loan Note, a Revolving Loan Note or a DSR Loan Note.

“Notice” means a Funding Notice, Issuance Notice, or a Conversion/ Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them, Lender Counterparties, under any Financing Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Permitted Hedging Agreements, fees, expenses, indemnification or otherwise, excluding, in each case, Excluded Swap Obligations.

“Obligee Guarantor” as defined in Section 7.7 (Subordination of Other Obligations).

“Operating Account” as defined in the Depositary Agreement.

“Operating Budget” means the current operating budget for CCTP or SPLNG, as applicable, delivered pursuant to Section 5.1(o) (Operating Budget).

“Operation and Maintenance Expenses” as defined in the Depositary Agreement.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate of formation, as amended, and its operating agreement or limited liability company agreement, as amended. In the event any term or condition of this Agreement or any other Financing Document requires any Organizational Document to be certified by a secretary of state or similar governmental official including an official of a non-United States government, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official in such official’s relevant jurisdiction.

“Other Applicable Indebtedness” as defined in Section 2.14(b) (Application of Mandatory Prepayments by Type of Loans).

“Other Connection Taxes” means, with respect to a Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or Financing Document).

“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing or documentary Taxes or any other similar Taxes arising from any payment made hereunder or receipt thereof, or from the execution, delivery, enforcement, performance or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22 (Removal or Replacement of a Lender).

“Outstanding Amount” means (i) with respect to Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; (ii) with respect to any L/C Obligations relating to DSR Commitments on any date, the amount of the aggregate outstanding amount of such L/C Obligations relating to DSR Commitments on such date after giving effect to any L/C Credit Extension relating to DSR Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations relating to DSR Commitments as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts relating to DSR Letters of Credit; and (iii) with respect to any L/C Obligations relating to Revolving Commitments on any date, the amount of the aggregate outstanding amount of such L/C Obligations relating to Revolving Commitments on such date after giving effect to any L/C Credit Extension relating to WC Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations relating to Revolving Commitments as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts relating to WC Letters of Credit.

“Parent” means, with respect to any Person, any other Person of which the first Person is a direct or indirect Subsidiary.

“Participant” as defined in Section 10.6(g) (Participations).

“Participant Register” as defined in Section 10.6(g) (Participations).

“PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is, or was within the six-year period immediately preceding the date hereof, sponsored, maintained or contributed to by, or required to be contributed to by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates and which is subject the provisions of Title IV of ERISA or to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition, directly or indirectly, by Borrower or any of its Subsidiary Guarantors, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Government Approvals;

(iii) in the case of the acquisition of Equity Interests, Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 5.9 (Subsidiaries) and/or Section 5.10 (Additional Material Real Estate Assets), as applicable, unless, in either case, such newly formed Subsidiary is an Unrestricted Subsidiary;

(iv) Borrower and its Subsidiary Guarantors shall be in compliance with the financial covenant set forth in Section 6.6 (Financial Covenant) on a Pro Forma Basis after giving effect to such acquisition as if such acquisition occurred on the first day of the four consecutive Fiscal Quarter period most recently ended and for which financial statements have been delivered pursuant to Section 5.1 (Financial Statements and Other Reports);

(v) Borrower shall have delivered to Administrative Agent (A) at least 10 Business Days prior to such proposed acquisition (or such shorter period as Administrative Agent may agree in its reasonable discretion), (i) a Compliance Certificate evidencing compliance with Section 6.6 (Financial Covenant) as required under clause (iv) above and (ii) all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.6 (Financial Covenant) and (B) promptly upon request by Administrative Agent, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available; and

(vi) any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date or similar or related businesses.

“Permitted Debt” means, collectively, the Indebtedness permitted pursuant to Section 6.1 (Indebtedness).

“Permitted Hedging Agreement” means any Interest Rate Agreement, each of which is for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiary Guarantor’s operations, not for speculative purposes and entered into by Borrower with a Lender Counterparty.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2 (Liens).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(m) (Certification of Public Information).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by each Subsidiary Guarantor, Borrower and the Collateral Agent, substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Prepayment Insurance/Condemnation Proceeds” means Net Insurance/Condemnation Proceeds in an aggregate amount from the Closing Date through the applicable date of determination in excess of $500,000,000.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agents or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent and Issuing Banks, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Pro Forma” or “Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, for, or at the end of, any period:

(a) in the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which such amount is being calculated and on or prior to the date on which the calculation is made (the “Calculation Date”), then such amount will be calculated giving pro forma effect (determined in good faith by Borrower) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge, or such issuance, repurchase or redemption, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period;

(b) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries, subsequent to such reference period and on or prior to the applicable Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (determined in good faith by Borrower) as if they had occurred on the first day of such period;

(c) the consolidated interest expense attributable to discontinued operations, and operations or businesses (and ownership interests therein) disposed of, which disposition has been consummated, prior to the Calculation Date, will be excluded;

(d) any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during any applicable four-quarter measurement period; and

(e) any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during any applicable four-quarter measurement period.

“Project” means the SPLNG Terminal and/or the Creole Trail Pipeline, as applicable.

“Project Completion Date” as defined in the SPL Common Terms Agreement.

“Projected Debt Service Coverage Ratio” means, for any applicable period, the ratio of (a) Cash Flow Available for Debt Service projected for such period to (b) Debt Service projected to be paid in such period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) Debt Service due at maturity, (iii) Revolving Loans, (iv) DSR Loans, (v) L/C Costs, and (vi) Hedging Termination Values.

“Projections” as defined in Section 4.8 (Projections).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed, and whether corporeal or incorporeal and whether tangible or intangible.

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all Lenders; (b) with respect to all payments, computations and other matters relating to the DSR Commitment or DSR Loans or any DSR Letters of Credit issued by any Issuing Bank, the percentage obtained by dividing (i) the DSR Exposure of that Issuing Bank by (ii) the aggregate DSR Exposure of all Issuing Banks; and (c) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans or any WC Letters of Credit issued by a WC Issuing Bank, the percentage obtained by dividing (i) the Revolving Exposure of such WC Issuing Bank (in such capacity and its capacity as Revolving Lender) by (ii) the aggregate Revolving Exposure of all the WC Issuing Banks (in such capacity and their capacity as Revolving Lenders). For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure, the Revolving Exposure and the DSR Exposure of that Lender or Issuing Bank, as applicable, by (B) an amount equal to the sum of the aggregate Term Loan Exposure, the aggregate Revolving Exposure and the aggregate DSR Exposure of all Lenders and Issuing Banks, as applicable.

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the LNG industry) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Project’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards and International LNG Vessel Standards.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Borrower, its Affiliates or their securities.

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Payment Date” means the last Business Day of each Fiscal Quarter.

“Ready for Start Up” as defined in the SPL Common Terms Agreement.

“Real Estate Asset” means, at any time of determination, any interest (whether fee, leasehold or otherwise) then owned or held by any Credit Party (other than CCTP) in any real property.

“Real Property Documents” means any Material Contract or material agreement constituting or creating an estate or interest in any portion of a Real Estate Asset, including the SPLNG Lease Agreements.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in the case of both (i) and (ii) in form sufficient to give constructive notice of such Leasehold Property to third-parties upon recordation and otherwise reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary under applicable law to give constructive notice of such Leasehold Property to third-parties.

“Register” as defined in Section 2.8(b) (Register).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the shareholders, partners, members, directors, officers, employees, agents, sub–agents, trustees, advisors and attorneys of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, or leaching of any Hazardous Substances into or through the environment.

“Repair and Restoration Plan” as defined in Section 5.5(e)(ii) (Insurance).

“Replacement Debt” means secured or unsecured debt incurred by the Borrower pursuant to Section 2.23 (Replacement Debt) in order to partially or in whole (a) refinance by prepaying the Loans or (b) replace by cancelling then existing Commitments.

“Replacement Lender” as defined in Section 2.22 (Removal or Replacement of a Lender).

“Replacement Material Contract” means any agreement entered into in replacement of a Material Contract (I) (a) which has substantially similar or more favorable economic effect for Borrower or the applicable Subsidiary and (b) substantially similar or more favorable non-economic terms (taken as a whole) for Borrower or the applicable Subsidiary as the Material Contract being replaced or (II) except with respect to the replacement of any Material Contract which was terminated by Borrower or any Subsidiary and at the time of such termination, the counterparty thereunder was not in default or subject to any event of default (or applicable terms of similar meaning in such Material Contract), the terms of which Borrower represents in writing as being the best achievable by Borrower or the applicable Subsidiary, taking into account then-prevailing market conditions and the economic and non-economic terms of such replacement Material Contract (taken as a whole).

“Required Rating” means with respect to any Issuing Bank, a long term unsecured non-credit enhanced senior debt rating of Baa1 or better from Moody’s and BBB+ or better from S&P.

“Requisite L/C Lenders” means (a) in the case of the DSR Commitment, the Requisite Lenders holding DSR Exposure and (b) in the case of the Revolving Commitment, the Requisite Lenders holding Revolving Exposure, as applicable.

“Requisite Lenders” means one or more Lenders or Issuing Banks, as applicable, having or holding Term Loan Exposure, Revolving Exposure or DSR Exposure and representing more than 50% of the sum of the aggregate Voting Power Determinants of all Lenders and Issuing Banks; provided that amount of Voting Power Determinants shall be determined by disregarding the Voting Power Determinants of any Defaulting Lender.

“Requisite Revolving Lenders” means the Requisite Lenders holding Revolving Exposure.

“Restricted Payment” means any dividend or other distribution by any Credit Party (in cash, Property of the Borrower or its Subsidiaries, securities, obligations, or other property) on, or other dividends or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower or its Subsidiary Guarantors of, any portion of any membership interest in any Credit Party. Payments from a Credit Party to an Affiliate of the Credit Party for fees, costs and indemnification payments pursuant to a Material Contract are not Restricted Payments.

“Restricted Payment Certificate” means a Restricted Payment Certificate substantially in the form attached hereto as Exhibit D.

“Restricted Payment Sublimit” means an amount equal to the lesser of (i) $150,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect. The Restricted Payment Sublimit is part of, and not in addition to, the Revolving Commitments and shall be permanently reduced on a dollar for dollar basis with any Revolving Loan made under such Commitment made for the purpose of making a Restricted Payment in accordance with Section 6.17 (Restricted Payments).

“Retained Excess Cash Flow” means, in the aggregate, the sum of all amounts available in the Revenue Account as of such date, after giving effect to the withdrawals, transfer and payments specified by clauses First through Eighth of Section 3.1(b) of the Depositary Agreement on or prior to such date.

“Revenue Account” as defined in the Depositary Agreement.

“Revenues” as defined in the Depositary Agreement.

“Revolving Availability Period” means the period from the CCTP Funding Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment” means the commitment of each WC Issuing Bank (in such capacity and its capacity as Revolving Lender) to make or otherwise fund any Revolving Loan or to issue Letters of Credit, as applicable, hereunder, and “Revolving Commitments” means such commitments of all WC Issuing Banks in the aggregate. The Dollar amount of each WC Issuing Bank’s Revolving Commitment is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $115,000,000.

“Revolving Commitment Termination Date” means the earliest to occur of (i) December 7, 2016 if the Term Loans are not made on or before that date; (ii) Final Maturity Date; (iii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12(b) (Voluntary Commitment Reductions) or 2.13 (Mandatory Prepayments; Commitment Termination); and (iv) the date of the termination of the Revolving Commitments pursuant to Section 8.1 (Events of Default).

“Revolving Exposure” means, with respect to each WC Issuing Bank (in such capacity and its capacity as Revolving Lender) as of any date of determination, (i) prior to the termination of the Revolving Commitments, the Revolving Commitments of such WC Issuing Bank; and (ii) after the termination of the Revolving Commitments, the sum of the aggregate L/C Obligations in respect of all WC Letters of Credit issued by such WC Issuing Bank and the aggregate amount of all Revolving Loans made by such WC Issuing Bank that have not been repaid at such time.

“Revolving Lender” means with respect to any Revolving Loan, as of the Closing Date, BTMU (together with its permitted successors and assigns in such capacity), or any Person that becomes a WC Issuing Bank in accordance with Section 2.3(l) (Resignation as Issuing Bank) Section 2.3(m) (Replacement of Issuing Bank), or Section 10.6(c)(ii), as applicable, together with its permitted successors and assigns in such capacity.

“Revolving Loan” means a Loan made by a WC Issuing Bank to Borrower pursuant to Section 2.2(a) (Revolving Commitments) or deemed made by a WC Issuing Bank to Borrower pursuant to Section 2.3(c) (Drawings and Reimbursements).

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” as defined in Section 6.8 (Sales and Leasebacks).

“Sanctions” as defined in Section 4.24 (Sanctioned Persons; Anti-Corruption; PATRIOT Act).

“Sanctions Laws” as defined in Section 4.24 (Sanctioned Persons; Anti-Corruption; Patriot Act).

“Secured Debt Holders” means, at any time, the lenders, holders, or owners of the Senior Secured Debt.

“Secured Parties” has the meaning assigned to the term “First Lien Secured Parties” in the Intercreditor Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Security Documents” means the Pledge and Security Agreement, the Mortgage, the Intellectual Property Security Agreements, the Intercreditor Agreement, the Depositary Agreement, the Collateral Agency Appointment Agreement, the Control Agreements, if any, the Consents and Agreements, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Financing Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Senior Secured Debt” means collectively (a) the Loans and all Obligations under this Agreement, (b) Obligations under a Permitted Hedging Agreement, and (c) any Replacement Debt that is secured on a pari passu basis with the Loans and Obligations.

“Services” means the services provided or performed by the Credit Parties under the Material Contracts.

“Site” means, collectively, each parcel or tract of land, as reflected on Schedule A of the Title Policy and in the Real Property Documents, upon which any portion of the SPLNG Terminal is or will be located.

“Solvent” means, with respect to any Person, that as of the date of determination, (i) both the then present fair saleable value of the Person’s present assets is (a) greater than the total liabilities of (including contingent liabilities) of such Person and (b) greater than the amount that will be required to pay the probable liability of such Person’s then existing indebtedness as they become absolute and matured; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (iv) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Completion Conditions” as defined in the SPL Common Terms Agreement.

“SPL” means Sabine Pass Liquefaction, LLC.

“SPL Accounts Agreement” means the Second Amended and Restates Accounts Agreement, dated as of June 30, 2015, among SPL, Société Générale as Common Security Trustee and Compass Bank, D.B.A. BBVA Compass as Accounts Bank.

“SPL Common Terms Agreement” means the Second Amended and Restated Common Terms Agreement, dated as of June 30, 2015, by and among SPL, the Secured Debt Holder Group Representatives party thereto from time to time, the Secured Hedge Representatives party thereto from time to time, the Secured Gas Hedge Representatives party thereto from time to time and Société Générale as Common Security Trustee and Intercreditor Agent.

“SPL Project” means the Sabine Pass Liquefaction Project, the subject of FERC Docket Nos. CP11-72-000 and CP13-552-000, located on the Sabine Pass River in Cameron Parish, Louisiana, with up to six (6) liquefaction trains each with a nominal capacity of at least 182,500,000 MMBtu per annum that are under development and construction by SPL and intended to be used for production of LNG and other services.

“SPL TUA” means the Second Amended and Restated LNG Terminal Use Agreement, dated as of July 31, 2012, between SPL and SPLNG, as supplemented by that certain Letter Agreement, dated May 28, 2013.

“SPLNG” means Sabine Pass LNG, L.P.

“SPLNG Contractual Reduction Available Cash” means an amount equal to any cash available to be distributed by Cheniere Energy Investments, LLC to Borrower as a result of contractual reductions in payments due by Cheniere Energy Investments, LLC to SPLNG under the Terminal Use Rights Assignment and Agreement.

“SPLNG Funding Date” means the date on which all of the conditions set forth in Section 3.3 (SPLNG Funding Date) have been satisfied (or waived in accordance with the terms hereof).

“SPLNG Funding Date Mortgaged Property” as defined in Section 3.3(e)(i) (Real Estate Assets).

“SPLNG Indenture” means, collectively, the Indenture dated as of November 9, 2006, among SPLNG, the Guarantors (as defined therein) and The Bank of New York, as trustee, and the Indenture dated as of October 16, 2012, among SPLNG, the Guarantors (as defined therein) and The Bank of New York Mellon, as trustee.

“SPLNG Lease Agreements” means the agreements between SPLNG and any land owner granting a lease of real property situated in Cameron Parish, Louisiana in connection with the SPLNG Terminal.

“SPLNG LP Agreement” means the Sixth Amended and Restated Agreement of the Limited Partnership of SPLNG, dated as of October 20, 2003, by and between Sabine Pass LNG-GP, Inc. and Cheniere LNG, Inc.

“SPLNG Management Services Agreement” means the Amended and Restated Management Services Agreement dated August 9, 2012 between SPLNG and Cheniere LNG Terminals, LLC (successor to Cheniere LNG Terminals, Inc.), as amended and in effect from time to time.

“SPLNG O&M Agreement” means the Amended and Restated Operation and Maintenance Agreement between SPLNG and Cheniere LNG O&M Services, LLC and Cheniere Energy Partners GP, LLC dated August 9, 2012, as amended and in effect from time to time.

“SPLNG Omnibus Agreements” means (a) the Omnibus Agreement dated as of September 2, 2004 between Total Gas & Power North America, Inc. (successor to Total LNG USA, Inc.) and SPLNG and (b) the Omnibus Agreement dated as of November 8, 2004 between SPLNG and Chevron U.S.A., Inc., each as amended and in effect from time to time.

“SPLNG Security” has the meaning given to such term in the Pledge and Security Agreement.

“SPLNG Senior Notes” means the 7.50% Senior Secured Notes due November 2016 in an aggregate principal amount of $1,665,000,000 and 6.50% Senior Secured Notes due November 2020 in an aggregate principal amount of $420,000,000.

“SPLNG Term Loan” means the loan borrowed pursuant to the SPLNG Tranche Commitment.

“SPLNG Terminal” means the Sabine Pass LNG terminal in Cameron Parish, Louisiana, including associated storage tanks, unloading docks, vaporizers, tugs and related facilities, as authorized by FERC in Sabine Pass LNG, L.P., 109 FERC ¶ 61,324 (2004), and subsequent orders.

“SPLNG Tranche Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan, as set forth opposite the name of such Lender in the column entitled “SPLNG Tranche Commitment” in Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof, and “SPLNG Tranche Commitments” means such commitments of all Lenders in the aggregate. The aggregate amount of the SPLNG Tranche Commitments as of the Closing Date is $2,110,000,000.

“Stated Amount” has the meaning specified for such term or similar term in any Letter of Credit, as such amount may be reduced from time to time pursuant to the terms of such Letter of Credit.

“Subordinated Indebtedness” means any unsecured Indebtedness of the Credit Parties to any Person permitted by Section 6.1(d) (Indebtedness) which is subordinated to the Obligations pursuant to an instrument in writing satisfactory in form and substance to the Administrative Agent; provided, that such instrument shall include that: (i) the maturity of such subordinated debt shall be no shorter than the maturity of the Senior Secured Debt; (ii) such subordinated debt shall not be amortized; (iii) no interest payments shall be made under such subordinated debt except from monies held in the Distribution Account and are permitted to be distributed pursuant Section 6.17 (Restricted Payments); (iv) such subordinated debt shall not impose covenants on the Credit Parties; and (v) such subordinated debt shall otherwise be governed pursuant to the terms of a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, all references herein to “Subsidiaries” shall refer to Subsidiaries of Borrower.

“Subsidiary Guarantor” means (i) each Subsidiary of Borrower (other than Excluded Subsidiaries), and (ii) each Subsidiary of Borrower that, after the Closing Date, signs a Counterpart Agreement or such other accession agreement to this Agreement (accepted and agreed by, and in form and substance reasonably satisfactory to, Administrative Agent) as a Subsidiary Guarantor, in each case until such Person shall cease to be a Subsidiary Guarantor in compliance with the provisions of this Agreement.

“Substantial Completion” as defined in the SPL Common Terms Agreement.

“Super-Majority Lenders” means one or more Lenders or Issuing Banks, as applicable, having or holding Term Loan Exposure, Revolving Exposure or DSR Exposure and representing more than 66 2/3% of the sum of the aggregate Voting Power Determinants of all Lenders and Issuing Banks; provided that amount of Voting Power Determinants shall be determined by disregarding the Voting Power Determinants of any Defaulting Lender.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“SWIFT” as defined in Section 2.3(f) (Role of an Issuing Bank).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature imposed by any Government Authority.

“Term Loan” means, collectively, the CCTP Term Loan and the SPLNG Term Loan.

“Term Loan Commitment” means a Lender’s CCTP Tranche Commitment and SPLNG Tranche Commitment, individually or collectively as the context requires, and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $2,560,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Lender” means a Lender having a Term Loan Commitment or with outstanding Term Loans.

“Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Terminal Use Rights Assignment and Agreement” means the Terminal Use Rights Assignment and Agreement, dated as of July 31, 2012, among the Borrower, SPLNG and Cheniere Energy Investments, LLC.

“Terminated Lender” as defined in Section 2.22 (Removal or Replacement of a Lender).

“Title Policy” as defined in Section 3.2(d).

“Total DFCD Deadline” as defined in the SPL Common Terms Agreement.

“Total FOB Sale and Purchase Agreement” as defined in the SPL Common Terms Agreement.

“Total Utilization of DSR Commitments” means, as at any date of determination, without duplication, the sum of (i) the amount of the aggregate principal amount of all outstanding DSR Loans, and (ii) the amount of the aggregate L/C Obligations applicable to the DSR Commitments.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the amount of the aggregate principal amount of all outstanding Revolving Loans, and (ii) the amount of the aggregate L/C Obligations applicable to the Revolving Commitments.

“Train 1 DFCD” as defined in the SPL Common Terms Agreement.

“Train 6 Debt” as defined in the SPL Common Terms Agreement.

“Train 6 FOB Sale and Purchase Agreement” as defined in the SPL Common Terms Agreement.

“Transaction” means collectively, the transactions described in Section 2.5 (Use of Proceeds).

“Transaction Documents” means collectively, the Financing Documents and Material Contracts.

“TUA Buy-Down Proceeds” as defined in Section 2.13(c) (Certain Payments for Anchor Customers).

“Type of Loan” means, with respect to any Loan, a Base Rate Loan or a LIBO Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“U.S. Tax Compliance Certificate” as defined in Section 2.19(c)(ii) (Status of Lenders).

“Unreimbursed Amount” as defined in Section 2.3(c)(i) (Drawings and Reimbursements).

“Unrestricted Subsidiary” means (i) SPL and (ii) any other Subsidiary of a Credit Party formed or acquired after the Closing Date and designated by a resolution of the board of directors or similar governing body (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership) of such Credit Party (including a general standing authorization of such governing bodies or Persons, as applicable, granting authorization to an Authorized Officer of such Credit Party to so designate) as an Unrestricted Subsidiary subsequent to the Closing Date, and in each case, any Subsidiary formed or acquired by an Unrestricted Subsidiary following such Unrestricted Subsidiary’s designation pursuant to clause (i) or (ii); provided that each of the following conditions is satisfied:

(a) the Unrestricted Subsidiary does not own any capital stock or Indebtedness of or hold any Lien on any Property of any Credit Party and has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of any Credit Party;

(b) any Indebtedness of the Unrestricted Subsidiary shall be non-recourse to the Credit Parties;

(c) the Unrestricted Subsidiary, either alone or together with all other Unrestricted Subsidiaries, does not operate all or substantially all of the business of any of the Credit Parties;

(d) none of the Credit Parties has any obligation to: (i) subscribe for additional capital stock of the Unrestricted Subsidiary in an amount greater than the amounts permitted pursuant to Section 6.5 (Investments); provided that any such amount shall count toward, and be taken into account for purpose of, determining whether any investment is permitted under any clause in Section 6.5 (Investments)), (ii) maintain or preserve the Unrestricted Subsidiary’s financial condition, or (iii) cause the Unrestricted Subsidiary to achieve any specified levels of operating results;

(e) the Unrestricted Subsidiary is not a party to any agreement or understanding with any Credit Party that is substantially less favorable to such Credit Party than would be available from non-Affiliates of the Credit Party;

(f) any Credit Party’s deemed investment in the Subsidiary is permitted pursuant to Section 6.5 (Investments);

(g) the Borrower has delivered to the Administrative Agent a copy of the resolution of the board of directors or similar governing body of the applicable Credit Party (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership) designating the Subsidiary as an Unrestricted Subsidiary; and

(h) the Borrower has delivered to the Administrative Agent an officer’s certificate certifying that the conditions set forth in clauses (a) through (g) above have been satisfied.

“Voting Power Determinants” means, collectively, Term Loan Exposure, Revolving Exposure and DSR Exposure.

“WC Issuing Bank” means with respect to any WC Letter of Credit, as of the Closing Date, BTMU (together with its permitted successors and assigns in such capacity), or any Person that becomes a WC Issuing Bank in accordance with Section 2.3(l) (Resignation as Issuing Bank), Section 2.3(m) (Replacement of Issuing Bank), Section 10.6(c)(ii) (WC Issuing Bank and Revolving Lender Assignments), as applicable, together with its permitted successors and assigns in such capacity.

“WC Letter of Credit” means any letter of credit issued hereunder pursuant to Section 2.3(a)(i)(B) (Letter of Credit Commitment). A WC Letter of Credit shall be a standby letter of credit.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to

Section 5.1(a) (Quarterly Financial Statements) and 5.1(b) (Annual Financial Statements) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d) (Statements of Reconciliation after Change in Accounting Principles)). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Financing Document, and Borrower shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in conformity with those accounting principles and policies as in effect immediately prior to such change.

1.3 Interpretation, Etc.

Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation. In this Agreement, where the terms “continuing”, “continuance” or words to similar effect are used in relation to a Default or an Event of Default, the terms shall mean only, in the case of a Default, that the applicable event or circumstance has not been waived or, if capable of being cured, cured, prior to the event becoming or resulting in an Event of Default, and in the case of an Event of Default, that such event or circumstance has not been waived. Unless the context requires otherwise any definition of or reference to any agreement, instrument or other document herein or in any Financing Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein). Any reference to the SPL Common Terms Agreement or SPL Accounts Agreement shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), or, if such agreement terminates or expires, such agreement as in effect immediately prior to its termination or expiration.

1.4 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1 Term Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make the CCTP Term Loan on the CCTP Funding Date and the SPLNG Term Loan on the SPLNG Funding Date to Borrower in an amount equal to such Lender’s Pro Rata Share of the requested CCTP Term Loan up to such Lender’s CCTP Tranche Commitment and such Lender’s Pro Rata Share of the requested SPLNG Term Loan up to such Lender’s SPLNG Tranche Commitment, respectively.

Borrower may make only two borrowings under the Term Loan Commitment (the CCTP Term Loan and the SPLNG Term Loan), which shall be on the CCTP Funding Date and the SPLNG Funding Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.12(a) (Voluntary Prepayments) and 2.13 (Mandatory Prepayments; Commitment Termination), all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Final Maturity Date. Each Term Loan Lender’s CCTP Tranche Commitment and SPLNG Tranche Commitment shall terminate immediately and without further action on the CCTP Funding Date and SPLNG Funding Date, respectively, in each case, after giving effect to the funding in full of such Term Loan Lender’s Pro Rata Share of the requested Term Loan on such date.

(b) Borrowing Mechanics for Term Loans.

(i) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than (x) one Business Day prior to the Funding Date with respect to Base Rate Loans and (y) three days prior to the Funding Date with respect to LIBO Rate Loans (or such shorter period as may be acceptable to Administrative Agent). Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Term Loan Lender of the proposed borrowing.

(ii) Each Term Loan Lender shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Funding Date, by wire transfer of immediately available funds at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Funding Date by causing an amount of immediately available funds equal to the proceeds of all such Term Loans received by Administrative Agent from Term Loan Lenders to be available to Borrower in accordance with the applicable Funds Flow Memorandum.

2.2 Revolving Loans.

(a) Revolving Commitments. During the Revolving Availability Period, subject to the terms and conditions hereof, the Revolving Lender agrees to make Revolving Loans to Borrower in an aggregate amount up to but not exceeding the Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Availability Period. The Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Revolving Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, or, if the remaining total Revolving Commitments are less than $5,000,000 or $1,000,000, as applicable, such remaining amount.

(ii) Subject to Section 3.3(b) (Notices), whenever Borrower desires that WC Issuing Bank make a Revolving Loan, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Revolving Loan that is a LIBO Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a LIBO Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of a Revolving Loan, together with the applicable interest rate, shall be provided by Administrative Agent to each Revolving Lender in accordance with Section 10.1(b)(i) (Electronic Communications) with reasonable promptness, but (provided Administrative Agent shall have received such notice by 12:00 p.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrower.

(iv) Each Revolving Lender shall make its share of the amount of the Revolving Loan available to Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of immediately available funds at the Principal Office of Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of immediately available funds equal to the proceeds of all such Revolving Loans received by Administrative Agent from the Revolving Lenders to be (A) credited to the Operating Account, Local Discretionary Capex Account (as defined in the Depositary Agreement), Local Operating Account (as defined in the Depositary Agreement) or the Local Distribution Account as required by the Depositary Agreement or (B) paid directly to the applicable payee, provided that with respect to any borrowing of a Revolving Loan made on a Funding Date, Administrative Agent will make such funds available to Borrower in accordance with the applicable Funds Flow Memorandum.

(v) Each Revolving Lender at its option may make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Revolving Loan in accordance with the terms of this Agreement; and provided, further, that, for the avoidance of doubt, each Revolving Lender exercising such option shall continue to be required to comply with its obligations under Section 2.22 (Obligation to Mitigate).

2.3 Letters of Credit.

(a) Letter of Credit Commitment.

(i)

(A) Subject to the terms and conditions set forth herein, each DSR Issuing Bank agrees, in reliance upon the agreements of Borrower set forth in this Section 2.3, (1) on the CCTP Funding Date and SPLNG Funding Date, to issue DSR Letters of Credit for the account of Borrower, and to amend or extend DSR Letters of Credit previously issued by it in accordance with subsection (b) below, and (2) to honor complying presentations under the DSR Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any DSR Letter of Credit, (x) the DSR Exposure of such DSR Issuing Bank shall not exceed such DSR Issuing Bank’s DSR Commitment; (y) the Total Utilization of DSR Commitments shall not exceed the DSR Commitments then in effect; and (z) if there are more than one DSR Issuing Banks, the aggregate Stated Amount after giving effect to the request in each Issuance Notice shall be pro rata across all DSR Issuing Banks. Each request by Borrower for the issuance or amendment of a DSR Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain DSR Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain DSR Letters of Credit to replace DSR Letters of Credit that have expired or that have been drawn upon and fully reimbursed.

(B) Subject to the terms and conditions set forth herein, each WC Issuing Bank agrees, in reliance upon the agreements of Borrower set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the first Funding Date to occur until at least thirty days prior to the Letter of Credit Expiration Date, to issue WC Letters of Credit for the account of Borrower, and to amend or extend WC Letters of Credit previously issued by it in accordance with subsection (b) below, and (2) to honor complying presentations under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Revolving Exposure of such WC Issuing Bank shall not exceed such WC Issuing Bank’s Revolving Commitment; and (y) the Total Utilization of

Revolving Commitments shall not exceed the Revolving Commitments then in effect. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain WC Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain WC Letters of Credit to replace WC Letters of Credit that have expired or that have been drawn upon and fully reimbursed.

(ii) No Issuing Bank shall issue any Letter of Credit, if:

(A) subject to Section 2.3(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless such Issuing Bank has approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Issuing Bank has approved such expiry date.

(iii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C) except as otherwise agreed by Administrative Agent and the applicable Issuing Bank, the requested Letter of Credit is in an initial stated amount less than $50,000;

(D) [Reserved];

(E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(F) the proposed use of the Letter of Credit is not in accordance with Section 2.5(c) (Use of Proceeds); or

(G) the requested form of such Letter of Credit is not acceptable to the Issuing Bank, in its reasonable discretion.

(iv) No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) An Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) Each Issuing Bank shall have all of the benefits and immunities (A) provided to Administrative Agent in Section 9 (Agents) with respect to any acts taken or omissions suffered by any Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Section 9 (Agents) included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to each Issuing Bank.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Subject to Section 3 (Conditions Precedent), each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the applicable Issuing Bank during the period specified in Section 2.3(a) (with a copy to Administrative Agent) in the form of an Issuance Notice, appropriately completed and signed by an Authorized Officer of Borrower. Such Issuance Notice or Letter of Credit application, as applicable, must be received by the applicable Issuing Bank and Administrative Agent not later than 12:00 p.m. (New York City time) at least two Business Days (or such later date and time as Administrative Agent and the applicable Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Issuance Notice or Letter of Credit application, as applicable, shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof (including a final expiration date in the case of an Auto-Extension Letter of Credit); (D) the name and address of the beneficiary thereof; (E) the form of such letter of credit (which shall be in compliance with the requirements of this Section 2.3) and the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit, which shall be in accordance with Section 2.5(c) (Use of Proceeds), or as otherwise approved by the Issuing Bank in its sole discretion; and (H) such other matters as the applicable Issuing Bank may reasonably require and shall be accompanied by such application as the applicable Issuing Bank may specify to Borrower for use in connection with such requested Letter of Credit and such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified in this Agreement and the relevant application. In the case of a request for an amendment of any outstanding Letter of Credit, such Issuance Notice or Letter of Credit application, as applicable, shall specify in form and detail satisfactory to the applicable Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable Issuing Bank may reasonably require and shall be accompanied by such application as the applicable Issuing Bank may specify to Borrower for use in connection with such requested Letter of Credit and such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified in this Agreement and the relevant application. Additionally, Borrower shall furnish to the applicable Issuing Bank and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable Issuing Bank or Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Issuance Notice and/or Letter of Credit application, as applicable, the applicable Issuing Bank will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Issuance Notice and/or Letter of Credit application, as applicable, from Borrower and, if not, such Issuing Bank will provide Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from Administrative Agent or any Credit Party, in any case, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3 (Conditions Precedent) shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices and, with respect to any amendment of a Letter of Credit, so long as the amendment is satisfactory to the Issuing Bank.

(iii) If Borrower so requests in any applicable Issuance Notice and/or Letter of Credit application, as applicable, the applicable Issuing Bank shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a date to be agreed in each such twelve-month period at the time such Letter of Credit is issued (the “Non-Extension Notice Date”). Once an Auto-Extension Letter of Credit has been issued, unless otherwise directed by the applicable Issuing Bank, Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Issuing Bank shall permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.3(a) (Letter of Credit Commitment) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from Administrative Agent or Borrower that one or more of the applicable conditions specified in Section 3 (Conditions Precedent) is not then satisfied (or a Default or Event of Default has occurred and is continuing), and in each such case directing such Issuing Bank not to permit such extension.

(iv) Subject to Section 2.3(a)(iii)(E) (Letter of Credit Commitment), if Borrower so requests in any applicable Issuance Notice and/or Letter of Credit application, as applicable, the applicable Issuing Bank shall issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Once an Auto-Reinstatement Letter of Credit has been issued, unless otherwise directed by the applicable Issuing Bank in its sole discretion, Borrower shall not be required to make a specific request to such Issuing Bank to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the applicable Issuing Bank shall permit the reinstatement of all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits such Issuing Bank to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such Issuing Bank shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline from Administrative Agent or Borrower that one or more of the applicable conditions specified in Section 3 (Conditions Precedent) is not then satisfied (or a Default or Event of Default has occurred and is continuing) (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such Issuing Bank not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Bank will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(vi) Anything herein to the contrary notwithstanding, in the event of any conflict between the terms of any Issuance Notice, any application for a Letter of Credit and those of this Agreement, the terms of this Agreement shall be controlling.

(c) Drawings and Reimbursements.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify Borrower and Administrative Agent. Not later than 1:00 p.m. (New York City time) on the date of any payment by the applicable Issuing Bank under a Letter of Credit in accordance with normal banking procedures in the place of payment (each such date, an “Honor Date”), Borrower shall reimburse such Issuing Bank in an amount equal to the amount of such drawing. If Borrower fails to so reimburse such Issuing Bank by such time, such Issuing Bank shall notify the Administrative Agent of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the Commitment under which such Unreimbursed Amount applies. In such event, Borrower shall be deemed to have requested a DSR Loan (in the case of a DSR Letter of Credit) or a Revolving Loan (in the case of a WC Letter of Credit) from such

Issuing Bank, in either case, that is a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 (Revolving Loans) for the principal amount of Base Rate Loans or the conditions set forth in Section 3 (Conditions Precedent). Any notice given by an Issuing Bank or Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Upon providing any notice pursuant to Section 2.3(c)(i), the applicable Issuing Bank shall be deemed to have made a DSR Loan (in the case of a DSR Letter of Credit) or a Revolving Loan (in the case of a WC Letter of Credit), in either case, that is a Base Rate Loan to Borrower in such Unreimbursed Amount. For the avoidance of doubt, such deemed loans shall not be deemed to be made pro rata across all DSR Issuing Banks or all WC Issuing Banks, as applicable, but shall be deemed made by the Issuing Bank issuing the Letter of Credit under which such draw was made.

(iii) [Reserved].

(iv) Each applicable Issuing Bank’s obligation to make DSR Loans (in the case of a DSR Letter of Credit) or Revolving Loans (in the case of a WC Letter of Credit), in either case, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Issuing Bank may have against Borrower, any Subsidiary Guarantor or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (D) failure of the beneficiary to comply fully with the conditions required in order to demand payment under a Letter of Credit; or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing, including any of the events specified in Section 2.3(e) (Obligations Absolute). No such making of a DSR Loan (in the case of a DSR Letter of Credit) or a Revolving Loan (in the case of a WC Letter of Credit), in either case, shall relieve or otherwise impair the obligation of Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(d) Cash Collateralization Upon Event of Default. Upon the occurrence and during the continuation of an Event of Default under Article 8, Administrative Agent may, and at the direction of the Requisite L/C Lenders shall, require Borrower to cash collateralize the DSR Letters of Credit or WC Letters of Credit, as applicable; provided, that the Borrower shall have the right to (i) deposit such cash collateral into the Debt Service Reserve Account and (ii) in connection therewith, reduce the Stated Amounts of all DSR Letters of Credit on a pro rata basis in accordance with Section 3.5 (Debt Service Reserve Account) of the Depositary Agreement.

(e) Obligations Absolute. The obligation of Borrower to reimburse the applicable Issuing Bank for each drawing under each Letter of Credit and to repay each DSR Loan (in the case of a DSR Letter of Credit) or Revolving Loan (in the case of a WC Letter of

Credit), in either case, deemed made pursuant to Section 2.3(c)(ii) (Drawings and Reimbursements) shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Financing Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the Issuing Bank of any requirement that exists for the Issuing Bank’s protection and not the protection of Borrower or any waiver by the Issuing Bank which does not in fact materially prejudice Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii) any payment by the applicable Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any amendment or waiver of or any consent or departure from all or any of the provisions of the Financing Documents or Letter of Credit;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any Subsidiary; or

(x) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the applicable Issuing Bank. Borrower shall be conclusively deemed to have waived any such claim against such Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of an Issuing Bank. Borrower agrees that, in paying any drawing under a Letter of Credit, the applicable Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.3(e) (Obligations Absolute); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against any Issuing Bank, and such Issuing Bank may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of all the documents specified in such Letter of Credit strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and Borrower when a Letter of Credit is issued or when it is amended with the consent of the beneficiary thereof, the rules of the ISP shall apply to each Letter of Credit and as to all matters not governed thereby, the law of the State of New York. Notwithstanding the foregoing, no Issuing Bank shall be responsible to Borrower for, and each Issuing Bank’s rights and remedies against Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. Borrower shall pay to Administrative Agent for the account of each Issuing Bank, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit applicable to such Issuing Bank equal to the Applicable Margin for DSR Loans (in the case of DSR Letters of Credit) or Revolving Loans (in the case of WC Letters of Credit), in each case, that are LIBO Rate Loans times the daily maximum aggregate amount available to be drawn under such Letter of Credit. For purposes of computing the daily maximum aggregate amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4 (Letter of Credit Amounts). Letter of Credit Fees shall be (i) due and payable on each Quarterly Payment Date (commencing with the first such date to occur after the issuance of such Letter of Credit), on the Letter of Credit Expiration Date and thereafter on demand (to the extent remaining unpaid) and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily maximum aggregate amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of Issuing Banks having aggregate Letter of Credit Issuance Commitments in excess of 50% of all of the aggregate Letter of Credit Issuance Commitments, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Letter of Credit Fees Default Rate.

(i) Documentary and Processing Charges Payable to applicable Issuing Bank. Borrower shall pay directly to the applicable Issuing Bank, for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank in connection with Letters of Credit issued by such Issuing Bank as from time to time in effect. Such customary fees and standard costs and charges, if any, are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of a Subsidiary, Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Borrower and the Subsidiary Guarantors hereby acknowledge that the issuance of Letters of Credit in support of any obligations of Subsidiaries, inures to the benefit of Borrower and such Subsidiaries, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Resignation as Issuing Bank. Any Issuing Bank may, upon 60 days’ notice to Borrower and Administrative Agent, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, Borrower or, if the Borrower fails to make such appointment in 30 days, Administrative Agent shall be entitled to appoint a Person with the Required Ratings who is also an Eligible Assignee and reasonably satisfactory to Administrative Agent as a successor Issuing Bank hereunder. If any Issuing Bank resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit that it issued, including Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto. Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable Issuing Bank to effectively assume the obligations of such Issuing Bank with respect to such Letters of Credit and (c) the resigning Issuing Bank shall assign its Letter of Credit Issuance Commitment to issue Letters of Credit and DSR Loans and Revolving Loans, as applicable, to such successor Issuing Bank.

(m) Replacement of Issuing Banks.

(i) If at any time an Issuing Bank ceases to have the Required Ratings, then such Issuing Bank shall promptly, and in any event within two Business Days after such cessation, notify Borrower thereof and Borrower may, upon 30 days’ prior written notice, in each case, to such Issuing Bank and Administrative Agent, (A) (x) elect to replace such Issuing Bank in its capacity as an Issuing Bank with a Person selected by Borrower and with the Required Ratings so long as such Person is an Eligible Assignee and is reasonably satisfactory to Administrative Agent and (y) cause such Issuing Bank to assign its Letter of Credit Issuance Commitment to issue Letters of Credit and its DSR Loans and Revolving Loans, as applicable, to the successor Issuing Bank or (B) cause such Issuing Bank to assign its Letter of Credit Issuance Commitment to issue DSR Letters of Credit and its DSR Loans or WC Letters of Credit and Revolving Loans, as applicable, to another or additional Issuing Bank selected by Borrower and with the Required Ratings, so long as such Person is an Eligible Assignee and is reasonably satisfactory to Administrative Agent; and

(ii) Borrower shall notify Administrative Agent of any such replacement of an Issuing Bank pursuant to paragraph (i) above. At the time any such replacement shall become effective, Borrower shall have (A) paid all unpaid fees and Unreimbursed Amounts accrued for the account of the replaced Issuing Bank pursuant to Section 2.10 (Fees) and (B) effected the cancellation and return to the replaced Issuing Bank of its Letters of Credit outstanding at such time. From and after the effective date of any such replacement, (1) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (2) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of a Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights, powers, privileges and duties of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(n) No Fronting. For certainty, the ability of the Credit Parties to cause the issuance of Letters of Credit under the DSR Commitment and/or Revolving Commitment is intended hereunder to be done on a non-fronted basis.

2.4 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares.

(i) All Term Loans shall be made by Term Loan Lenders simultaneously and proportionately to their respective Pro Rata Shares.

(ii) All Revolving Loans made pursuant to Section 2.2 (Revolving Loans) shall be made by Revolving Lenders simultaneously and proportionately such that after giving effect to such Revolving Loans, Outstanding Amount of each Revolving Lender’s Revolving Loans and L/C Obligations shall equal their Pro Rata Shares of the aggregate Revolving Commitments. If, as a result of a WC Issuing Bank having issued WC Letters of Credit on a non pro rata basis pursuant to Section 2.3 (Letters of Credit) the Outstanding Amount of such Revolving Lender’s Revolving Loans and L/C Obligations is in excess of its Pro Rata Share of the aggregate Revolving Commitments, then any subsequent Revolving Loans made pursuant to Section 2.2 (Revolving Loans) shall be made by any Revolving Lenders whose Outstanding Amount of Revolving Loans and L/C Obligations is less than its Pro Rata Share of the aggregate Revolving Commitments until such time as the Outstanding Amount of Revolving Loans and L/C Obligations of all Revolving Lenders equals its Pro Rata Share of the aggregate Revolving Commitments.

(iii) No Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan in respect of which such other Lender has a Commitment requested hereunder nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan in respect of which such other Lender has a Commitment requested hereunder.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Term Lender or Revolving Lender prior to the applicable Credit Date that such Term Lender or Revolving Lender, as the case may be, does not intend to make available to Administrative Agent the amount of such Term Lender’s or Revolving Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Term Lender or Revolving Lender, as the case may be, has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date (any such amount made available by Administrative Agent to Borrower, the “Corresponding Amount”). If such Corresponding Amount is not in fact made available to Administrative Agent by such Term Lender or Revolving Lender, as the case may be, Administrative Agent shall be entitled to recover such Corresponding Amount on demand from such Term Lender or Revolving Lender, as the case may be, together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event that Administrative Agent does not make available to Borrower a requested amount on the applicable Credit Date until such time as all applicable Term Lenders or Revolving Lenders, as the case may be, have made payment to Administrative Agent, Administrative Agent shall deem any payment by or on behalf of a Term Lender or Revolving Lender, as the case may be, hereunder that is not made in immediately available funds prior to the time period specified herein and such delay causes Administrative Agent’s failure to fund to Borrower in accordance with its Funding Notice, a non-conforming payment and such Term Lender or Revolving Lender, as the case may be, shall not receive interest hereunder with respect to the requested amount of such Term Lender’s or the Revolving Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount. If such Term Lender or Revolving Lender, as the case may be, does not pay such Corresponding Amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such Corresponding Amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Loans. Nothing in this Section 2.4(b) shall be deemed to relieve any Term Lender from its obligation to fulfill its Term Loan Commitments or any Revolving Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Term Lender or Revolving Lender hereunder.

2.5 Use of Proceeds.

(a) Term Loans.

(i) The proceeds of the Term Loans made on the CCTP Funding Date shall be applied by Borrower in accordance with the applicable Funds Flow Memorandum (A) to make an equity contribution and cause CCTP to prepay in full the CCTP Existing Indebtedness; (B) to pay transactions fees and expenses related to the foregoing and to the Financing Documents (including pursuant to the Fee Letters); and (C) for general corporate purposes.

(ii) The proceeds of the Term Loans made on the SPLNG Funding Date shall be applied by Borrower in accordance with the applicable Funds Flow Memorandum (A) to make an equity contribution and cause SPLNG to optionally redeem all (but not less than all) of the SPLNG Senior Notes; and (B) to pay transaction fees and expenses related to the foregoing.

(b) Revolving Loans.

(i) The proceeds of the Revolving Loans made on the CCTP Funding Date or the SPLNG Funding Date shall be applied by Borrower, in accordance with the applicable Funds Flow Memorandum, solely to pay transactions fees, make-whole amounts (if applicable) and expenses in connection with repaying the CCTP Existing Indebtedness or redeeming the SPLNG Senior Notes, respectively.

(ii) The proceeds of the Revolving Loans made on a Quarterly Payment Date shall be applied by Borrower to pay Commitment Fees or Letter of Credit Fees on a DSR Letter of Credit issued to fund the Debt Service Reserve Account.

(iii) The proceeds of the Revolving Loans made on any date other than a Funding Date or a Quarterly Payment Date shall be applied by Borrower for general corporate purposes of Borrower and its Subsidiaries, including (A) Restricted Payments, subject to the conditions set forth in Section 6.17 (Restricted Payments) and the Restricted Payments Sublimit, or (B) and, subject to Section 6.5 (Investments), financing the development, construction, or operation of any project owned by an Unrestricted Subsidiary for general corporate purposes of the Borrower and its Subsidiaries (including for purposes relating to projects owned by the Unrestricted Subsidiaries).

(c) Letters of Credit.

(i) DSR Letters of Credit issued on a Funding Date shall be applied by Borrower to fund the Debt Service Reserve Account.

(ii) WC Letters of Credit issued on any date other than a Funding Date shall be applied by Borrower (A) to fund the Debt Service Reserve Account or (B) for general corporate purposes of Borrower and its Subsidiaries.

2.6 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender and Issuing Bank shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender or Issuing Bank, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s or Issuing Banks’ Term Loan Commitment, Revolving Commitment or DSR Commitment or Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s or Issuing Bank’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of all Lenders and Issuing Banks; the Term Loan Commitment, Revolving Commitment or DSR Commitment and Loans of each Lender and Issuing Bank; and principal amounts (and stated interest) of the Loans owing to each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender or Issuing Bank (with respect to (i) any entry relating to such Lender’s or Issuing Bank’s Loans or L/C Obligations or (ii) the identity of the other Lenders and Issuing Banks (but not any information with respect to such other Lenders’ or Issuing Bank’s Loans or L/C Obligations)) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Term Loan Commitments, Revolving Commitments or DSR Commitments and the Loans in accordance with the provisions of Section 10.6 (Successors and Assigns; Participations), and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower, each Lender and each Issuing Bank, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s or Issuing Bank’s Term Loan Commitment, Revolving Commitment or DSR Commitment or Borrower’s Obligations in respect of any Loan. Borrower hereby designates Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.6, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender or Issuing Bank by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender or Issuing Bank (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender or Issuing Bank pursuant to Section 10.6 (Successors and Assigns; Participations)) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after receipt by Borrower of such notice) a Note or Notes to evidence such Lender’s Term Loan or such or Issuing Bank’s DSR Loan or Revolving Loan, as the case may be.

2.7 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) without duplication of amounts payable in connection with Section 2.7(f) (Interest on Loans), in the case of Revolving Loans:

(A) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(B) if a LIBO Rate Loan, at the Adjusted LIBO Rate plus the Applicable Margin;

(ii) in the case of Term Loans:

(A) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(B) if a LIBO Rate Loan, at the Adjusted LIBO Rate plus the Applicable Margin; or

(iii) without duplication of amounts payable in connection with Section 2.7(f) (Interest on Loans), in the case of DSR Loans:

(A) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(B) if a LIBO Rate Loan, at the Adjusted LIBO Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBO Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c) In connection with LIBO Rate Loans there shall be no more than four (4) Interest Periods outstanding at any time with respect to the Term Loans and no more than six (6) Interest Periods outstanding at any time with respect to Revolving Loans and/or DSR Loans. In the event Borrower fails to specify between a Base Rate Loan or a LIBO Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if not then outstanding, will be made as (or if outstanding as a Base Rate Loan will remain as) a Base Rate Loan, or if outstanding as a LIBO Rate Loan, will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan. In the event Borrower fails to specify an Interest Period for any LIBO Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 12:00 p.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBO Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.7(a) (Interest on Loans) shall be computed (i) in the case of Base Rate Loans on the basis of a 365 or 366 day year, as the case may be, and (ii) in the case of LIBO Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a LIBO Rate Loan, the date of conversion of such LIBO Rate Loan to such Base Rate Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBO Rate Loan, the date of conversion of such Base Rate Loan to such LIBO Rate Loan, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) Without duplication of any amounts payable under Section 2.7(a)(i) (Interest on Loans) or 2.7(a)(iii) (Interest on Loans), Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the date that is one Business Day immediately following the date on which such drawing is honored, the rate of interest otherwise payable hereunder with respect to DSR Loans (in the case of DSR Letters of Credit) or Revolving Loans (in the case of WC Letters of Credit), in either case, that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to DSR Loans (in the case of DSR Letters of Credit) or Revolving Loans (in the case of WC Letters of Credit), in either case, that are Base Rate Loans.

(g) Interest payable pursuant to Section 2.7(f) (Interest on Loans) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

2.8 Conversion/Continuation.

(a) Subject to Section 2.17 (Making or Maintaining LIBO Rate Loans) and so long as no Default or Event of Default shall have occurred and then be continuing.

(i) Borrower shall have the option to convert at any time all or any part of any Revolving Loans, equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBO Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBO Rate Loan if Borrower shall pay all amounts due under Section 2.17 (Making or Maintaining LIBO Loans) in connection with any such conversion; or

(ii) Borrower shall have the option to convert at any time all or any part of any Term Loan, equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBO Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBO Rate Loan if Borrower shall pay all amounts due under Section 2.17 (Making or Maintaining LIBO Loans) in connection with any such conversion;

(iii) Borrower shall have the option to convert at any time all or any part of any DSR Loans, equal to $2,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBO Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBO Rate Loan if Borrower shall pay all amounts due under Section 2.17 (Making or Maintaining LIBO Loans) in connection with any such conversion; or

(iv) in the case of LIBO Rate Loans, Borrower shall have the option upon the expiration of any Interest Period applicable to any LIBO Rate Loan, to continue all or any portion of such Loan equal to (A) in the case of the Term Loans or Revolving Loans, $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a LIBO Rate Loan and (B) in the case of DSR Loans, $2,000,000 and integral multiples of $500,000 in excess of that amount as a LIBO Rate Loan.

(b) Subject to Section 3.5 (Notices), Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBO Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBO Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

2.9 Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder (including Letter of Credit Fees (“Letter of Credit Fees Default Rate”)), shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are DSR Loans or Revolving Loans, as applicable); provided, in the case of LIBO Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBO Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.09 (Default Interest) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent, any Lender or any Issuing Bank.

2.10 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.3 (Letters of Credit):

(a) Borrower agrees to pay to Lenders or Issuing Banks, as applicable, having: (i) Term Loan Commitments, commitment fees equal to 40% of the Applicable Margin for LIBO Rate Loans multiplied by the average of the daily difference between (A) the Term Loan Commitments and (B) the aggregate principal amount of all outstanding Term Loans; (ii) DSR Exposure, commitment fees equal to 40% of the Applicable Margin for LIBO Rate Loans multiplied by the average of the daily difference between (A) the DSR Commitments and (B) the aggregate principal amount of (x) all outstanding DSR Loans, plus (y) the Outstanding Amount of L/C Obligations applicable to DSR Commitments; and (iii) Revolving Exposure, commitment fees equal to 40% of the Applicable Margin for LIBO Rate Loans multiplied by the average of the daily difference between (A) the Revolving Commitments and (B) the aggregate principal amount of (x) all outstanding Revolving Loans, plus (y) the Outstanding Amount of L/C Obligations applicable to the Revolving Commitments (collectively, “Commitment Fees”).

(b) All Commitment Fees shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each applicable Lender or Issuing Bank its Pro Rata Share thereof.

(c) All Commitment Fees shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year during the Revolving Availability Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d) In addition to any of the foregoing fees, Borrower agrees to pay to Agents and Administrative Agent for the account of Lenders and Issuing Banks such other fees in the amounts and at the times separately agreed upon (including pursuant to the Fee Letters).

2.11 Scheduled Payments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments and at final maturity (each such payment, an “Installment”) in accordance with the Amortization Schedule, commencing with the Initial Quarterly Principal Payment Date. Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans, in accordance with Sections 2.12 (Voluntary Prepayments/Commitment Reductions), 2.13 (Mandatory Prepayments; Commitment Termination) and 2.14 (Application of Prepayments), as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Final Maturity Date.

2.12 Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time Borrower may prepay Loans on any Business Day in whole or in part, (A) in the case of Term Loans or Revolving Loans, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount and (B) in the case of DSR Loans, in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount (provided that, in any such case, such minimum amounts shall not apply to a prepayment of all outstanding Loans);

(ii) All such prepayments shall be made:

(A) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(B) upon not less than three Business Days’ prior written or telephonic notice in the case of LIBO Rate Loans;

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Term Loans, DSR Loans or Revolving Loans, as the case may be, by facsimile or telephone to each applicable Lender or Issuing Bank). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, that such prepayment obligation may be conditioned on the occurrence of any subsequent event (including a refinancing transaction). Any such voluntary prepayment shall be applied as specified in Section 2.14(a) (Application of Voluntary Prepayments by Type of Loan).

(b) Voluntary Commitment Reductions.

(i) Borrower may, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which original written notice Administrative Agent will promptly transmit by facsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, (A) the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and (B) the DSR Commitments in an amount up to the amount by which the DSR Commitments exceed the Total Utilization of DSR Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the DSR Commitments shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount.

(ii) Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments or DSR Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment or DSR Commitments, as applicable, of each Revolving Lender and/or Issuing Bank proportionately to its Pro Rata Share thereof; provided, that any such termination or reduction may be conditioned on the occurrence of any subsequent event (including a refinancing transaction).

2.13 Mandatory Prepayments; Commitment Termination.

(a) Asset Sales. No later than the third Business Day following the date of receipt by Borrower or any Subsidiary Guarantors of any Net Asset Sale Proceeds, Borrower shall prepay the Term Loans as set forth in Section 2.14(b) (Application of Mandatory Prepayments by Type of Loans) in an aggregate amount equal to such Net Asset Sale Proceeds; provided that (i) so long as no Default or Event of Default shall have occurred and be continuing, (ii) to the extent that the amount of such Net Asset Sale Proceeds is not greater than $20,000,000 per Fiscal Year or $50,000,000 in the aggregate since the Closing Date through the applicable date of determination, the Borrower may, directly or through one or more of its Subsidiary Guarantors, to use such Net Asset Sale Proceeds within three hundred sixty-five days of receipt thereof to purchase replacement assets, which 365-day period may be extended by an additional 180 days if Borrower shall have provided to Administrative Agent a binding commitment to purchase replacement assets.

(b) Insurance/Condemnation Proceeds. (i) No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiary Guarantors, or Administrative Agent as loss payee, of (i) any Prepayment Insurance/Condemnation Proceeds or (ii) any Net Insurance/Condemnation Proceeds (other than Prepayment Insurance/Condemnation Proceeds or Excluded Insurance/Condemnation Proceeds), Borrower shall prepay the Term Loans as set forth in Section 2.14(b) (Application of Mandatory Prepayments) in an aggregate amount equal to the Prepayment Insurance/Condemnation Proceeds or the Net Insurance/Condemnation Proceeds (other than Prepayment Insurance/Condemnation Proceeds or Excluded Insurance/Condemnation Proceeds); provided that the Borrower shall have the option, directly or through one or more of its Subsidiary Guarantors, to use any such Net Insurance/Condemnation Proceeds to (A) repay Permitted Debt of the Credit Party that received such Net Insurance/Condemnation Proceeds so long as no Default or Event of Default has occurred and is continuing or (B) repair, restore or replace the applicable damaged or destroyed assets, if each of the conditions in Section 5.5(d) (Insurance) is satisfied to the reasonable satisfaction of the Administrative Agent (in consultation with the Independent Engineer and the Insurance Advisor) or waived by the Requisite Lenders within ninety (90) days of the applicable Event of Loss or Event of Taking.

(c) Certain Payments from Anchor Customers. No later than the third Business Day following the date of receipt by any Credit Party of any payment from or on behalf of any Anchor Customer or any Person providing a guarantee or credit support to such Anchor Customer from any settlement, release, waiver, termination, buy-down, surrender or similar action in respect of the terminal use agreement or guarantee or credit support of the terminal use agreement (a “TUA Buy-Down Proceeds”), Borrower shall prepay the Term Loans as set forth in Section 2.14(b) (Application of Mandatory Prepayments by Type of Loans) in an aggregate amount equal to such payment.

(d) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Commitments pursuant to Sections 2.13(a) (Asset Sales), 2.13(b) (Insurance/Condemnation Proceeds) or 2.13(c) (Certain Payments from Anchor Customers), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans and/or the Commitments shall be permanently reduced in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(e) Commitment Termination.

(i) If the CCTP Funding Date does not occur within ninety (90) days after the Closing Date, each Lender’s CCTP Tranche Commitment shall automatically terminate at 5:00 p.m. on the date that is ninety (90) days following the Closing Date or, if such date is not a Business Day, the next Business Day.

(ii) If the SPLNG Funding Date does not occur by December 7, 2016, each Lender’s SPLNG Tranche Commitment and the unused amount of the Revolving Commitment then in effect shall automatically terminate at 5:00 p.m. on December 7, 2016.

2.14 Application of Prepayments.

(a) Application of Voluntary Prepayments. With respect to each prepayment made pursuant to Section 2.12(a) (Voluntary Prepayments) and this Section 2.14(a), on the date specified in the notice of prepayment delivered pursuant to Section 2.12(a)(ii) (Voluntary Prepayments), such prepayment of the Loans (other than the DSR Loans and Revolving Loans) shall be applied pro rata to:

(i) the principal of, and accrued but unpaid interest on, the Loans to be prepaid;

(ii) any additional amounts required to be paid pursuant to Section 2.17(c) (Compensation for Breakage or Non-Commencement of Interest Periods); and

(iii) except for amounts to be paid to the Lender Counterparties pursuant to the Permitted Hedging Agreements as set forth immediately below, any other Obligations due in connection with any prepayment under the Financing Documents.

Payments of principal of the Loans will be applied pro rata against subsequent scheduled payments or in inverse order of maturity, at the Borrower’s option.

Additionally, the Borrower shall pay, on a pro rata basis with the payments required under clause (a)(i), (ii) and (iii) above, to the Lender Counterparties to the Permitted Hedging Agreements the Hedging Termination Values payable in respect of any Permitted Hedging Agreements to be terminated in connection with such prepayment in accordance with Section 2.14(c) (Termination of Permitted Hedging Agreements in Connection with Any Prepayment), which terminated Permitted Hedging Agreements shall be specified by the Borrower in the notice of prepayment.

(b) Application of Mandatory Prepayments. Any amount required to be paid pursuant to Sections 2.13(a) (Asset Sales), 2.13(b) (Insurance/Condemnation Proceeds) or 2.13(c) (Certain Payments from Anchor Customers) shall be applied as follows:

(i) the principal of, and accrued but unpaid interest on, the Term Loans; provided that if at the time any amount is required to be paid pursuant to Section 2.13(a) (Asset Sales), 2.13(b) (Insurance/Condemnation Proceeds) or 2.13(c) (Certain Payments from Anchor Customers), Borrower is required to offer to repay, prepay or repurchase any Senior Secured Debt permitted by Section 6.1 (Indebtedness) pursuant to the terms of the documentation governing such Senior Secured Debt (subject to any applicable thresholds or carve-outs set forth therein) with any Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or TUA Buy-Down Proceeds (such Indebtedness required to be offered to be so repaid, prepaid or repurchased, “Other Applicable Indebtedness”), then Borrower may apply such Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or TUA Buy-Down Proceeds, as applicable, on a pro rata basis subject to the Intercreditor Agreement (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such Cash proceeds allocated to Other Applicable Indebtedness shall not exceed the amount of such Cash proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Cash proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repayment, prepayment or repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to Section 2.13(a) (Asset Sales), 2.13(b) (Insurance/Condemnation Proceeds) or 2.13(c) (Certain Payments from Anchor Customers), as applicable, shall be reduced accordingly; provided further that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness purchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof;

(ii) any additional amounts required to be paid Section 2.17(c) (Compensation for Breakage or Non-Commencement of Interest Periods);

(iii) except for amounts to be paid to the Lender Counterparties pursuant to the Permitted Hedging Agreements as set forth immediately below, any other Obligations due in connection with any prepayment under the Financing Documents; and

(iv) if applicable, on a pro rata basis with the payments required under clause (b)(i), (ii) and (iii) above, to the Lender Counterparties to the Permitted Hedging Agreements the Hedging Termination Values payable in respect of any Permitted Hedging Agreements to be terminated in connection with such prepayment in accordance with 2.14(c) (Termination of Permitted Hedging Agreements in Connection with Any Prepayment), which terminated Permitted Hedging Agreements shall be specified by the Borrower in the notice of prepayment; provided, that any Hedging Termination Value that is not due at such time in accordance with 2.14(c) (Termination of Permitted Hedging Agreements in Connection with Any Prepayment) shall be retained in the Revenue Account, as applicable, and applied at the time required as set forth in such Section.

Payments of principal of the Loans will be applied in inverse order of maturity.

(c) Termination of Permitted Hedging Agreements in Connection with Any Prepayment. If a voluntary or mandatory prepayment of the Senior Secured Debt made by the Borrower pursuant to the provisions of Sections 2.12 (Voluntary Prepayments/Commitment Reductions), 2.13 (Mandatory Prepayments/Commitment Termination) or 2.14 (Application of Prepayments) would result in the aggregate notional amount of the Permitted Hedging Agreements exceeding one hundred percent (100%) (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Senior Secured Debt (other than DSR Loans and Revolving Loans, and, for purposes of calculating such percentage, any such Senior Secured

Debt which bears a fixed interest rate shall be deemed subject to a Permitted Hedging Agreement), the Borrower shall, terminate or, to the extent permitted by the applicable Permitted Hedging Agreement, transfer or novate, a portion of the Permitted Hedging Agreements such that the aggregate notional amount of the Permitted Hedging Agreements satisfies the requirements of the Borrower pursuant to Section 5.11 (Interest Rate Protection), but in any case is not more than (a) prior to forty-five (45) days following any such prepayment, one hundred ten percent (110%) (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Senior Secured Debt (other than the DSR Loans and Revolving Loans) and (b) thereafter, one hundred percent (100%) (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Senior Secured Debt (other than the DSR Loans and Revolving Loans); provided, however, for purposes of calculating such percentage, any such Senior Secured Debt which bears a fixed interest rate shall be deemed subject to a Permitted Hedging Agreement; provided further, that any such reduction shall be made, (x) in the case of any voluntary prepayment of Loans under Section 2.12 (Voluntary Prepayments/Commitment Reductions), at the Borrower’s option, pro rata against subsequent scheduled repayments or in inverse order of maturity of such Permitted Hedging Agreements and pro rata to all counterparties to such Permitted Hedging Agreements with the same maturity, or (y) in the case of any mandatory prepayment of Secured Debt under 2.13 (Mandatory Prepayments/Commitment Termination), in inverse order of maturity of such Permitted Hedging Agreements and, in all cases under 2.13 (Mandatory Prepayments/Commitment Termination), pro rata to all counterparties to such Permitted Hedging Agreements with the same maturity. The amount of any Hedging Termination Value due in respect of the Permitted Hedging Agreements terminated in accordance with this Section 2.14(c) shall be made by the Borrower from amounts available with which to make such prepayment.

(d) Application of Prepayments of Loans to Base Rate Loans and LIBO Rate Loans. Any prepayment of the Loans shall be applied first to Base Rate Loans to the full extent thereof, before application to LIBO Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.17(c) (Compensation for Breakage or Non-Commencement of Interest Periods).

2.15 General Provisions Regarding Payments.

(a) All payments by any Credit Party of principal, interest, fees and other Obligations shall be made in immediately available funds, without reduction, defense, recoupment, setoff or counterclaim, free of any restriction or condition, and, except as otherwise required herein, delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of DSR Loans or Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s or Issuing Bank’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans, in lieu of its Pro Rata Share of any LIBO Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to DSR Loans or Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to such Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment or DSR Commitment fees hereunder.

(f) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in immediately available funds prior to 3:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a) (Failure to Make Payments When Due). Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.09 (Default Interest) from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 (Events of Default) or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Administrative Agent or Collateral Agent in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.

2.16 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Security Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Financing Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Financing Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.16 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.17 Making or Maintaining LIBO Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBO Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBO Rate, Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBO Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of LIBO Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its LIBO Rate Loans has become unlawful as a result of compliance by such Lenders in good faith with any treaty, Government Rule or guideline (or would conflict with any such treaty, Government Rule or guideline not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto)

that the making, maintaining, converting to or continuation of LIBO Rate Loans has become impracticable or unavailable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, any Lender requesting compensation under this Section 2.17 shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, LIBO Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBO Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding LIBO Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBO Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.17(c) (Compensation for Breakage or Non-Commencement of Interest Periods), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, within 30 days of written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its LIBO Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBO Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBO Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBO Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its LIBO Rate Loans is not made on any date specified in a notice of prepayment given by Borrower. With respect to any Lender’s claim for compensation under this Section 2.17, Borrower shall not be required to compensate such Lender for any amount incurred more than 180 calendar days prior to the date that such Lender notifies Borrower of the event that gives rise to such claim.

(d) Booking of LIBO Rate Loans. Any Lender may make, carry or transfer LIBO Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of LIBO Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 (Increased Costs; Capital Adequacy) shall be made as though such Lender had actually funded each of its relevant LIBO Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBO Rate in an amount equal to the amount of such LIBO Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBO Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18 (Increased Costs; Capital Adequacy).

2.18 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.19 (Taxes; Withholding, Etc.) (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include each Agent and Issuing Bank for purposes of this Section 2.18(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any treaty, Government Rule or guideline, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying treaty, Government Rule or guideline was issued or enacted prior to the date hereof), including the introduction of any new treaty, Government Rule or guideline but excluding solely proposals thereof, or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof (in each case, a “Change in Law”): (i) subjects such Lender (or its applicable lending office or Affiliate) or any company controlling such Lender to any additional Tax (other than any Indemnified Taxes or Other Taxes covered by Section 2.19 (Taxes; Withholding, Etc.) and Excluded Taxes) with respect to this Agreement or any of the other Financing Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBO Rate Loans that are reflected in the definition of Adjusted LIBO Rate) or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost or decrease the yield to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) hereunder; then, in any such case, Borrower shall pay to such Lender, within 30 days following receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in yield or amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include each Issuing Bank for purposes of this Section 2.18(b)) shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the introduction, adoption, effectiveness, phase in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, Revolving Commitments, DSR Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or Letters of Credit to a level below that which such Lender or such controlling company could have achieved but for such introduction, adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, for all purposes of the Financing Documents, subsections (a) and (b) of this Section 2.18 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued or promulgated by any United States or foreign regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements, the United States regulatory authorities or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

(c) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.19 Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Financing Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax, except to the extent required by law.

(b) Withholding of Taxes. If any Withholding Agent (but, for the avoidance of doubt, not including a Lender acting as a withholding agent with respect to payments made to its members, partners or beneficiaries) is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Financing Documents: (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding; (ii) the applicable Withholding Agent shall pay, or cause to be paid, any such Tax to the appropriate Governmental Authority before the date on which penalties attach thereto; (iii) if the tax is an Indemnified Tax and unless otherwise provided in this Section 2.19, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of the deduction, withholding or payment for Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section 2.19(b)), each relevant Recipient receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment for Indemnified Taxes been required or made; and (iv) within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the applicable Credit Party shall (if any Credit Party is responsible for the deduction, withholding or payment) deliver to Administrative Agent evidence satisfactory to Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority.

(c) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(c)(ii)(A), (c)(ii)(B) and (c)(ii)(D) and 2.19(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender and Agent that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) BTMU, as the Administrative Agent, and any successor or supplemental Administrative Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, shall deliver to the Borrower, on or prior to the date on which it becomes a party to this Agreement, two duly completed copies of IRS Form W-8IMY, with the effect that the Borrower may make payments to the Administrative Agent, to the extent such payments are received by the Administrative Agent as an intermediary, without deduction or withholding of any Taxes imposed by the United States.

Each Lender agrees that if any form or certification it previously delivered (under this Section 2.19(c) or under Section 2.19(g)) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(d) Without limiting the provisions of Section 2.19(b) (Withholding of Taxes), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. Borrower shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(e) Borrower shall indemnify Administrative Agent and any Lender for the full amount of Indemnified Taxes (taking into account all exceptions provided in this Section

2.19) arising in connection with payments made under this Agreement or any other Financing Document (including any such Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by Administrative Agent or Lender required to be withheld or deducted from a payment to Administrative Agent or Lender and for any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Such payment shall be due within ten (10) days of such Credit Party’s receipt of such certificate.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund, from the Governmental Authority imposing the Tax, of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Taxes resulting in such indemnification payments or additional amounts and giving rise to such refund had never been imposed and such indemnification payments or additional amounts have never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.19(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) For purposes of this Section 2.19, the term “Lender” shall include any Issuing Bank.

(i) Survival. Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Financing Document.

2.20 Obligation to Mitigate. Each Lender (which term shall include each Issuing Bank for purposes of this Section 2.20) agrees that, as promptly as practicable after the officer of such Lender that is directly or indirectly responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17 (Making or Maintaining LIBO Rate Loans), 2.18 (Increased Costs; Capital Adequacy) or 2.19 (Taxes; Withholding, Etc.), it will (at the request of the Borrower), to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17 (Making or Maintaining LIBO Rate Loans), 2.18 (Increased Costs; Capital Adequacy) or 2.19 (Taxes; Withholding, Etc.) would be eliminated or materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, DSR Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, DSR Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.21 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 (Events of Default) or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 (Set Off) shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fourth, if so determined by Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or any Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Unreimbursed Amounts refinanced by a Revolving Loan in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3 (Conditions Precedent) were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the applicable Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(i) (Defaulting Lender Waterfall) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.10(a) (Fees) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If Borrower, Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders of the applicable Commitment or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.21(a)(iii) (Reallocation of Participations to Reduce Fronting Exposure)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) [Reserved].

(d) Cash Collateral. Upon the request of Administrative Agent and any Issuing Bank, as applicable, (1) if such Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an Unreimbursed Amount, or (2) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize 103% of the amount of then Outstanding Amount of all L/C Obligations pursuant to the terms of the Depositary Agreement.

(i) Grant of Security Interest. All Cash Collateral provided by Borrower (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at an institution selected by Administrative Agent (which, unless otherwise agreed by the applicable Issuing Bank, shall be the applicable L/C Cash Collateral Account). Borrower hereby grants to Administrative Agent, for the benefit of Administrative Agent and each Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and the applicable Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(ii) Termination of Requirement. Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the existence of a Default or Event of Default.

2.22 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17 (Making or Maintaining LIBO Rate Loans), 2.18 (Increased Costs; Capital Adequacy) or 2.19 (Taxes; Withholding, Etc.), and (ii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender and continues to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.21(b) (Defaulting Lender Cure) within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b) (Affected Lenders’ Consent), the consent of Super-Majority Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 (Successors and Assigns; Participations) and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.12 (Fees) (but, in the case of any Defaulting Lender, subject to Section 2.21(a)(ii) (Certain Fees)); (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17(c) (Compensation for Breakage or Non-Commencement of Interest Periods), 2.18 (Increased Costs; Capital Adequacy) or 2.19 (Taxes; Withholding, Etc.) or otherwise, as if it were a prepayment (without regard to any pro rata payment obligation in respect of any other Loans); (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; and (4) in the case of any such assignment resulting from a claim for payment under Section 2.18 (Increased Costs; Capital Adequacy) or 2.19 (Taxes; Withholding, Etc.), or payments required to be made pursuant to Section 2.19 (Taxes; Withholding, Etc.), such assignment will result in a reduction of such payments; provided, Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank, unless, prior to the effectiveness of such election, Borrower shall have caused the outstanding Letters of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6 (Successors and Assigns; Participations). In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 (Successors and Assigns; Participations) on behalf of a Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6 (Successors and Assigns; Participations).

2.23 Replacement Debt. Subject to the provisions of this Section 2.23, the Borrower may incur or issue Replacement Debt, the proceeds of which shall be used to refinance the Term Loans, Revolving Loans or DSR Loans or replace commitments to provide the Term Loans, Revolving Loans, DSR Loans and/or Letters of Credit subject to the terms of this Agreement. The Borrower may incur Replacement Debt at its sole discretion, only if, prior to or on the date of incurrence thereof, the following conditions are satisfied or waived by the Requisite Lenders:

(a) no Default or Event of Default:

(i) shall have occurred and be continuing; or

(ii) results from the incurrence or issuance of such Replacement Debt;

(b) the maximum principal amount of the proposed Replacement Debt does not exceed the sum of:

(i) the Commitments being cancelled concurrently with the incurrence or issuance of such Replacement Debt; plus

(ii) the outstanding principal amount of the Loans being prepaid concurrently with the incurrence or issuance of such Replacement Debt; plus

(iii) all accrued interest on the Loans being repaid, all premiums, discounts, fees, costs and expenses (including, without duplication, (A) Hedging Termination Values with respect to any Permitted Hedging Agreements subject to the refinancing with the proposed Replacement Debt, (B) any amounts deposited in a debt service reserve or similar reserve (or any interest during construction) account in connection with the issuance of such Replacement Debt and (C) any incremental carrying costs of such Replacement Debt) associated with any such cancellation or prepayment, or incurred in connection with the proposed Replacement Debt;

(c) the weighted average life to maturity of the Replacement Debt shall not be less than the weighted average life to maturity of the Loans prior to the incurrence of such Replacement Debt;

(d) the maturity date of the Replacement Debt shall not occur prior to the Final Maturity Date;

(e) the material terms of the Replacement Debt shall not be materially more restrictive on the Borrower than the terms of this Agreement;

(f) the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that after the incurrence of such Replacement Debt, the Projected Debt Service Coverage Ratio commencing on the Initial Quarterly Principal Payment Date and for each calendar year through the assumed 18-year amortization schedule for the Term Loans shall not be less than 1.55x;

(g) the Agent for the Replacement Debt shall have acceded to the Intercreditor Agreement and Collateral Agency Agreement;

(h) the Administrative Agent shall have received a certificate from an authorized officer of the Borrower at least three (3) Business Days prior to the incurrence of such Replacement Debt (or, in the event that such Replacement Debt is incurred through the issuance of Securities, no later than one (1) Business Day following the pricing of such Securities), and on the date of incurrence of such Replacement Debt, in the form set out in Exhibit F, which certificate shall:

(i) identify the Loans being replaced, the Commitments being cancelled, each Agent and each Secured Debt Holder for any Replacement Debt;

(ii) (A) in the case of the certificate delivered at least three (3) Business Days prior to the incurrence of such Replacement Debt (or such later date as permitted above), which shall set forth the material terms, permitted uses, and the tenor and, if applicable, amortization schedule of such Replacement Debt and the rate, or the rate basis and margin in the case of a floating rate, at which such Replacement Debt shall bear interest, and, if applicable, commitment fees or other premiums relating thereto and (B) in the case of the certificate delivered on the date of incurrence of such Replacement Debt attach a copy of each final form of the (1) CQP Indenture Document relating to the Replacement Debt (that may be an amendment to an existing CQP Indenture Document) and/or (2) credit agreement, indenture or other agreement governing the such Replacement Debt;

(i) the Borrower (A) within thirty (30) days of the incurrence of any Replacement Debt, shall pay any costs, fees, expenses or other amounts related thereto from the proceeds of such Replacement Debt for such purposes, and (B) simultaneously with the incurrence of any Replacement Debt following the delivery of the certificate pursuant to Section 2.23(h) above, use all or a portion of the proceeds of such Replacement Debt to prepay any Loans being replaced in accordance with the terms of this Agreement;

(j) simultaneously with the incurrence of any Replacement Debt, the Borrower shall use a portion of the proceeds of such Replacement Debt to fund any incremental increase in the Debt Service Reserve Amount; and

(k) Any Replacement Debt shall be treated in all respects as Senior Secured Debt, sharing pari passu in the Collateral and in right of payment.

2.24 Currency Matters. All Obligations of each Credit Party under the Financing Documents shall be payable in Dollars. All calculations, comparisons, measurements or determinations under the Financing Documents shall be made in Dollars.

2.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 3. CONDITIONS PRECEDENT

3.1 Closing Date. The occurrence of the Closing Date is subject to the satisfaction or waiver of the following conditions precedent, in each case to the satisfaction of each of the Lenders, unless, in each case, waived by each of the Lenders:

(a) Financing Documents. Administrative Agent shall have received true, correct and complete copies of the following documents, each of which shall have been duly authorized, executed and delivered by the parties thereto:

(i) this Agreement;

(ii) the Depositary Agreement;

(iii) the Pledge and Security Agreement;

(iv) the Intercreditor Agreement;

(v) the Fee Letters; and

(vi) the Collateral Agency Appointment Agreement.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received, in respect of each Credit Party, (i) each Organizational Document certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority or, with respect to its limited liability company agreement or partnership agreement, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (ii) signature and incumbency certificates of the officers of such Credit Party (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership); (iii) resolutions of the board of directors or similar governing body of such Credit Party (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership), approving and, to the extent required in any jurisdiction, resolutions of the meeting of shareholders of a Credit Party (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership), acting in its own capacity, in each case, authorizing the execution, delivery and performance of this Agreement and the other Financing Documents to which such Credit Party is, or shall become, a party or by which it or its assets may be bound as of the Closing Date and each Funding Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation dated the Closing Date or a recent date prior thereto; and (v) signature and incumbency certificates of one or more officers of Cheniere Energy Partners GP, LLC, acting on behalf of Borrower, who are authorized to execute Funding Notices, Issuance Notices and Letter of Credit applications delivered under this Agreement, in substantially the form of Exhibit N hereto (with such amendments or modifications as may be approved by Administrative Agent).

(c) Delivery of Material Contracts; Consents. The Administrative Agent shall have received true, correct and complete copies of each of the:

(i) Material Contracts (other than the Additional Material Contracts), each of which shall have been duly authorized, executed and delivered by the parties thereto; and

(ii) Consents and Agreements of counterparties that are Affiliates of the Borrower to the Material Contracts listed on Annex A (Closing Date Affiliate Consents), each of which shall have been duly authorized, executed and delivered by the parties thereto.

(d) Consultant Reports. The Administrative Agent shall have received a reasonably satisfactory final (i) due diligence report of the Independent Engineer, dated as of or about the Closing Date or accompanied by a bringdown certificate, favorably reviewing the reasonableness of the assumptions underlying the Base Case Forecast and (ii) report of the Insurance Advisor confirming that the insurance policies to be provided in compliance with Section 5.5 (Insurance) conform to the requirements specified in the Financing Documents, and a reliance letter with respect to each such report.

(e) Financial Statements. The Administrative Agent shall have received, to the extent available, certified copies of the most recent quarterly and annual financial statements of each Credit Party and Excluded Subsidiary, which financial statements (other than the annual financial statements of the Borrower) need not be audited.

(f) Opinions from Counsel. The Administrative Agent shall have received the legal opinion(s) of Latham & Watkins LLP, as New York and Texas counsel and special Delaware counsel to each of the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent, each Lender, and each Issuing Bank.

(g) Bank Regulatory Requirements. Each Lender shall have received, or had access to, at least three (3) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Terrorism and Money Laundering Laws.

(h) Base Case Forecast. The Borrower shall have delivered a Base Case Forecast in form and substance reasonably acceptable to the Lenders that demonstrates that all Senior Secured Debt (excluding principal payments with respect to DSR Loans and Revolving Loans) shall be capable of amortization through the 18-year period following the third anniversary of the Closing Date, such that the Projected Debt Service Coverage Ratio commencing on the Initial Quarterly Principal Payment Date and for each calendar year through the 18-year period following the third anniversary of Closing Date shall not be less than 1.55x.

(i) Fees; Expenses. The Administrative Agent shall have received for its own account, or for the account of the relevant Lender entitled thereto, or the Borrower shall have made provision to pay on the Closing Date in accordance with the Funds Flow Memorandum delivered pursuant to Section 3.1(s) (Funds Flow Memorandum), all fees due and payable pursuant to the Financing Documents, and all costs and expenses (including costs, fees and expenses of legal counsel and consultants) payable thereunder for which invoices have been presented.

(j) Absence of Default. As of the Closing Date, no Default or Event of Default has occurred and is continuing.

(k) Closing Date Certificate. Borrower shall have delivered to Administrative Agent an executed Closing Date Certificate, together with all attachments thereto, which shall include a certification of an Authorized Officer of the Credit Parties (and in the case of the certifications set forth in sub-clauses (ii) and (iii) below, to which the Independent Engineer reasonably concurs):

(i) that the Borrower is not aware of any fact or circumstance that could reasonably be expected to delay the occurrence of the Project Completion Date of the SPL Project after the Date Certain;

(ii) that the construction of the first five and, if Train 6 Debt has been incurred, six trains of the SPL Project are proceeding substantially in accordance with the Construction Schedule or, if not so proceeding, any delays will not cause (x) any of the first five and, if Train 6 Debt has been incurred, six trains of the SPL Project to miss the Guaranteed Substantial Completion Dates applicable thereto, (y) the date specified for Ready for Start Up in Attachment E to the applicable EPC Contract for any of the first five or, if the Train 6 Debt has been incurred, six trains of the SPL Project to occur less than four (4) months prior to the Guaranteed Substantial Completion Date for such train or (z) the first five or, if the Train 6 Debt has been incurred, six trains of the SPL Project to otherwise fail to achieve (A) the Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement on or before the BG DFCD Deadline, (B) the Date of First Commercial Delivery under and as defined in the GN FOB Sale and Purchase Agreement on or before the GN DFCD Deadline, (C) the Date of First Commercial Delivery under and as defined in the KoGas FOB Sale and Purchase Agreement on or before the KoGas DFCD Deadline, (D) the Date of First Commercial Delivery under and as defined in the GAIL FOB Sale and Purchase Agreement on or before the GAIL DFCD Deadline, (E) the Date of First Commercial Delivery under and as defined in the Centrica FOB Sale and Purchase Agreement on or before the Centrica DFCD Deadline, (F) the Date of First Commercial Delivery under and as defined in the Total FOB Sale and Purchase Agreement on or before the Total DFCD Deadline, or (G) if Train 6 Debt has been incurred, the date of first commercial delivery under and as defined in each Train 6 FOB Sale and Purchase Agreement;

(iii) as to the existence of sufficient funds (without taking into account the cumulative amount of contributions of Additional Equity less the cumulative amount of Additional Equity Distributions) needed to achieve (x) Substantial Completion by each of the applicable Guaranteed Substantial Completion Dates under the applicable EPC Contracts for each train of the SPL Project and (y) the Specified Completion Conditions by the Date Certain;

(iv) that attached to such certificate is a true, correct, and complete copy of the Base Case Forecast;

(v) that (A) the copies of each Material Contract delivered pursuant to clause (c) (Delivery of Material Contracts; Consents) above are true, correct and complete copies of such document and (B) no term or condition of any such Material Contract has been amended from the form thereof delivered to the Administrative Agent; and

(vi) that each of the conditions precedent to the Closing Date, as set forth in this Section 3.1 (Closing Date), has been satisfied (except that no certification shall be made or required from the Borrower as to the satisfaction or reasonable satisfaction of an Agent or Lender with respect to any such condition precedent).

(l) Representations and Warranties. Each of the representations and warranties in the Financing Documents is true and correct in all respects, on and as of the Closing Date.

(m) Establishment of Accounts. Each of the Accounts shall have been established as required pursuant to the Depositary Agreement.

(n) Perfection of Security. The Administrative Agent shall have received satisfactory evidence of the completion of all other actions, recordings and filings of or with respect to the Security Documents that the Administrative Agent may deem necessary or reasonably desirable in order to perfect the first priority Liens (subject only to Permitted Liens) created thereunder, including the delivery of the original certificates representing all Equity Interests in the Subsidiary Guarantors (in each case together with a duly executed transfer power and irrevocable proxy in substantially the form attached to the Pledge and Security Agreement) to the Collateral Agent and the filing of UCC-l financing statements.

(o) Lien Searches. The Administrative Agent shall have received the results of recent lien, judgment and litigation searches in each jurisdiction where a Credit Party is organized and such searches shall reveal no Liens on any of the assets of the Credit Parties except for Permitted Liens and Liens discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to Administrative Agent.

(p) Government Approvals and Consents. The Administrative Agent shall have received (i) evidence that all material Government Approvals for the Projects set forth on Schedule 4.30(a) (A) have been duly obtained, were validly issued and are in full force and effect, (B) are held in the name of CCTP, SPLNG or such third party as allowed pursuant to Government Rule as indicated on Schedule 4.30(a), (C) are not the subject of any pending rehearing or appeal to the issuing agency and all applicable fixed time periods for rehearing or appeal to the issuing agency have expired (except as noted on Schedule 4.30(a) or Government Approvals which do not have limits on appeal periods under Government Rule), and (D) are free from conditions or requirements (I) the compliance with which could reasonably be expected to have a Material Adverse Effect or (II) which the Borrower, CCTP, SPLNG or such third party, as applicable, does not expect to be able to satisfy on or prior to the commencement of the relevant stage of the applicable Project except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect; and (ii) copies of each Government Approval set forth on Schedule 4.30(a).

(q) [Reserved].

(r) Evidence of Insurance. Administrative Agent and Collateral Agent shall have received a certificate from the applicable Credit Parties’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 (Insurance) is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5 (Insurance).

(s) Funds Flow Memorandum. Administrative Agent shall have received the Funds Flow Memorandum applicable to the Closing Date.

3.2 CCTP Funding Date. The several obligation of each Term Loan Lender, Revolving Lender or DSR Issuing Bank, as applicable, to make, or cause one of their respective Affiliates to make, a Credit Extension on the CCTP Funding Date, to be applied in accordance with the applicable Funds Flow Memorandum is subject to the satisfaction or waiver of the following conditions precedent, in each case to the satisfaction of each of the Term Lenders, Revolving Lenders, and DSR Issuing Banks, as applicable, unless, in each case, waived by each of the Term Lenders, Revolving Lenders, and DSR Issuing Banks, as applicable:

(a) Funding Notice; Issuance Notice. The Administrative Agent shall have received a duly executed Funding Notice and Issuance Notice, as required by and in accordance with, and meeting the requirements of, Section 2.1(b)(i) (Borrowing Mechanics for Term Loans), Section 2.2(b)(ii) (Borrowing Mechanics for Revolving Loans), and Section 2.3(b)(i) (Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit), as applicable.

(b) Financing Documents. The Administrative Agent shall have received true correct and complete copies of the following documents, each of which shall have been duly authorized, executed and delivered by the parties thereto:

(i) the Counterpart Agreement, supplement to the Pledge and Security Agreement, supplement to the Depositary Agreement, supplement to the Intercreditor Agreement and supplement to the Collateral Agency Appointment Agreement of (A) CCTP, (B) Cheniere Energy Investments, LLC and (C) Cheniere Pipeline GP Interests, LLC; and

(ii) each Permitted Hedging Agreement required to be entered into pursuant to Section 5.11 (Interest Rate Protection) (if any).

(c) Organizational Documents; Incumbency. To the extent not delivered on the Closing Date, Administrative Agent shall have received, in respect of each Credit Party, (i) each Organizational Document certified as of the CCTP Funding Date or a recent date prior thereto by the appropriate Governmental Authority or, with respect to its limited liability company agreement or partnership agreement, certified as of the CCTP Funding Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (ii) signature and incumbency certificates of the officers of such Credit Party (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership); (iii) resolutions of the board of directors or similar governing body of such Credit

Party (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership), approving and, to the extent required in any jurisdiction, resolutions of the meeting of shareholders of a Credit Party (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership), acting in its own capacity, in each case, authorizing the execution, delivery and performance of this Agreement and the other Financing Documents to which such Credit Party is, or shall become, a party or by which it or its assets may be bound as of the Closing Date and each Funding Date, certified as of the CCTP Funding Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation dated the CCTP Funding Date or a recent date prior thereto.

(d) Existing Indebtedness. Concurrently with or prior to the occurrence of the CCTP Funding Date, Borrower shall have or shall have caused CCTP to have (i) repaid in full all CCTP Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit under the Existing CCTP Credit Agreement, and (iii) delivered to Administrative Agent all documents or instruments necessary to release and discharge all guarantees, Liens or other security securing CCTP Existing Indebtedness.

(e) Perfection of Security. The Administrative Agent shall have received satisfactory evidence of the completion (or concurrently with the CCTP Funding Date, the taking) of all other actions, recordings and filings of or with respect to the Security Documents that the Administrative Agent may deem necessary or reasonably desirable in order to perfect the first priority Liens (subject only to Permitted Liens) on the CCTP Security, including the delivery of the original certificates representing all Equity Interests in CCTP and its Subsidiaries, if any (in each case together with a duly executed transfer power and irrevocable proxy in substantially the form attached to the Pledge and Security Agreement), to the Collateral Agent and the filing of UCC-l financing statements.

(f) Opinions of Counsel. The Administrative Agent shall have received the following legal opinions, each in form and substance reasonably satisfactory to the Administrative Agent, each Lender, and each Issuing Bank:

(i) the opinion of Latham & Watkins LLP, as New York and Texas counsel and special Delaware counsel to each of the Credit Parties, with respect to the granting of security interests by CCTP and its Subsidiaries, if any; and

(ii) the opinion of Norton Rose Fulbright US LLP, with respect to customary energy regulatory matters.

(g) Base Case Forecast. The Borrower shall have delivered a Base Case Forecast in form and substance reasonably acceptable to the Lenders that demonstrates that all Senior Secured Debt (excluding principal payments with respect to Revolving Loans and DSR Loans) shall be capable of amortization through the 18-year period following the third anniversary of the Closing Date, such that the Projected Debt Service Coverage Ratio commencing on the Initial Quarterly Principal Payment Date and for each calendar year through the 18-year period following the third anniversary of Closing Date shall not be less than 1.55x.

(h) Fees. Borrower shall have paid, or shall have made provision to pay on the CCTP Funding Date in accordance with the applicable Funds Flow Memorandum delivered pursuant to Section 3.2(i) (Funds Flow Memorandum), to each Agent, each Arranger and each Joint Bookrunner the fees payable on or before the CCTP Funding Date referred to in Section 2.10(c) and (d) (Fees) and all expenses payable pursuant to Section 10.2 (Expenses) which have accrued to the CCTP Funding Date.

(i) Funding Date Certificate. Borrower shall have delivered to Administrative Agent an executed Funding Date Certificate, together with all attachments thereto, which shall include a certification of an Authorized Officer of the Credit Parties (and in the case of the certifications set forth in sub-clauses (ii) and (iii) below, to which the Independent Engineer reasonably concurs):

(i) that the Borrower is not aware of any fact or circumstance that could reasonably be expected to delay the occurrence of the Project Completion Date after the Date Certain;

(ii) that the construction of the first five and, if Train 6 Debt has been incurred, six trains of the SPL Project are proceeding substantially in accordance with the Construction Schedule or, if not so proceeding, any delays will not cause (x) any of the first five and, if Train 6 Debt has been incurred, six trains of the SPL Project to miss the Guaranteed Substantial Completion Dates applicable thereto, (y) the date specified for Ready for Start Up in Attachment E to the applicable EPC Contract for any of the first five or, if the Train 6 Debt has been incurred, six trains of the SPL Project to occur less than four (4) months prior to the Guaranteed Substantial Completion Date for such train or (z) the first five or, if the Train 6 Debt has been incurred, six trains of the SPL Project to otherwise fail to achieve (A) the Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement on or before the BG DFCD Deadline, (B) the Date of First Commercial Delivery under and as defined in the GN FOB Sale and Purchase Agreement on or before the GN DFCD Deadline, (C) the Date of First Commercial Delivery under and as defined in the KoGas FOB Sale and Purchase Agreement on or before the KoGas DFCD Deadline, (D) the Date of First Commercial Delivery under and as defined in the GAIL FOB Sale and Purchase Agreement on or before the GAIL DFCD Deadline, (E) the Date of First Commercial Delivery under and as defined in the Centrica FOB Sale and Purchase Agreement on or before the Centrica DFCD Deadline, (F) the Date of First Commercial Delivery under and as defined in the Total FOB Sale and Purchase Agreement on or before the Total DFCD Deadline, or (G) if Train 6 Debt has been incurred, the date of first commercial delivery under and as defined in each Train 6 FOB Sale and Purchase Agreement;

(iii) as to the existence of sufficient funds (without taking into account the cumulative amount of contributions of Additional Equity less the cumulative amount of Additional Equity Distributions) needed to achieve (x) Substantial Completion by each of the applicable Guaranteed Substantial Completion Dates under the applicable EPC Contracts for each train of the SPL Project and (y) the Specified Completion Conditions by the Date Certain;

(iv) that attached to such certificate is a true, correct, and complete copy of the Base Case Forecast;

(v) that (A) attached to such certificate are true, correct and complete copies of each Material Contract not previously delivered to the Administrative Agent pursuant to clause (c) (Delivery of Material Contracts) of Section 3.1 and (B) each such Material Contract and all previously delivered Material Contracts other than those that have terminated in accordance with their terms are in full force and effect and no term or condition of any such Material Contract has been amended from the form thereof delivered to the Administrative Agent;

(vi) that (A) all material Government Approvals for the Projects set forth on Schedule 4.30(b) and required to be obtained as of the CCTP Funding Date (1) have been duly obtained, were validly issued and are in full force and effect, (2) are held in the name of CCTP or such third party allowed pursuant to Government Rule as indicated on Schedule 4.30(b), (3) are not the subject of any pending rehearing or appeal to the issuing agency and all applicable fixed time periods for rehearing or appeal to the issuing agency have expired (except as noted on Schedule 4.30(b) or Government Approvals which do not have limits on appeal periods under Government Rule), and (4) are free from conditions or requirements (x) the compliance with which could reasonably be expected to have a Material Adverse Effect or (y) which the Borrower, CCTP or such third party, as applicable, does not expect to be able to satisfy on or prior to the commencement of the relevant stage of the applicable Project except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect and (B) to the extent not previously delivered, attached to such certificate are true, correct and complete copies of each Government Approval set forth on Schedule 4.30(b);

(vii) that each of the conditions precedent to the CCTP Funding Date, as set forth in this Section 3.2 (CCTP Funding Date), has been satisfied (except that no certification shall be made or required from the Borrower as to the satisfaction or reasonable satisfaction of an Agent or Lender with respect to any such condition precedent); and

(viii) that the proceeds of the Credit Extension will be applied in accordance with Sections 2.5(a)(i) (Term Loans); 2.5(b)(i) (Revolving Loans) or 2.5(c)(i) (Letters of Credit), as applicable.

(j) Funds Flow Memorandum. Administrative Agent shall have received the Funds Flow Memorandum applicable to the CCTP Funding Date.

(k) CCTP Consents. Administrative Agent shall have received true, correct and complete copies of and Consents and Agreements of counterparties that are Affiliates of the Borrower to the Material Contracts listed on Annex B (CCTP Affiliate Consents), each of which shall have been duly authorized, executed and delivered by the parties thereto.

(l) Representations and Warranties. Each of the representations and warranties of the Credit Parties in Financing Documents is true and correct in all material respects, except for (A) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the date of such Advance as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (B) the representations and warranties that are not deemed repeated.

(m) Absence of Default. After giving effect to the consummation of the transactions contemplated on the CCTP Funding Date (including CCTP becoming a Subsidiary Guarantor), no Default or Event of Default has occurred and is continuing on such date or will result from the consummation of the transactions contemplated by the Transaction Documents.

(n) Lien Searches. The Administrative Agent shall have received the results of recent lien, judgment and litigation searches in each jurisdiction where each of CCTP, Cheniere Energy Investments, LLC and Cheniere Pipeline GP Interests, LLC is organized and such searches shall reveal no Liens on any of the assets of CCTP, Cheniere Energy Investments, LLC or Cheniere Pipeline GP Interests, LLC except for Permitted Liens and Liens discharged on or prior to the CCTP Funding Date pursuant to documentation reasonably satisfactory to Administrative Agent.

(o) Evidence of Insurance. Administrative Agent and Collateral Agent shall have received a certificate from Borrower’s or CCTP’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained with respect to the Creole Trail Pipeline pursuant to Section 5.5 (Insurance) is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5 (Insurance).

(p) Notes. The Administrative Agent shall have received true, correct and complete copies of the Notes requested by the Lenders pursuant to Section 2.6 (Evidence of Debt; Register; Lenders’ Books and Records; Notes), each of which shall have been duly authorized, executed and delivered by the Borrower.

3.3 SPLNG Funding Date. The several obligation of each Term Loan Lender, Revolving Lender or DSR Issuing Bank, as applicable, to make, or cause one of their respective Affiliates to make, a Credit Extension on the SPLNG Funding Date, to be applied in accordance with the applicable Funds Flow Memorandum is subject to the satisfaction or waiver of the following conditions precedent, in each case to the satisfaction of each of the Term Lenders, Revolving Lenders, and DSR Issuing Banks, as applicable, unless, in each case, waived by each of the Term Lenders, Revolving Lenders, and DSR Issuing Banks, as applicable:

(a) Funding Notice; Issuance Notice. The Administrative Agent shall have received a duly executed Funding Notice or Issuance Notice, as required by and in accordance with, and meeting the requirements of, Section 2.1(b)(i) (Borrowing Mechanics for Term Loans), Section 2.2(b)(ii) (Borrowing Mechanics for Revolving Loans), and Section 2.3(b)(i) (Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit), as applicable.

(b) Financing Documents. The Administrative Agent shall have received true correct and complete copies of the following documents, each of which shall have been duly authorized, executed and delivered by the parties thereto:

(i) the Counterpart Agreement, supplement to the Pledge and Security Agreement, supplement to the Depositary Agreement, supplement to the Intercreditor Agreement and supplement to the Collateral Agency Appointment Agreement of (A) SPLNG, (B) Sabine Pass LNG-GP, LLC and (C) Sabine Pass LNG-LP, LLC; and

(ii) each Permitted Hedging Agreement required to be entered into pursuant to Section 5.11 (Interest Rate Protection).

(c) Organizational Documents; Incumbency. To the extent not delivered on the Closing Date or CCTP Funding Date, Administrative Agent shall have received, in respect of each Credit Party, (i) each Organizational Document certified as of the SPLNG Funding Date or a recent date prior thereto by the appropriate Governmental Authority or, with respect to its limited liability company agreement or partnership agreement, certified as of the SPLNG Funding Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (ii) signature and incumbency certificates of the officers of such Credit Party (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership); (iii) resolutions of the board of directors or similar governing body of such Credit Party (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership), approving and, to the extent required in any jurisdiction, resolutions of the meeting of shareholders of a Credit Party (or, in the case of a limited partnership, of the general partner, acting on behalf of such limited partnership), acting in its own capacity, in each case, authorizing the execution, delivery and performance of this Agreement and the other Financing Documents to which such Credit Party is, or shall become, a party or by which it or its assets may be bound as of the Closing Date and each Funding Date, certified as of the SPLNG Funding Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation dated the SPLNG Funding Date or a recent date prior thereto.

(d) Financial Statements. The Administrative Agent shall have received certified copies of the most recent quarterly and annual financial statements of SPLNG, which financial statements need not be audited.

(e) Existing Indebtedness. Concurrently with or prior to the occurrence of the SPLNG Funding Date, Borrower and SPLNG shall have (i) redeemed in full all SPLNG Senior Notes, and (ii) delivered to Administrative Agent all documents or instruments necessary to release and discharge all guarantees, Liens or other security securing the SPLNG Senior Notes.

(f) Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest (subject to Permitted Liens) in certain Real Estate Assets, Collateral Agent shall have received from Borrower and each applicable Subsidiary Guarantor:

(i) a fully executed and, if required to effect recording, notarized Mortgage, in proper form for recording in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.3(e) (each, a “SPLNG Funding Date Mortgaged Property”);

(ii) in the case of each Leasehold Property that is a SPLNG Funding Date Mortgaged Property, (A) evidence that such Leasehold Property is a Recorded Leasehold Interest and (B) a Landlord Consent and Estoppel;

(iii) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Administrative Agent with respect to each SPLNG Funding Date Mortgaged Property in form and substance reasonably satisfactory to Administrative Agent and including all endorsements reasonably required by Administrative Agent and reasonably available in the applicable jurisdiction (each, a “Title Policy”), in an aggregate amount of not less than $1,500,000,000 allocated to the SPLNG Terminal, and (B) evidence satisfactory to Administrative Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy, and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for each SPLNG Funding Date Mortgaged Property in the appropriate real mortgage records;

(iv) (A) a completed Flood Certificate with respect to each SPLNG Funding Date Mortgaged Property, which Flood Certificate shall (x) be addressed to Collateral Agent and (y) otherwise comply with the Flood Program; (B) if the Flood Certificate states that such SPLNG Funding Date Mortgaged Property is located in a Flood Zone, Borrower’s written acknowledgment of receipt of written notification from Collateral Agent as to (x) the existence of such SPLNG Funding Date Mortgaged Property in such Flood Zone and (y) as to whether the community in which each SPLNG Funding Date Mortgaged Property is located is participating in the Flood Program; and (C) if such SPLNG Funding Date Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program;

(v) Current ALTA surveys of all SPLNG Funding Date Mortgaged Properties or such other surveys that are sufficient for the title company(ies) to delete all standard survey exceptions from the Title Policies; and

(vi) evidence that all other actions necessary to create or modify a valid and perfected first priority security interest (subject to Permitted Liens) on the property described in each Mortgage have been taken.

(g) Perfection of Security. The Administrative Agent shall have received satisfactory evidence of the completion (or concurrently with the SPLNG Funding Date, the taking) of all other actions, recordings and filings of or with respect to the Security Documents that the Administrative Agent may deem necessary or reasonably desirable in order to perfect the first priority Liens (subject only to Permitted Liens) on the SPLNG Security, including the delivery of the original certificates representing all Equity Interests in SPLNG and its Subsidiaries, if any (in each case together with a duly executed transfer power and irrevocable proxy in substantially the form attached to the Pledge and Security Agreement) to the Collateral Agent and the filing of UCC-l financing statements.

(h) Opinions of Counsel. The Administrative Agent shall have received the following legal opinions, each in form and substance reasonably satisfactory to the Administrative Agent, each Lender, and each Issuing Bank:

(i) the opinion of Latham & Watkins LLP, as New York and Texas counsel and special Delaware counsel to each of the Credit Parties, with respect to the granting of security interests by SPLNG and its Subsidiaries, if any;

(ii) the opinion of Ottinger Hebert, L.L.C., as special Louisiana counsel to SPLNG, with respect to real estate matters in connection with certain Real Estate Assets of SPLNG; and

(iii) the opinion of Norton Rose Fulbright US LLP, with respect to customary energy regulatory matters.

(i) Fees. Borrower shall have paid or shall have made provision to pay on the SPLNG Funding Date in accordance with the Funds Flow Memorandum delivered pursuant to Section 3.3(j) (Funds Flow Memorandum), to each Agent, each Arranger and each Joint Bookrunner the fees payable on or before the SPLNG Funding Date referred to in Section 2.10(c) and (d) (Fees) and all expenses payable pursuant to Section 10.2 (Expenses) which have accrued to the SPLNG Funding Date.

(j) Funding Date Certificate. Borrower shall have delivered to Administrative Agent an executed Funding Date Certificate, together with all attachments thereto, which shall include a certification of an Authorized Officer of the Credit Parties:

(i) that (A) attached to such certificate are true, correct and complete copies of each Material Contract not previously delivered to the Administrative Agent pursuant to clause (c) (Delivery of Material Contracts) of Section 3.1 and (B) each such Material Contract and all previously delivered Material Contracts other than those that have terminated in accordance with their terms are in full force and effect and no term or condition of any such Material Contract has been amended from the form thereof delivered to the Administrative Agent;

(ii) that (A) all material Government Approvals for the Projects set forth on Schedule 4.30(b) and required to be obtained as of the SPLNG Funding Date (1) have been duly obtained, were validly issued and are in full force and effect, (2) are held in the name of SPLNG or such third party allowed pursuant to Government Rule as indicated on Schedule 4.30(b), (3) are not the subject of any pending rehearing or appeal to the issuing agency and all applicable fixed time periods for rehearing or appeal to the issuing agency have expired (except as noted on Schedule 4.30(b) or Government Approvals which do not have limits on appeal periods under Government Rule), and (4) are free from conditions or requirements (x) the compliance with which could reasonably be expected to have a Material Adverse Effect or (y) which the Borrower, SPLNG or such third party, as applicable, does not expect to be able to satisfy on or prior to the commencement of the relevant stage of the applicable Project except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect and (B) to the extent not previously delivered, attached to such certificate are true, correct and complete copies of each Government Approval set forth on Schedule 4.30(b);

(iii) that each of the conditions precedent to the SPLNG Funding Date, as set forth in this Section 3.3 (SPLNG Funding Date), has been satisfied (except that no certification shall be made or required from the Borrower as to the satisfaction or reasonable satisfaction of an Agent or Lender with respect to any such condition precedent); and

(iv) that the proceeds of the Credit Extension will be applied in accordance with Sections 2.5(a)(ii) (Term Loans); 2.5(b)(i) (Revolving Loans) or 2.5(c)(i) (Letters of Credit), as applicable.

(k) Funds Flow Memorandum. Administrative Agent shall have received the Funds Flow Memorandum applicable to the SPLNG Funding Date.

(l) SPLNG Consents. Administrative Agent shall have received true, correct and complete copies of and Consents and Agreements of counterparties that are Affiliates of the Borrower to the Material Contracts listed on Annex C (SPLNG Affiliate Consents), each of which shall have been duly authorized, executed and delivered by the parties thereto

(m) Representations and Warranties. Each of the representations and warranties of the Credit Parties in Financing Documents is true and correct in all material respects, except for (A) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the date of such Advance as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (B) the representations and warranties that are not deemed repeated.

(n) Absence of Default. After giving effect to the consummation of the transactions contemplated on the SPLNG Funding Date (including SPLNG becoming a Subsidiary Guarantor), no Default or Event of Default has occurred and is continuing on such date or will result from the consummation of the transactions contemplated by the Transaction Documents.

(o) Lien Searches. The Administrative Agent shall have received the results of recent lien, judgment and litigation searches in each jurisdiction where (i) each of SPLNG, Sabine Pass LNG-GP, LLC and Sabine Pass LNG-LP, LLC is organized and (ii) the SPLNG Terminal is located and such searches shall reveal no Liens on any of the assets of SPLNG, Sabine Pass LNG-GP, LLC or Sabine Pass LNG-LP, LLC except for Permitted Liens and Liens discharged on or prior to the SPLNG Funding Date pursuant to documentation reasonably satisfactory to Administrative Agent.

(p) SPLNG Organizational Documents. The Administrative Agent shall have received an amendment to the SPLNG LP Agreement extending the limitations on, among other things, purpose and dissolution currently effective therein until the obligations under the Note Documents (as defined in the SPLNG LP Agreement) until the Discharge of Obligations but with such amendments as are required to permit the application of the proceeds of the Term Loan on the SPLNG Funding Date to be applied to repay the SPLNG Senior Notes and permit SPLNG to guarantee the Obligations.

3.4 Conditions to Each Credit Extension not on a Funding Date.

(a) The several obligation of each Revolving Lender to make, or cause one of its Affiliates to make, a Revolving Loan on a Quarterly Payment Date is subject to the satisfaction or waiver of the following conditions precedent, in each case to the satisfaction of the Requisite Revolving Lenders, unless, in each case, waived by the Requisite Revolving Lenders:

(i) Funding Notice. The Administrative Agent shall have received a duly executed Funding Notice, as required by and in accordance with, and meeting the requirements of, Section 2.2(b)(ii) (Borrowing Mechanics for Revolving Loans).

(ii) Representations and Warranties. Each of the representations and warranties of the Credit Parties in Financing Documents is true and correct in all material respects, except for (A) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the date of such Advance as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (B) the representations and warranties that are not deemed repeated.

(iii) Absence of Default. As of the Credit Date, no Default or Event of Default has occurred and is continuing or will result from the consummation of the transactions contemplated by the Transaction Documents.

(iv) Credit Date Certifications. The Funding Notice Borrower shall have delivered to Administrative Agent in accordance with clause (i) (Funding Notice) shall include a certification of an Authorized Officer of the Credit Parties:

(A) that each of the conditions precedent to the Credit Extension, as set forth in this Section 3.4(a) has been satisfied as of the Credit Date (except that no certification shall be made or required from the Borrower as to the satisfaction or reasonable satisfaction of an Agent or Lender with respect to any such condition precedent); and

(B) that the proceeds of the Credit Extension will be applied in accordance with Sections 2.5(b)(ii) (Revolving Loans).

(b) The several obligation of each Revolving Lender or any WC Issuing Bank, as applicable, to make, or cause one of its Affiliates to make, a Credit Extension on a date other than a Funding Date or a Quarterly Payment Date is subject to the satisfaction or waiver of the following conditions precedent, in each case to the satisfaction of the Requisite Revolving Lenders or such WC Issuing Bank, as applicable, unless, in each case, waived by the Requisite Revolving Lenders or such WC Issuing Bank, as applicable:

(i) Funding Notice; Issuance Notice. The Administrative Agent shall have received a duly executed Funding Notice or Issuance Notice, as required by and in accordance with, and meeting the requirements of, Section 2.2(b)(ii) (Borrowing Mechanics for Revolving Loans) or Section 2.3(b)(i) (Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit), as applicable.

(ii) Occurrence of the Funding Dates. The CCTP Funding Date and the SPLNG Funding Date shall have occurred.

(iii) Representations and Warranties. Each of the representations and warranties of the Credit Parties in Financing Documents is true and correct in all material respects, except for (A) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the date of such Advance as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (B) the representations and warranties that are not deemed repeated.

(iv) Absence of Default. As of the Credit Date, no Default or Event of Default has occurred and is continuing or will result from the consummation of the transactions contemplated by the Transaction Documents.

(v) Train 1 Substantial Completion. Train 1 of the SPL Project shall have reached Substantial Completion.

(vi) Credit Date Certifications. The Funding Notice Borrower shall have delivered to Administrative Agent in accordance with clause (i) (Funding Notice; Issuing Notice) shall include a certification of an Authorized Officer of the Credit Parties:

(A) that each of the conditions precedent to the Credit Extension, as set forth in this Section 3.4(b) has been satisfied as of the Credit Date (except that no certification shall be made or required from the Borrower as to the satisfaction or reasonable satisfaction of an Agent or Lender with respect to any such condition precedent); and

(B) that the proceeds of the Credit Extension will be applied in accordance with Sections 2.5(b)(iii) (Revolving Loans) or 2.5(c)(ii) (Letters of Credit), as applicable, and if the proceeds will be applied in accordance with Section 2.5(b)(iii)(A) (Revolving Loans), attach copies of the certificates required by Section 6.17(a)(i)(E)-(G) (Restricted Payments).

3.5 Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern. In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given. None of Administrative Agent, any Lender nor any Issuing Bank shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents, Lenders and Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent, Lender and Issuing Bank on each of the Closing Date, each Funding Date and each Credit Date, that the following statements are true and correct:

4.1 Organization; Requisite Power and Authority; Qualification. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Financing Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2 Equity Interests and Ownership. The Equity Interests of each Credit Party have been duly authorized and validly issued. As of the Closing Date and each Funding Date, except with respect to the Borrower and as set forth on Schedule 4.2, there is no existing option, warrant, call, right, commitment or other agreement to which any Credit Party is a party requiring, and there is no membership interest or other Equity Interests of any Credit Party outstanding which upon conversion or exchange would require, the issuance by any Credit Party of any additional membership interests or other Equity Interests of any Credit Party or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Credit Party. Schedule 4.2 correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date and as of each Funding Date both before and after giving effect to the Transactions. Except as set forth on Schedule 4.2, the Credit Parties do not own any Equity Interests in any Person other than the Equity Interests in Borrower and Subsidiaries of Borrower.

4.3 Due Authorization. The execution, delivery and performance of the Financing Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by each Credit Party and, to each Credit Party’s Knowledge, each Material Project Party, of each of the Transaction Documents to which they are parties and the consummation of the transactions contemplated by the Transaction Documents do not and will not (a) violate (i) any material provision of any law or any Government Rule or any Government Approval applicable to the Credit Parties, (ii) any of the Organizational Documents of the Credit Parties, or (iii) any order, judgment or decree of any court or other agency of government binding on the Credit Parties; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Credit Parties except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets now owned or hereafter acquired by the Credit Parties (other than any Permitted Lien); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any

Contractual Obligation of the Credit Parties, except for such approvals or consents (i) that have been obtained or are reasonably expected to be received at the time required and all such consents and approvals that have been obtained remain in full force and effect or (ii) the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

4.5 Governmental Consents. Assuming receipt of any FERC or DOE approvals required in connection with the Secured Parties’ exercise of remedies under the Financing Documents, the execution, delivery and performance by Credit Parties of the Financing Documents to which they are parties and the consummation of the transactions contemplated by the Financing Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date and each Funding Date, as applicable.

4.6 Binding Obligation. Each Financing Document has been duly executed and delivered by each Credit Party that is a party thereto and each Financing Document and, to the Knowledge of each Credit Party that is a party thereto, each of the Material Contracts, is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7 Financial Statements. The financial statements of the Credit Parties furnished to the Administrative Agent pursuant to Section 5.1 (Financial Statements and Other Reports) (or pursuant to Section 3.1 (Closing Date), Section 3.2 (CCTP Funding Date), Section 3.3 (SPLNG Funding Date) or otherwise) were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date and each Funding Date, none of the Credit Parties has any contingent liability or liability for Taxes, long term lease or unusual forward or long term commitment that is not reflected in the financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower and any of its Subsidiaries taken as a whole.

4.8 Projections. On and as of the Closing Date and each Funding Date, the financial projections of the Credit Parties contained in the Base Case Forecast (including the estimates, pro forma calculations and forward-looking statements regarding the future performance of the Credit Parties set forth therein, the “Projections”) were prepared in good faith and based upon assumptions and estimates believed by the management of the Credit Parties to be reasonable and consistent with the Transaction Documents at the time prepared; provided that the Projections are subject to the qualifications set forth in the second sentence of Section 4.23 (Disclosure). Whether or not such projections or forward looking statements are in fact achieved will depend upon future events, some of which are not within the control of the Credit Parties. Accordingly, actual results may vary from the projections and such variations may be material. The Credit Parties make no representation or warranty as to future conditions or performance, or as to general industry or other information derived from consultants or public or third-party sources.

4.9 No Material Adverse Effect. (i) As of the Closing Date, since September 30, 2015, and (ii) at any time this representation and warranty is made thereafter, since the Closing Date and any previous Funding Date, no event, circumstance or change has occurred and there are no facts known (or which should upon the reasonable exercise of diligence be known) to the Credit Parties (other than matters of a general economic nature), that have caused or evidence, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.10 Adverse Proceedings. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. None of the Credit Parties (i) is in violation of any applicable laws (including Environmental Laws) in any jurisdiction that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11 Payment of Taxes. All federal income Tax returns and all other material Tax returns and reports of the Credit Parties required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and any other material Taxes required to be paid by the Credit Parties have been paid when due and payable or remitted on a timely basis, as applicable, or are being contested in good faith and by appropriate proceedings; provided reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.12 Properties.

(a) Title. Each Credit Party has (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective financial statements referred to in Section 4.7 (Financial Statements). Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate.

(i) As of the Closing Date and each Funding Date, Schedule 4.12 contains a true, accurate and complete list of (A) all Real Estate Assets, and (B) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset. Each agreement listed in clause (B) of the immediately preceding sentence is in full force and effect and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(ii) Other than those that can reasonably be expected to be available when and as required on terms consistent with the Base Case Forecast or the Operating Budget, as applicable, the Real Property Documents and other rights granted pursuant to the Material Contracts:

(A) are sufficient to enable (x) SPLNG Terminal to be located on the Site and (y) the SPLNG Terminal to be operated and maintained on the Site, in each case in accordance with all Legal Requirements, the Operating Budget and the Base Case Forecast; and

(B) provide adequate ingress and egress for any reasonable purpose in connection with the operation and maintenance of each Project.

4.13 Environmental Matters. (a) Except as set forth in Schedule 4.13, neither Borrower nor any of its Subsidiary Guarantors nor any of their respective Projects (if any) or operations are subject to any outstanding written Adverse Proceeding, order, consent decree or settlement agreement with any Person relating to any Environmental Law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) no Credit Party has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or letter or written request for information under any comparable foreign, state, provincial or territorial law the subject of which could reasonably be expected to result in a Material Adverse Effect; (c) to each Credit Parties’ Knowledge, there are, and have been, no conditions or occurrences which could reasonably be expected to form the basis of an Environmental Claim against any Credit Party that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (d) the Credit Parties are in compliance with all current Environmental Laws and requirements of any Government Approvals issued pursuant to Environmental Law, except to the extent that no Material Adverse Effect individually or in the aggregate could reasonably be expected to result.

4.14 No Defaults. No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could reasonably be expected to constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.15 Material Contracts. As of the Closing Date and each Funding Date, Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect, none of such Material Contracts have been amended, modified, supplemented, transferred, Impaired or, to any Credit Party’s Knowledge, assigned, except as indicated on Schedule 4.15 as of the Closing Date or as permitted by the terms of the Financing Documents and no defaults currently exist thereunder as of the Closing Date or any Funding Date.

4.16 Investment Company Act of 1940. None of the Credit Parties is subject to regulation under or has received a waiver of, or blanket authorization with respect to, the Investment Company Act of 1940 or under any other federal, state or foreign law, statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. None of the Credit Parties is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17 Federal Reserve Regulations; Exchange Act.

(a) None of the Credit Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.18 Employee Matters. There is (a) no strike or work stoppage in existence or threatened involving any Credit Party, except as could not be reasonably likely to have a Material Adverse Effect and (b) to the Knowledge of any Credit Party, no union representation question existing with respect to the employees of any Credit Party and, to the Knowledge of any Credit Party, no union organization activity that is taking place. The hours worked by and payments made to employees of any Credit Party have not been in violation of the Fair Labor Standards Act of 1938, or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Credit Party, or for which any claim may be made against any Credit Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of any Credit Party, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

4.19 Employee Benefit Plans.

(a) Each of the Credit Parties and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan;

(b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS indicating that such Employee Benefit Plan is so qualified and nothing has occurred or failed to occur subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status;

(c) no liability to the PBGC (other than required premium payments), the IRS, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Credit Party;

(d) no ERISA Event has occurred or is reasonably expected to occur;

(e) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any of the Credit Parties or any of their respective ERISA Affiliates; and

(f) each of the Credit Parties and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; in each of subclause (i) through (vi), except as would not reasonably be expected to result, in the aggregate, in a Material Adverse Effect.

4.20 Certain Fees. No broker’s or finder’s fee or commission with respect to the Transactions will be payable except as payable to Agents, Lenders and Issuing Banks.

4.21 Solvency. As of the Closing Date and each Funding Date, each of the Credit Parties are and, upon the incurrence of any Obligation by the Credit Parties on any Funding Date, will be, Solvent. At any time this representation and warranty is made thereafter, the Credit Parties, on a consolidated basis are and, upon the incurrence of any Obligation by the Credit Parties on any date on which this representation and warranty is made, will be on a consolidated basis, Solvent.

4.22 Compliance with Statutes, Etc. Each Credit Party is in compliance with all Government Approvals, applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.23 Disclosure. No representation or warranty of any Credit Party contained in any Financing Document, and no information, documentation or other materials (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature, “Information”) in any other documents, certificates or written statements furnished directly or indirectly to any Agent, Lender or Issuing Bank by or on behalf of any Credit Party or its Affiliates in connection with the transactions contemplated hereby is or will be, when taken as a whole, not complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made and furnished, it being recognized by each other party hereto and the Lenders and Issuing Banks that such projections as to future events are not a guarantee of financial performance and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material. The Credit Parties agree that if any of the representations in the first sentence of this Section 4.23 would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then the Credit Parties shall promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects under those circumstances.

4.24 Sanctions; Anti-Corruption Laws; PATRIOT Act. To the extent applicable, no Credit Party nor, to the Knowledge of the Credit Parties, any of their respective directors, officers, employees, agents or Affiliates is (i) the subject of any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control), or any other applicable U.S. sanctions authority, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”, and the associated laws, rules, regulations and orders promulgated or issued thereunder, collectively, “Sanctions Laws”), (ii) an organization owned or controlled by a Person, entity, or country or territory that is the target of Sanctions, or (iii) a Person located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions, including, without limitation, currently the Crimea region, Cuba, Iran, North Korea, Sudan and Syria. Each Credit Party and, to the Knowledge of the Credit Parties, their respective directors, officers, employees, agents and Affiliates is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders promulgated or issued thereunder (collectively, “Anti-Corruption Laws”) and (iii) the Anti-Terrorism and Money Laundering Laws. No part of the proceeds of the Loans or Letters of Credit will be used, directly or, to the Knowledge of Borrower, indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that is known by the Borrower at such time to be the subject of any Sanctions or (B) in any other manner that would result in a violation of Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, or Sanctions Laws.

4.25 Security Documents. As of the Closing Date, each Funding Date and thereafter, the Security Documents that have been delivered on or prior to the date this representation is made are effective to create, in favor of Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been made in all necessary public offices, and all other necessary and appropriate action has been taken, so that the security interest created by each Security Document is a perfected Lien on and security interest in all right, title and interest of the Credit Parties in the Collateral purported to be covered thereby (including delivery to Collateral Agent of the certificates evidencing all of the Equity Interests in each Subsidiary Guarantor), prior and superior to all other Liens other than Permitted Liens. As of the Closing Date and each Funding Date and thereafter, the descriptions of the Collateral set forth in each Security Document are true, complete, and correct in all material respects and are adequate for the purpose of creating, attaching and perfecting the Liens in the Collateral granted or purported to be granted in favor of Collateral Agent for the benefit of the Secured Parties under the Security Documents.

4.26 Insurance. All insurance required to be obtained by the Credit Parties pursuant to Section 5.5 (Insurance) and Schedule 5.5 has been obtained and is in full force and effect, and all premiums then due and payable on all such insurance have been paid.

4.27 Flood Insurance. As of the Closing Date and each Funding Date, the applicable Credit Party has obtained flood insurance for each Flood Hazard Property.

4.28 Regulatory Status.

(a) SPLNG is subject to the provisions of Section 3 of the NGA and the regulations of FERC and DOE thereunder, (1) for the siting, construction, expansion, and the operation of the SPLNG Terminal and (2) with respect to the import and export of LNG from the SPLNG Terminal. CCTP is subject to the provisions of Section 7 of the NGA and the regulations of FERC thereunder, for the siting, construction, expansion, and the operation of the Pipeline.

(b) No Credit Party is subject to, or not exempt from, regulation:

(i)	as a “natural-gas company” as such term is defined in the NGA, except for CCTP;

(ii)	under PUHCA, except for the books and records requirements applicable to holding companies and their associate companies under Section 1264 of PUHCA, to the extent they apply to any Credit Party; or

(iii)	as a “public utility,” an “electric public utility,” a “gas utility” or, except for CCTP, a “natural gas company” pursuant to Article 4, Section 21 of the Louisiana Constitution, or Title 30 or Title 45 of the Louisiana Revised Statutes, or the orders, rules and regulations promulgated thereunder;

provided that a Credit Party (in addition to CCTP) will become subject to provisions of the NGA and FERC’s regulations thereunder as a “natural-gas company” at such time as such Credit Party engages in the transportation or wholesale sale in interstate commerce of “natural gas” as such term is defined in the NGA. Such Credit Party may qualify for blanket marketing certificates to the extent provided in Part 284, Subpart L of FERC’s regulations.

(c) Except in connection with the exercise of any remedy involving control or possessory rights, none of the Credit Agreement Secured Parties, solely by virtue of the execution and delivery of the Financing Documents, the consummation of the transactions contemplated by the Financing Documents, or the performance of obligations under the Financing Documents, shall be or become subject to the provisions of:

(d) Section 3 or Section 7 of the NGA;

(e) the NGA as a “natural-gas company” as such term is defined in the NGA;

(f) PUHCA; or

(g) as a “public utility,” an “electric public utility,” a “gas utility” or a “natural gas company” pursuant to Article 4, Section 21 of the Louisiana Constitution, or Title 30 or Title 45 of the Louisiana Revised Statutes, or the orders, rules and regulations promulgated thereunder.

4.29 Accounts. Except as set forth in Schedule 4.29, neither Borrower nor any Subsidiary Guarantor has any Deposit Account or “securities accounts” (as defined in the UCC) other than the Accounts, the accounts of the Credit Parties that constitute Excluded Assets pursuant to Section 2.2 of the Pledge and Security Agreement and any other accounts of the Credit Parties permitted to be opened pursuant to Section 6.18 (Accounts).

4.30 Government Approvals; Government Rules. As of the applicable Funding Date:

(a) No material Government Approvals are required for the Projects except for those set forth on Schedules 4.30(a) and (b), and except for those that may be required as a result of the exercise of remedies under the Financing Documents.

(b) All material Government Approvals for the Projects set forth on Schedule 4.30(a) (i) have been duly obtained, were validly issued, are in full force and effect, (ii) are held in the name of CCTP, SPLNG or such third party allowed pursuant to Government Rule as indicated on Schedule 4.30(a), (iii) are not the subject of any pending rehearing or appeal to the issuing agency and all applicable fixed time periods for rehearing or appeal to the issuing agency have expired (except as noted on Schedule 4.30(a) or Government Approvals which do not have limits on appeal periods under Government Rule), and (iv) are free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) which the Borrower, CCTP or SPLNG, as applicable, does not expect to be able to satisfy on or prior to the commencement of the relevant stage of the applicable Project except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(c) All material Government Approvals not obtained as of the date hereof but necessary for the Projects are set forth on Schedule 4.30(b).

(d) The Borrower and CCTP or SPLNG, as applicable, reasonably believe that those material Government Approvals set forth on Schedule 4.30(b) shall be obtained in due course on or prior to the commencement of the appropriate stage of the applicable Project for which such Government Approval would be required and shall not contain any condition or requirements, the compliance with which could reasonably be expected to result in a Material Adverse Effect or which the Borrower, CCTP or SPLNG, as applicable, does not expect to satisfy on or prior to the commencement of the appropriate stage of applicable Project, except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(e) The Projects conform to and comply in all material respects with all material covenants, conditions, restrictions and reservations in the applicable Government Approvals and all applicable Government Rules as in effect as of the date this representation is made and deemed repeated.

(f) To the Credit Parties’ Knowledge, there is no action, suit, or proceeding pending that would reasonably be expected to result in the materially adverse modification, rescission, termination, or suspension of any Government Approval.

4.31 Tax Status. Each Credit Party is treated as a partnership or an entity disregarded for U.S. federal, state and local income tax purposes as separate from its owner and not an association taxable as a corporation, and neither the execution or delivery of any Transaction Document nor the consummation of any of the transactions contemplated thereby shall affect such status.

4.32 Nature of Business. The Credit Parties have not and are not engaged in any business other than as contemplated by the Transaction Documents.

4.33 No Force Majeure. To the Knowledge of the Credit Parties, no event of force majeure or other event or condition exists which (a) provides any Material Project Party the right to cancel or terminate any Material Contract to which it is a party in accordance with the terms thereof, which cancellation or termination could reasonably be expected to have a Material Adverse Effect, or (b) provides any Material Project Party the right to suspend its performance (or be excused of any liability) under any Material Contract to which it is a party in accordance with the terms thereof, which suspension (or excuse) could reasonably be expected to have Material Adverse Effect.

4.34 Ranking. The Financing Documents and the obligations evidenced thereby are and will at all times be direct and unconditional general obligations of the Credit Parties and rank and will at all times rank in right of payment and otherwise at least pari passu with all Senior Secured Debt, and senior in right of payment to all other Indebtedness of the Credit Parties whether now existing or hereafter outstanding.

4.35 Indebtedness; Investments. As of the Closing Date and each Funding Date, other than the Existing Indebtedness, neither Borrower nor any Subsidiary Guarantors has (i) any Indebtedness other than the Permitted Debt and (ii) any Investments other than the Investments permitted pursuant to Section 6.5 (Investments).

4.36 EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as the Commitments have not been terminated and until the Discharge of Obligations (other than contingent indemnification obligations with respect to which no claim has been made), such Credit Party shall perform all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Borrower will deliver to Administrative Agent:

(a) Quarterly Financial Statements. As soon as available, and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2016, (i) the consolidated unaudited balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, (ii) the consolidated unaudited balance sheets of SPLNG and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of SPLNG and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, in each case, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification;

(b) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2015, (i) (A) a consolidated balance sheet of the Borrower and its Subsidiaries and a consolidated balance sheet of SPLNG and its Subsidiaries, in each case, as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries and SPLNG and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification; and (B) with respect to such consolidated financial statements a report thereon of an independent certified public accountants of recognized national standing (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries and SPLNG and its Subsidiaries, in each case, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) and (ii) a consolidated unaudited balance sheet of Borrower and its Subsidiaries and SPLNG and its Subsidiaries, in each case, as at the end of such Fiscal Year and the related consolidated unaudited statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries and SPLNG and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification;

(c) Compliance Certificate. Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.1(a) (Quarterly Financial Statements) (commencing with the Fiscal Quarter ending on December 31, 2016) and 5.1(b) (Annual Financial Statements), a duly executed and completed Compliance Certificate, certified as complete and correct by an Authorized Officer of the Borrower as part of the Compliance Certificate delivered in connection with such financial statements;

(d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(a) (Quarterly Financial Statements) or 5.1(b) (Annual Financial Statements) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(e) Notice of Default. As soon as practicable and in any event within 5 Business Days after any Authorized Officer of Borrower obtains Knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower by Administrative Agent or the Requisite Lenders with respect thereto; (ii) that any Person has given any notice to Borrower or any of its Subsidiary Guarantors or taken any other action with respect to any event or condition set forth in Section 8.1(b) (Default in Other Agreements or Instruments); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(f) Notice of Litigation. As soon as practicable and in any event within 5 Business Days after any Authorized Officer of Borrower obtains Knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by Borrower to Administrative Agent, Lenders and Issuing Banks, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of the Transactions, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and Issuing Banks to evaluate such matters;

(g) ERISA. As soon as practicable and in any event no later than 5 Business Days after becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiary Guarantors or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto;

(h) Insurance.

(i) As soon as practicable and in any event by the last day of each Fiscal Year, a customary certificate from Borrower’s insurance broker(s) (or, in lieu of such certificate, an officer’s certificate) outlining all material insurance coverage maintained as of the date of such certificate by Borrower and its Subsidiary Guarantors;

(ii) As soon as practicable and in any event within 5 Business Days after any Credit Party obtains Knowledge of the occurrence of any Event of Loss, Event of Taking or other event giving rise (or that could reasonably be expected to give rise) to a claim under any insurance policy maintained in accordance with Section 5.5 (Insurance) in excess of (A) fifty million Dollars ($50,000,000) individually or (II) two hundred fifty million Dollars ($250,000,000) in any calendar year, in either case, with copies of any material document relating thereto that are in the possession of any Credit Party; and

(iii) As soon as practicable and in any event within 5 Business Days after any Credit Party obtains Knowledge of any cancellation or material change in the terms, coverages or amounts of any insurance described in Section 5.5 (Insurance) or Schedule 5.5;

(i) Notice Regarding Material Contracts. Promptly upon: (i) delivery to, or receipt from, another Material Project Party pursuant to a Material Contract, copies of all material written notices or other material documents delivered to such Material Project Party other than written notices or other documents delivered in the ordinary course of the administration of such Material Contracts; and (ii) such documents becoming available, copies of all material written notices or other material documents received by a Credit Party pursuant to any Material Contract (including any material construction reports and any notice or other document relating to a failure by the Credit Party to perform any of its covenants or obligations under such Material Contract, termination of a Material Contract or a force majeure event under a Material Contract) other than written notices or other documents delivered in the ordinary course of administration of such Material Contracts; provided that in each case, the Borrower shall not have an obligation under this Section 5.1(i) to deliver such notices with respect to Material Contracts to which CCTP is a party until the CCTP Funding Date or to which SPLNG is a party until the SPLNG Funding Date;

(j) Information Regarding Collateral. (i) Borrower will furnish to Collateral Agent prompt written notice of any change (A) in any Credit Party’s corporate name, (B) in any Credit Party’s identity or corporate structure, (C) in any Credit Party’s jurisdiction of organization or (D) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number, which, in each case, for the avoidance of doubt, shall be subject to Section 6.12 (Amendments or Waivers of Organizational Documents). Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will be made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Documents. (ii) Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed. (iii) Upon any Credit Party obtaining Knowledge thereof, such Credit Party shall promptly notify the Collateral Agent in writing of any event that may have a Material Adverse Effect on the value of the Collateral or on the ability of any Credit Party or the Collateral Agent to dispose of the Collateral;

(k) Notices regarding SPL Project. Promptly upon delivery of such information to the common security trustee and other financing parties under the SPL Common Terms Agreement, the construction reports delivered to the common security trustee pursuant to Section 8.5 of the SPL Common Terms Agreement (or any similar provision, if any, of any refinancing facility thereof);

(l) Other Information.

(i) Promptly after receipt of each material Government Approval obtained by a Credit Party not previously delivered, copies thereof certified as true, complete and correct by an Authorized Officer of the Borrower;

(ii) Promptly after receipt of any materially adverse decision with respect to any material Government Approval, which could reasonably be expected to result in a Material Adverse Effect, copies thereof and describing any action being taken or proposed to be taken with respect thereto;

(iii) Promptly after the filing thereof, a copy of each filing, certification, waiver, exemption, claim, declaration, or registration made with (A) respect to Government Approvals to be obtained or filed by a Credit Party with any Governmental Authority or (B) any Governmental Authority in a proceeding in which SPL or any Credit Party is the captioned party or respondent, in each case except such filings, certifications, waivers, exemptions, claims, declarations, or registrations that are routine or ministerial in nature or in respect of which a failure to file could not reasonably be expected to have a Material Adverse Effect;

(iv) Promptly upon obtaining Knowledge thereof, a description of each change in the status of any Government Approval that is reasonably likely to have a Material Adverse Effect;

(v) Such other information and data with respect to Borrower or any of its Subsidiary Guarantors as from time to time may be reasonably requested by Administrative Agent (including any Lender or any Issuing Bank, through the Administrative Agent);

(vi) As soon as practicable and in any event within 5 Business Days after any Credit Party obtains Knowledge thereof, notice of any cessation of activities related to the operation and/or maintenance of any Project that could reasonably be expected to exceed sixty (60) consecutive days; and

(vii) As soon as practicable and in any event within 5 Business Days after any Credit Party obtains Knowledge thereof, notice of any other circumstance, act or condition, not otherwise delivered pursuant to this Section 5.1, which could reasonably be expected to result in a Material Adverse Effect, and describing any action being taken or proposed to be taken with respect thereto;

(m) Certification of Public Information. Borrower acknowledges that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency,

SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Borrower agrees to clearly designate all information provided to Administrative Agent and the Lenders by or on behalf of Borrower or any of its Affiliates that is suitable to make available to Public Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Borrower, its Affiliates and their respective Securities;

(n) Operating Reports. Promptly upon written request from Administrative Agent, Collateral Agent or any Lender, and in no event later than 30 days after such written request delivered to Borrower, all operating reports delivered to Borrower or any Subsidiary Guarantors pursuant to any Material Contracts and operating and maintenance agreements to which Borrower or any Subsidiary Guarantor is a party;

(o) Operating Budgets.

(i) On the CCTP Funding Date and the SPLNG Funding Date, an Operating Budget for CCTP and SPLNG, respectively, which shall cover each calendar year through the Final Maturity Date and otherwise be in form and substance reasonably acceptable to the Administrative Agent;

(ii) Following the respective Funding Dates, on or about each annual date on which the Borrower delivers to the Administrative Agent the Borrower’s audited financial statement pursuant to Section 5.1(b) (Annual Financial Statements), the Borrower shall deliver to the Administrative Agent a copy of an updated Operating Budget for each calendar year through the Final Maturity Date; and

(iii) As soon as practicable and in any event within 3 Business Days after any Credit Party obtains Knowledge thereof, notice of any event, occurrence or circumstance that could reasonably be expected to cause operation and maintenance expenses to exceed with respect to all operation and maintenance expenses, the amount in the then-current Operating Budget for the then-current calendar year by ten percent (10%) or more in the aggregate.

5.2 Existence. Each Credit Party will at all times preserve and keep in full force and effect its existence and all rights and franchises, and Government Approvals it deems material to its business. Each Credit Party shall at all times maintain its status as a partnership or an entity disregarded for U.S. federal, state and local income tax purposes. All of the owners of interests in the Subsidiary Guarantors that are treated as equity for U.S. federal income tax purposes will be United States persons within the meaning of Code Section 7701(a)(30).

5.3 Payment of Taxes and Claims. Borrower will, and will cause each of its Subsidiary Guarantors to, timely file all federal income Tax returns and all other material Tax returns, and remit or pay all material Taxes required to be remitted by it and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor. No Credit Party will file or consent to the filing of any combined, unitary or consolidated tax return (other than required by law) with any Person (other than Borrower or any of its Subsidiaries).

5.4 Maintenance of Properties. Each Credit Party, will maintain or cause to be maintained in working order ordinary wear and tear excepted, all material properties used or useful in the business of the Credit Parties.

5.5 Insurance.

(a) The Credit Parties will maintain or cause to be maintained, with insurers believed to be financially sound and reputable, such insurance set forth on Schedule 5.5 and such other insurance as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as set forth on Schedule 5.5 or, if not set forth thereon, shall be customary for such Persons. Without limiting the generality of the foregoing, the Credit Parties will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Except to the extent otherwise set forth on Schedule 5.5, each such policy of insurance shall (i) name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a customary loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder and provide for at least thirty days’ (and, in the case of any nonpayment of premium, ten days’) prior written notice to Collateral Agent of any modification or cancellation of such policy.

(b) In the event any Credit Party fails to obtain or maintain, or cause to be obtained and maintained, the full insurance coverage required by this Section 5.5, the Collateral Agent may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Collateral Agent shall become an Obligation and the Borrower shall forthwith pay such amounts to the Collateral Agent, together with interest from the date of payment by the Collateral Agent at the Default Rate.

(c) The Borrower may, directly or through one or more of its Subsidiary Guarantors, apply any Excluded Insurance/Condemnation Proceeds to repair, restore or replace the damaged or destroyed assets to which such Excluded Insurance/Condemnation Proceeds relate, in accordance with clause (e) below, or to repay Permitted Debt of the Credit Party that received such Excluded Insurance/Condemnation Proceeds.

(d) The Borrower may, directly or through one or more of its Subsidiary Guarantors, use any Net Insurance/Condemnation Proceeds (other than Excluded Insurance/Condemnation Proceeds, which are covered by Section 5.5(c) (Insurance) and other than Prepayment Insurance/Condemnation Proceeds) to repair, restore or replace the applicable damaged or destroyed assets, in accordance with clause (e) below, if each of the following conditions is satisfied to the reasonable satisfaction of the Collateral Agent (in consultation with the Independent Engineer and the Insurance Advisor) or waived by the Requisite Lenders within ninety (90) days of the applicable Event of Loss or Event of Taking:

(i) no Default or Event of Default (other than a Default or Event of Default that has occurred primarily as a result of the Event of Loss or Event of Taking) has occurred and is continuing at the time of such application and after giving effect to any repair or restoration, such Event of Loss, Event of Taking or proposed repair or restoration could not reasonably be expected to result in a Default or Event of Default;

(ii) the Borrower submits a reasonably detailed plan (the “Repair and Restoration Plan”) to the Collateral Agent and the Administrative Agent describing the applicable Credit Party’s plan, time schedule and associated costs for effectuating the applicable improvements, repairs and restorations, and such plan is reviewed and approved by the Requisite Lenders and the Independent Engineer;

(iii) each of the Borrower and the Independent Engineer certify to the reasonable satisfaction of the Requisite Lenders that such improvements, repairs and restorations in accordance with the Repair and Restoration Plan are technically and economically feasible within a period of three hundred and sixty (360) days (plus up to an additional one hundred twenty (120) days if the Borrower is exercising commercially reasonable efforts to complete the improvements, repairs and restorations) from the date of the applicable Event of Loss or Event of Taking and that (A) a sufficient amount of funds is or will be available to the applicable Credit Party to complete such improvements, repairs and restorations using such Net Insurance/Condemnation Proceeds, and (B) upon the completion of such improvements, repairs and restorations, (I) the applicable Project will be capable of achieving performance levels in commercial operations at least equal to those achieved by the applicable Project immediately prior to such Event of Loss or Event of Taking, or, if less, performance levels that will enable the applicable Project to comply with the Material Contracts and (II) an updated Base Case Forecast shows that the Senior Secured Debt outstanding at such time is capable of amortization such that the Projected Debt Service Coverage Ratio commencing on the Initial Quarterly Principal Payment Date and for each calendar year through the assumed 18-year amortization schedule for the Term Loans shall not be less than 1.55x;

(iv) no Government Approval is necessary (unless the applicable Credit Party could reasonably be expected to obtain such Government Approval when required) to proceed with such improvements, repairs and restorations in accordance with the Repair and Restoration Plan and no material amendment to this Agreement or any other Financing Document or Material Contract is necessary, and no other instrument is necessary for the purpose of effecting the improvements, repairs and restorations or subjecting the improvements, repairs and restorations to the Liens of the Security Documents other than such instrument as will be executed and delivered by the applicable Credit Party to the Collateral Agent and the Administrative Agent, which instrument shall be in form and substance reasonably satisfactory to Administrative Agent, prior to the commencement of such improvements, repairs and restorations;

(v) after taking into consideration the availability of Net Insurance/Condemnation Proceeds, business interruption insurance proceeds and any Revenues received by the Borrower and its Subsidiary Guarantors, it is reasonably projected that there will be adequate amounts available to pay all ongoing expenses, including Debt Service, during the period of improvement, repair or restoration (and the Independent Engineer shall have confirmed the projected revenues and projected costs of the Repair and Restoration Plan during such period); and

(vi) the Collateral Agent and Administrative Agent shall have received a confirmation by (A) the Independent Engineer of its agreement with the matters set forth in sub-clauses (ii) – (v) and (B) the Borrower and applicable of their certification of the matters set forth in sub-clauses (i) – (vi).

(e) Any (x) Excluded Insurance/Condemnation Proceeds and (y) other Net Insurance/Condemnation Proceeds (other than Prepayment Insurance/Condemnation Proceeds) with respect to which the conditions set forth in Section 5.5(d) (Insurance/Condemnation Proceeds) have been satisfied or waived as provided therein shall be applied for the payment of the cost of the repair and restoration of such Event of Loss or Event of Taking in accordance with the following procedures:

(i) the Borrower shall cause, directly or through one or more of its Subsidiary Guarantors, any necessary improvements, repairs and restorations to be commenced and completed in material compliance with the Repair and Restoration Plan (other than in the case of Excluded Insurance/Condemnation Proceeds) and promptly and in accordance with Prudent Industry Practices at the cost and expense of the applicable Credit Party using the relevant Net Insurance/Condemnation Proceeds for such repairs and restorations; and

(ii) the Borrower shall provide the Collateral Agent and Administrative Agent with an executed certificate of an authorized signatory of the Borrower, upon which each Lender and Agent may conclusively rely, (A) describing in reasonable detail the nature of the improvements, repair and restoration to be effected with such payments, (B) stating the remaining estimated cost of such improvements, repairs and restorations, (C) stating that the remaining applicable Net Insurance/Condemnation Proceeds are sufficient to complete such improvements, repairs and restorations and, other than in the case of Excluded Insurance/Condemnation Proceeds, in material compliance with the time period set forth in any applicable Repair and Restoration Plan and (D) except with respect to Excluded Insurance/Condemnation Proceeds, confirming that each of the other conditions set forth in

Section 5.5(e) (Insurance) continues to be satisfied as of the date of such disbursement and attaching thereto a certification dated as of such date by the Independent Engineer confirming its continued agreement with the matters set forth in Section 5.5(d)(ii)-(v) (Insurance).

5.6 Books and Records; Inspections. Each Credit Party will keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers, engineers and independent public accountants, all upon reasonable prior written notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that unless an Event of Default shall have occurred and be continuing, such visits and inspections shall be limited to once in each calendar year and shall be at the sole cost and expense of Administrative Agent or the applicable Lender(s) (except that Administrative Agent may make one such visit to each Project (following the applicable Funding Date) and the Borrower’s Principal Office in each calendar year, the reasonable cost and expense thereof shall be borne by Borrower). Upon becoming Subsidiary Guarantors, each of CCTP and SPLNG will cooperate with and provide all information reasonably requested, necessary and available to it on a timely basis to the Independent Engineer so that the Independent Engineer may provide consulting services to the Administrative Agent.

5.7 Compliance with Laws.

(a) Each Credit Party will comply, and each Credit Party shall cause all of its subsidiaries and all other Persons under its control, if any, on or occupying any Project to comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Credit Parties and all other Persons under their control shall comply in all material respects with Anti-Terrorism and Money Laundering Laws and Sanctions Laws.

(c) The Credit Parties shall at all times obtain and maintain and use commercially reasonably efforts to cause third parties (including Affiliates that are not Credit Parties), as allowed pursuant to Government Rule, to obtain and maintain in full force and effect all material permits, licenses, trademarks, patents, agreements or Government Approvals necessary for the Projects.

(d) The Credit Parties will not, and will procure that their Affiliates, directors and officers do not, directly or, to the Credit Parties’ knowledge, indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, Joint Venture partner or other Person:

(i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Terrorism and Money Laundering Laws, Anti-Corruption Laws or Sanctions Laws, to the extent applicable;

(ii) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of Sanctions; or

(iii) in any other manner that would result in a violation of any Anti- Terrorism and Money Laundering Laws, Anti-Corruption Laws or Sanctions, by any Person (including any Person participating in the Loans, whether as Lender, Administrative Agent, Collateral Agent or otherwise).

(e) Any goods now or hereafter produced by any Credit Party included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act.

5.8 Environmental.

(a) Environmental Disclosure. Borrower will deliver to Administrative Agent (and Administrative Agent shall deliver to the Lenders and, if so requested, the Issuing Banks):

(i) as soon as reasonably practicable following receipt thereof, copies of all written environmental audits, assessments, investigations, analyses and reports prepared by any independent consultants (excluding, for clarity, legal counsel) with respect to any (A) significant environmental matters at or related to any Project that, in any such case, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (B) Environmental Claims against any Credit Party that, in any such case, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(ii) as soon as reasonably practicable following the occurrence thereof, written notice describing in reasonable detail (1) any Release that has a reasonable possibility of resulting in one or more Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (2) any remedial action taken by Borrower or any other Person in response to (A) the Release by any Credit Party, the occurrence of which could reasonably be expected to result in one or more Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(iii) as soon as reasonably practicable following the sending or receipt thereof by Borrower or any of its Subsidiary Guarantors, a copy of any and all material written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (2) any Release by Borrower or any of its Subsidiary Guarantors that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, in each case that are from or to any Governmental Authority or third party bringing such Environmental Claim or alleging such Release;

(iv) reasonably prompt written notice describing in reasonable detail any proposed acquisition of stock, assets or property by any Credit Party that could reasonably be expected to expose any Credit Party to, or result in, Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(v) with reasonable promptness, such other material documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.8(a).

(b) Obligation to Cure, Etc. Each Credit Party shall promptly take any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against it where the failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9 Subsidiaries. In the event that any Person becomes a Subsidiary of Borrower (other than any Excluded Subsidiary) after the Closing Date and, with respect to CCTP and SPLNG, on the applicable Funding Date, Borrower shall (a) promptly cause such Subsidiary (other than any Excluded Subsidiary) to become a Subsidiary Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a supplement to the Pledge and Security Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably required to effectuate similar purposes or results to those described in Sections 3.1(b) (Organizational Documents; Incumbency), 3.1(n) (Perfection of Security), 3.3(e) (Real Estate Assets), 3.1(r) (Evidence of Insurance), and 3.1(f) (Opinions of Counsel). Borrower shall take, or shall cause such Subsidiary to take, all of the actions referred to in Section 3.1(n) (Perfection of Security) necessary to grant and to perfect a first priority Lien (subject to Permitted Liens) in favor of Collateral Agent, for the benefit of the Secured Parties, under the Pledge and Security Agreement in 100% of the Equity Interests of such Subsidiary to the extent such Equity Interests are required to be so pledged by the Pledge and Security Agreement. With respect to each such Subsidiary, Borrower shall as soon as practicable and in any event no later than 10 Business Days after such Person becomes a subsidiary send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

5.10 Additional Material Real Estate Assets. In the event that any Credit Party other than CCTP acquires a Material Real Estate Asset, or a Real Estate Asset becomes a Material Real Estate Asset and such Material Real Estate Asset has not otherwise been made subject to the Lien of the Security Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party (other than CCTP) shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements and flood certificates with respect to each such Material Real Estate Asset as are required to effectuate similar purposes or results to those described in Section 3.3(e) (Real Estate Assets). In addition to the foregoing, Borrower shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.11 Interest Rate Protection. No later than forty-five (45) days following the Closing Date, Borrower shall enter into and thereafter maintain in full force and effect, from time to time, one or more Permitted Hedging Agreements on terms reasonably satisfactory to the Borrower and the Requisite Lenders with respect to no less than 50% (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Term Loan Commitments for a term of no less than four (4) years; provided that Permitted Hedging Agreements with respect to the SPLNG Tranche shall be on a forward start basis starting no later than November 2016.

5.12 Further Assurances. (a) At any time or from time to time upon the request of Administrative Agent or Collateral Agent, without duplication of Section 5.1(j) (Information Regarding Collateral) and (l) (Other Information), each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents (including UCC financing statements and UCC continuation statements) and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Financing Documents and to ensure the validity, enforceability and legality of this Agreement or any other Financing Document and the rights of the Secured Parties and the Collateral Agent hereunder or thereunder. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Subsidiary Guarantors and are secured by substantially all of the assets of Borrower and its Subsidiary Guarantors (other than the Excluded Assets) and all of the outstanding Equity Interests the Subsidiary Guarantors and that the Liens on the Collateral that are duly perfected in accordance with all applicable Government Rules for the purposes of perfecting the first priority Lien (subject only to Permitted Liens) created, or purported to be created, in favor of the Collateral Agent or the Secured Parties under this Agreement or any other Financing Documents. The Borrower will cooperate with and provide all necessary information available to it on a timely basis to the Independent Engineer and Insurance Consultant so that the Independent Engineer and Insurance Consultant may complete and deliver the reports as required herein.

(b) Following the SPLNG Funding Date, subject to the provisions of each Ground Lease, SPLNG shall use commercially reasonable efforts to obtain and deliver to the Collateral Agent within thirty Business Days (30) days after written demand by the Collateral Agent or Administrative Agent, not more frequently than once each year, an estoppel certificate from Lessor stating (1) that such Ground Lease is in full force and effect and has not been modified or, if it has been modified, the date of each modification (together with copies of each such modification), (2) the base rent payable under such Ground Lease, (3) the date to which all rental charges have been paid by SPLNG, (4) whether a notice of default has been received by Lessor which has not been cured, and if such notice has been received, the date it was received and the nature of the default, (5) whether there are any alleged defaults of SPLNG under such Ground Lease and, if there are, setting forth the nature thereof in reasonable detail and (6) if SPLNG shall be in default, the nature of the default.

5.13 Use of Proceeds. The Borrower shall use the proceeds of the Credit Extensions solely for purposes permitted in this Agreement.

5.14 Debt Service Reserve Amount.

(a) On the CCTP Funding Date, Borrower shall have on deposit (in cash (which may include borrowings under the Revolving Commitments) or by delivering a letter of credit reasonably acceptable to the Administrative Agent (provided that all DSR Letters of Credit shall be deemed to be acceptable)) into the Debt Service Reserve Account an amount equal to the projected Debt Service relating to the CCTP Tranche Commitments and the Term Loans thereunder over the next six (6) months; and

(b) on the SPLNG Funding Date, the Borrower shall have on deposit (in cash (which may include borrowings under the Revolving Commitments) or by delivering a letter of credit reasonably acceptable to the Administrative Agent (provided that all DSR Letters of Credit shall be deemed to be acceptable)) into the Debt Service Reserve Account an amount equal the projected Debt Service relating to the CCTP Tranche and the SPLNG Tranche over the next six (6) months. At all times thereafter, the DSRA shall be funded with an amount equal to the projected Debt Service relating to the relating to the CCTP Tranche Commitments, the SPLNG Tranche Commitments and the Term Loans thereunder over the next six (6) months.

5.15 Technology. On and following its respective Funding Date, each of CCTP and SPLNG shall maintain in place all licenses and other rights with respect to technology, in each case to the extent necessary for the operation or maintenance of the applicable Project, except where the failure to take such actions or maintain such licenses or rights could not reasonably be expected to have a Material Adverse Effect.

5.16 Material Contracts, Etc.

(a) On and following the CCTP Funding Date, CCTP shall and, on and following the SPLNG Funding Date, SPLNG shall and, on and following the date any other Credit Party enters into an Additional Material Contract, such Credit Party shall: (i) perform and observe all of its covenants and obligations contained in each of the Material Contract to which it is a party except to the extent such failure could not reasonably be expected to have a Material Adverse Effect, (ii) take all commercially reasonable action to prevent the termination or cancellation of any Material Contract to which it is a party in accordance with the terms of such Material Contracts or otherwise (except for the expiration of any such agreement in accordance with its terms and not as a result of a breach, default or early termination right thereunder), and (iii) enforce against the relevant Material Project Party each covenant or obligation of each Material Contract to which such Person is a party in accordance with its terms except to the extent such failure to enforce could not reasonably be expected to have a Material Adverse Effect.

(b) Each Credit Party shall cause all Revenues received from any Material Project Party or any other Person to be deposited in the Revenue Account. Without limiting a Credit Party’s obligation to procure all Consent and Agreements from the Affiliates of the Credit Parties, upon becoming a Credit Party, the relevant Credit Party shall send a letter notifying each

Material Project Party not party to a Consent and Agreement (if applicable) (i) that its Material Contract and all associated documents and obligations have been pledged as collateral security to the Secured Parties and are subject to the Secured Parties’ Lien on such Property and (ii) if such Material Project Party’s Material Contract requires any payment of Revenues that it shall pay all such “Revenues” directly into the Revenue Account.

(c) Other than those that can reasonably be expected to be available when and as required on terms consistent with the Base Case Forecast or the Operating Budget, as applicable, the Real Property Documents and other rights granted pursuant to the Material Contracts:

(i) are sufficient to enable (x) SPLNG Terminal to be located on the Site and (y) the SPLNG Terminal to be operated and maintained on the Site, in each case in accordance with all Legal Requirements, the Operating Budget and the Base Case Forecast; and

(ii) provide adequate ingress and egress for any reasonable purpose in connection with the operation and maintenance of each Project.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as the Commitments have not been terminated and until the Discharge of Obligations (other than contingent indemnification obligations with respect to which no claim has been made), such Credit Party shall perform all covenants in this Section 6.

6.1 Indebtedness. No Credit Party shall directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) (i) the Senior Secured Debt and (ii) any Replacement Debt that is not secured on a pari passu basis with the Loans and Obligations; provided, that, in either case, only the Borrower shall directly incur Replacement Debt, and the other Credit Parties may guarantee such Replacement Debt;

(b) purchase money Indebtedness or Capital Lease Obligations to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property or items of equipment; provided, that (i) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed and (ii) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed $30,000,000 in the aggregate;

(c) Indebtedness incurred by any Credit Party arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition), or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of such Credit Party pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of any Credit Party;

(d) Indebtedness that is unsecured not to exceed $250,000,000 in the aggregate at any time outstanding;

(e) trade or other similar Indebtedness incurred in the ordinary course of business, which is (i) not more than ninety (90) days past due, or (ii) being contested in good faith and by appropriate proceedings;

(f) contingent liabilities incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Transaction Documents;

(g) to the extent constituting Indebtedness, indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(h) to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply agreements and similar obligations incurred in the ordinary course of business;

(i) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(j) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(k) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(l) Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with operations and business of the Credit Parties in the ordinary course of business;

(m) Subordinated Indebtedness between or among the Credit Parties; provided that, all such Indebtedness shall be evidenced by an Intercompany Note;

(n) any other Indebtedness of the Borrower, provided, that (i) any such Indebtedness shall be repaid or cancelled in full prior to or concurrent with a Credit Extension on the CCTP Funding Date, and (ii) the proceeds of such Credit Extension are not used to repay any such Indebtedness;

(o) with respect to the Borrower, Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary of Borrower or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, provided that (i) such Indebtedness existed at the time such Person became a Subsidiary of Borrower or at the time such assets were acquired and, in each case, was not created in anticipation thereof, and (ii) such Indebtedness is not guaranteed in any respect by Borrower or any Subsidiary Guarantor (other than by any such Person that so becomes a Subsidiary of Borrower);

(p) Indebtedness to current or former officers, managers, consultants, directors and employees of Cheniere Energy Partners GP, LLC or any Credit Party (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) incurred in lieu of the payment of cash consideration for the redemption of Equity Interests or securities convertible into Equity Interests of Borrower or Parent of Borrower; provided that payment of such Indebtedness is subordinated to the repayment of the Obligations on terms and conditions acceptable to Administrative Agent; provided that the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any time outstanding (it being understood that the consideration payable in respect of such Equity Interests or securities convertible into Equity Interests may be calculated net of any applicable exercise price, taxes or other amounts payable by the holder or beneficiary thereof in respect of such Equity Interests or convertible securities);

(q) prior to the CCTP Funding Date and to the extent considered consolidated debt of any Credit Party, the CCTP Existing Debt;

(r) prior to the SPLNG Funding Date and to the extent considered consolidated debt of any Credit Party, the SPLNG Senior Notes;

(s) Indebtedness in respect of Commodity Hedge Agreements, in each case subject to Section 6.16 (Speculative Transactions); and

(t) all premiums (if any), interest, fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (b), through (s) above;

provided that after giving effect to the incurrence of such Indebtedness, Borrower shall be in Pro Forma compliance with Section 6.6 (Financial Covenant). For the avoidance of doubt, Indebtedness of any Unrestricted Subsidiary (for which the Credit Parties are not guarantors or obligors) shall not be prohibited or limited by this Section 6.1 (Indebtedness).

6.2 Liens. No Credit Party shall, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of any Credit Party, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State, or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Financing Document;

(b) Liens securing (i) Indebtedness with respect to Commodity Hedge Agreements permitted to be entered into pursuant to Section 6.16 (Speculative Transactions) and (ii) Indebtedness described in clause (c) of Section 6.1 (Indebtedness);

(c) Liens which are specific Schedule B exceptions to the coverage afforded by a Title Policy;

(d) statutory Liens or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(e) pledges or deposits of cash or letters of credit to secure the performance of bids, trade contracts (other than for borrowed money), government contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and return of money bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business and in accordance with the then-effective Operating Budget;

(f) capital leases and purchase money liens on property purchased securing obligations not in excess of $30,000,000 in the aggregate;

(g) easements, rights of way, encroachments and other similar encumbrances affecting real property which are incurred in the ordinary course of business and encumbrances consisting of zoning or other rights reserved to or vested in any governmental office or agency, licenses, restrictions on the use of property or encumbrances, defects or imperfections in title which do not materially impair such property for the purpose for which the applicable Credit Party’s interest therein was acquired or materially interfere with the operation of the Projects as contemplated by the Transaction Documents;

(h) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens created in the ordinary course of business on deposits to secure liability for premiums to insurance carriers or securing insurance premium financing arrangements, arising in connection with conditional sale, title retention, consignment or similar arrangements for the sale of goods or securing letters of credit issued in the ordinary course of business;

(k) Mechanics’ Liens, Liens of lessors and sublessor, other common law Liens and similar Liens incurred in the ordinary course of business for sums which secure amounts not overdue for a period of more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(l) legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(m) Liens arising out of judgments or awards not constituting an Event of Default so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible);

(n) Liens for workers’ compensation awards and similar obligations not then delinquent and any such Liens, whether or not delinquent, whose validity is at the time being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(o) Liens on Permitted Debt described in clause (b) of Section 6.1 (Indebtedness); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(p) Liens on assets acquired, or on assets of a Person that is acquired or merged with or into or consolidated with any Credit Party to the extent permitted hereunder, provided that such Liens (i) shall be existing at the time of such acquisition, (ii) do not extend to property not subject to such Liens at the time of such acquisition (other than improvements thereon) and (iii) are not created in anticipation or contemplation of such acquisition;

(q) Liens as contemplated under the Material Contracts that are in existence as of the Closing Date and each Funding Date that expire in accordance with their terms or are terminated by the counterparty thereunder; provided that such Liens may not, after the Closing Date, extend to (i) any assets of any Credit Party not party to such existing Material Contract or (ii) any additional property of the applicable Credit Party party to such existing Material Contract;

(r) the replacement, extension or renewal of any Lien permitted by this Section 6.2 (Liens); provided that such Lien is on the same assets originally subject thereto and arises out of the extension, renewal or replacement of the Indebtedness secured thereby (without any increase in the amount thereof except to the extent permitted herein);

(s) Liens solely on any cash earnest money deposits made by any Credit Party in connection with any letter of intent or purchase agreement permitted hereunder;

(t) prior to the CCTP Funding Date, Liens as contemplated pursuant to the CCTP Existing Indebtedness;

(u) prior to the SPLNG Funding Date, Liens as contemplated pursuant to the SPLNG Senior Notes;

(v) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(w) non-exclusive outbound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Borrower or such Subsidiary;

(x) non-consensual statutory Liens and rights of setoff of financial institutions over deposit accounts held at such financial institutions to the extent such Liens or rights of setoff secure or allow setoff against amounts owing for fees and expenses relating to the applicable deposit account;

(y) Liens on property rented to, or leased by, any Credit Party pursuant to a Sale and Leaseback Transaction; provided, that (i) such Sale and Leaseback Transaction is permitted by Section 6.9 (Sale and Leasebacks); (ii) such Liens do not encumber any other property of the Credit Parties; and (iii) such Liens secure only the Indebtedness incurred in connection with such Sale and Leaseback Transaction; and

(z) Liens not otherwise permitted by this Section 6.2 (Liens) in an aggregate amount not to exceed $15,000,000 at any time outstanding;

provided, however, that no reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of any Liens (including Permitted Liens), shall in any way constitute or be construed as to provide for a subordination of any rights of the Agents, the Lenders, the Issuing Banks or other Credit Agreement Secured Parties hereunder or arising under any of the other Financing Documents in favor of such Liens. For the avoidance of doubt, Liens on the assets of any Unrestricted Subsidiary shall not be prohibited this Section 6.2 (Liens).

6.3 No Further Negative Pledges. No Credit Party shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations, except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a disposition of assets permitted pursuant to Section 6.7(a)(i) (Fundamental Changes; Disposition of Assets; Acquisitions), (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business to the extent permitted hereunder (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, Joint Venture agreements or similar agreements, as the case may be) and (c) restrictions identified on Schedule 6.3.

6.4 Restrictions on Subsidiary Distributions. No Credit Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary Guarantor to (a) pay dividends or make any other distributions on any of such Subsidiary Guarantor’s Equity Interests owned by any Credit Party, (b) repay or prepay any Indebtedness owed by such Subsidiary Guarantor to Borrower or any other Credit Party, (c) make loans or advances to Borrower or any other Credit Party, or (d) transfer, lease or license any of its property or assets to Borrower or any other Credit Party other than restrictions (i) until the CCTP Funding Date, that are in existence under the CCTP Existing Credit Agreement or (ii) until the SPLNG Funding Date, that are in existence under the SPLNG Indenture.

6.5 Investments. No Credit Party shall directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) (i) equity Investments owned as of the Closing Date in any Subsidiary, (ii) equity Investments made after the Closing Date in any Subsidiary Guarantor, (iii) Investments in any Unrestricted Subsidiary (other than SPL) not to exceed $100,000,000 plus any amounts that are available to be distributed by the Borrower pursuant to Section 6.17 (Restricted Payments) in the aggregate and (iv) Investments in SPL (whether made prior to the Closing Date or after the Closing Date);

(c) Investments in deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Credit Parties;

(d) intercompany loans to the extent permitted under Section 6.1(m) (Indebtedness);

(e) Capital Expenditures;

(f) Permitted Acquisitions permitted pursuant to Section 6.7 (Fundamental Changes; Disposition of Assets; Acquisitions);

(g) Subject to Section 6.16 (Speculative Transactions), Permitted Hedging Agreements or Commodity Hedge Agreements that constitute Investments;

(h) Investments of any Person that becomes a Subsidiary of Borrower on or after the date hereof; provided that (i) such Investments exist at the time such Person is acquired, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming a Subsidiary;

(i) with respect to the Borrower, loans and advances to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Cheniere Energy Partners GP, LLC, acting on behalf of Borrower, and of Borrower’s Subsidiaries, made in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 at any time outstanding to any current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) or $5,000,000 at any time outstanding to all current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees);

(j) Investments in (i) any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors, and (ii) securities of trade creditors or customers that are received in settlement of bona fide disputes;

(k) Investments made in the ordinary course of business consisting of negotiable instruments held for collection in the ordinary course of business and lease, utility and other similar deposits in the ordinary course of business;

(l) Investments the consideration for which consists of Equity Interests (that are not Disqualified Equity Interests) of the Borrower or Cheniere Energy, Inc.;

(m) Investments made using the proceeds of any Retained Excess Cash Flow (and in compliance with Section 6.11); and

(n) additional Investments in an aggregate amount not to exceed $50,000,000 during the term of this Agreement.

6.6 Financial Covenants. The Borrower shall not permit the Debt Service Coverage Ratio as of the end of any Fiscal Quarter from and following the Initial Quarterly Principal Payment Date to be less than 1.15 to 1.00. Not later than ten (10) Business Days (as extended by the Administrative Agent, in its sole discretion) following the last day of each Fiscal Quarter following the Initial Quarterly Principal Payment Date, the Borrower shall calculate and deliver to the Administrative Agent its calculation of the Debt Service Coverage Ratio. The Administrative Agent shall notify the Borrower in writing of any reasonable corrections which should be made to such Debt Service Coverage Ratio calculations, within ten (10) Business Days of receipt. Borrower shall incorporate all such reasonable corrections, changes or adjustments consistent with the terms of this Agreement.

6.7 Fundamental Changes; Disposition of Assets; Acquisitions.

(a) No Credit Party shall (i) enter into any transaction of merger, amalgamation or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (ii) convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or (iii) acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(i) (A) any Subsidiary Guarantor of Borrower (other than CCTP or SPLNG) may be merged or amalgamated with or into Borrower or any Subsidiary Guarantor

(other than CCTP or SPLNG), as the case may be, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Subsidiary Guarantor (other than CCTP or SPLNG); provided, in the case of such a merger, Borrower, or such Subsidiary Guarantor, as applicable, shall be the continuing or surviving Person and provided further that no such merger or amalgamation shall be permitted if any Non-Recourse Indebtedness of the entity merging with or into Borrower or such other Subsidiary Guarantor shall become recourse to the assets of Borrower or such Subsidiary Guarantor and (B) any Subsidiary (other than SPL) that is not a Subsidiary Guarantor may be merged or amalgamated with or into any other Subsidiary (other than SPL) that is not a Subsidiary Guarantor, as the case may be, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Subsidiary that is not a Guarantor (other than SPL);

(ii) sales or other dispositions of assets that do not constitute Asset Sales;

(iii) Asset Sales for an aggregate consideration of less than $20,000,000 per Fiscal Year or $50,000,000 in the aggregate since the Closing Date (or, with the consent of the Administrative Agent, less than $30,000,000 per Fiscal Year or $75,000,000 in the aggregate since the Closing Date); provided that (w) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Cheniere Energy Partners GP, LLC, acting on behalf of Borrower (or similar governing body)), (x) no less than 75% thereof shall be paid in Cash or Cash Equivalents, (y) the Net Asset Sale Proceeds thereof, if any, shall be applied as required by Section 2.13(a) (Asset Sales) and (z) no Event of Default shall have occurred and be continuing or would result therefrom;

(iv) Permitted Acquisitions, the Acquisition Consideration for which constitutes (A) less than $100,000,000 in the aggregate in any Fiscal Year, and (B) less than $250,000,000 in the aggregate from the Closing Date to the Date of determination;

(v) any Credit Party may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business as permitted under the Depositary Agreement;

(vi) a Sale and Leaseback Transaction for which the aggregate sale consideration is not in excess of $50,000,000;

(vii) Investments made in accordance with Section 6.5 (Investments);

(viii) any Credit Party may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable or notes receivable arising in the ordinary course of business but only in connection with the compromise or collection thereof;

(ix) to the extent constituting a disposition, sale, exchange or transfer, the unwinding of any Permitted Hedging Agreement and/or Commodity Hedge Agreement in accordance with the Financing Documents; or

(x) acquisitions made using the proceeds of any Retained Excess Cash Flow (and in compliance with Section 6.11 (Conduct of Business)).

(b) (i) From and after the CCTP Funding Date, CCTP shall not permit the Pipeline and (ii) from and after the SPLNG Funding Date SPLNG shall not permit the SPLNG Terminal, or in each case any material portion thereof to be removed, demolished or materially altered, unless (A) such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under the Financing Documents, or (B) such removal or alteration is (x) in accordance with Prudent Industry Practices and could not reasonably be expected to result in a Material Adverse Effect or (y) required by applicable Government Rule.

6.8 Disposal of Subsidiary Interests. No Credit Party shall, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries (other than Unrestricted Subsidiaries), except to Borrower or any Subsidiary Guarantor.

6.9 Sales and Leasebacks. No Credit Party shall, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any Subsidiary Guarantors), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Borrower or any of its Subsidiary Guarantors) in connection with such lease (any such transaction, a “Sale and Leaseback Transaction”); provided that, a Credit Party may engage in a Sale and Leaseback Transaction if (i) the sale of such property is made for cash consideration in an amount not less than the fair market value of such property, (ii) the Sale and Leaseback Transaction is permitted by Section 6.7 (Fundamental Changes; Disposition of Assets; Acquisitions) and is consummated within 180 days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by Section 6.2 (Liens) and (iv) the Sale and Leaseback Transaction would be permitted under Section 6.1 (Indebtedness), assuming the Attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 6.1 (Indebtedness).

6.10 Transactions with Shareholders and Affiliates. No Credit Party shall, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that are less favorable to such Credit Party, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction (x) between or among Borrower and/or any Subsidiary Guarantors and (y) among Subsidiaries of Borrower that are not Subsidiary Guarantors; (b) any indemnity provided to and any reasonable and customary fees paid to members of (i) in the case of Borrower, the board of directors (or similar governing body) of Cheniere Energy Partners GP, LLC, acting on behalf of Borrower and (ii) in the case of any Subsidiary Guarantor, the board of directors (or similar governing body) of such Subsidiary Guarantor; (c) (i) compensation, benefits and indemnification arrangements for officers and other employees of Borrower and its Subsidiaries entered into in the ordinary course of business, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans and the granting and stockholder rights of registration rights approved by Cheniere Energy Partners GP, LLC’s board of directors, acting on behalf of Borrower; and (iii) payments or loans (or cancellation of loans) to officers, directors, managers and employees that are approved by a majority of Cheniere Energy Partners GP, LLC’s board of directors, acting on behalf of Borrower, subject to the limitations set forth in Section 6.5 (Investments); (d) transactions described in Schedule 6.10 (as in effect on the Closing Date without giving effect to any amendment thereto); (e) any contribution by Cheniere Energy Partners GP, LLC or its Affiliate to the equity capital of Borrower; and (f) Subordinated Indebtedness permitted by Section 6.1(m) (Indebtedness); and (g) the entering into of any tax sharing agreement or similar arrangement.

6.11 Conduct of Business. From and after the Closing Date, no Credit Party shall engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and (ii) any business or development opportunity incidental, ancillary, complimentary or reasonably related to the businesses conducted by the Credit Parties on the Closing Date or within the midstream oil and gas business.

6.12 Amendments or Waivers of Organizational Documents. No Credit Party shall agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date in a manner adverse to the Lenders other than (a) the deletion of any separateness or related provisions of the organizational documents of an Excluded Subsidiary that becomes a Credit Party after the Closing Date, which provisions were specifically included in connection with Indebtedness being repaid in connection with such Excluded Subsidiary becoming a Credit Party or (b) any such amendment, restatement, supplement or other modification or waiver after obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.13 Modification of Contractual Obligations.

(a) No Credit Party shall cancel or terminate (prior to its stated termination) any Material Contract to which it is a party or consent to or accept any cancellation or termination thereof, materially amend or otherwise materially modify any Material Contract to which it is a party or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract to which it is a party, or agree in any manner to any other amendment, modification or change of any material term or condition of any Material Contract to which it is a party, except for, in each case, a modification, amendment or consent that is required by applicable law; provided that no such cancellation, termination, amendment, consent, waiver, approval or modification shall be a Default hereunder if:

(i) such cancellation, termination, amendment, consent, waiver, approval or modification could not reasonably be expected to have a Material Adverse Effect, as certified by an Authorized Officer of the Borrower in a certification to Administrative Agent;

(ii) any Credit Party enters into any extension of the term of a Material Contract on substantially the same terms and conditions then in effect (or on more favorable terms and conditions to Borrower or any Subsidiary Guarantor (when taken as a whole) or on best available market terms, as determined by Borrower or such Subsidiary Guarantor acting reasonably); or

(iii) Borrower or such Subsidiary Guarantor (A) enters into a Replacement Material Contract within ninety (90) days thereafter and (B) (1) to the extent that Borrower or any Subsidiary Guarantor had been party to a Consent and Agreement with respect to any Material Contract being replaced and the Replacement Contract is not with an Affiliate of any Credit Party, Borrower or such Subsidiary Guarantor, as applicable, has used commercially reasonable efforts to obtain and deliver a Consent and Agreement with respect to the Replacement Material Contract (provided further that, notwithstanding whether the Borrower or such Subsidiary Guarantor, as applicable, has been successful in procuring each applicable Consent and Agreement pursuant to this Section 6.13(a) (Modification of Contractual Obligations), the Borrower or such Subsidiary Guarantor, as applicable, shall be deemed to have satisfied its respective obligations hereunder to the extent it uses its commercially reasonable efforts to procure such Consent and Agreements continuously for a period of sixty (60) days following the date of execution of such Replacement Material Contract) or (2) to the extent that the Replacement Contract is with an Affiliate of any Credit Party, Borrower or such Subsidiary Guarantor, as applicable, has obtained and delivered a Consent and Agreement with respect to the Replacement Material Contract within thirty (30) days after executing the Replacement Contract.

(b) Notwithstanding the foregoing clause (a), without the consent of the Requisite Lenders, no Credit Party will:

(x) take any action under the SPL TUA that would cause or enable an Anchor Customer to reduce the monthly reservation fee or operating fee;

(y) amend a terminal use agreement with an Anchor Customer to decrease the tenor, reduce the monthly reservation fee or operating fee, amend the force majeure provisions, the taxes and regulatory costs sharing provisions, or the agreement termination provisions in a manner adverse to SPLNG or any other Credit Party, or reduce the aggregate amount of any guarantee in respect of such terminal use agreement; or

(z) amend any provision in any terminal use agreement with an Anchor Customer relating to the taking of title to LNG or natural gas from such Anchor Customer.

(c) No Credit Party shall enter into any Additional Material Contract without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed). In connection with the entry by a Credit Party into any Additional Material Contract, the Credit Parties shall: (i) deliver copies of all such Additional Material Contracts to the Administrative Agent not less than five (5) Business Days (or such shorter time period as the Administrative Agent may reasonably agree) prior to entering into such Additional Material Contracts; (ii) deliver all Ancillary Documents relating to any such

Additional Material Contract (which shall be in a form satisfactory to the Administrative Agent prior to executing the Additional Material Contract) within thirty (30) days following the execution of such Additional Material Contract; and (iii)(x) use commercially reasonable efforts to enter into a Consent and Agreement with each non-Affiliate party to such Additional Material Contract and any other non-Affiliate guaranteeing or otherwise supporting such Material Project Party’s obligations and (y) deliver copies of any such Consent and Agreements (if any) to Administrative Agent and Collateral Agent following the execution thereof; provided that no Consent and Agreement shall be required with respect to any pipeline transportation service agreement (or any precedent agreement for the subsequent execution of a transportation service agreement) with any counterparty that owns and operates a natural gas pipeline that is subject to FERC jurisdiction and that is not an Affiliate of a Credit Party.

(d) No Credit Party shall permit any counterparty to a Material Contract to which it is a party to substitute, diminish or otherwise replace any performance security, letter of credit or guarantee supporting such counterparty’s obligations thereunder except to the extent otherwise expressly permitted under the Material Contract.

6.14 Fiscal Year. No Credit Parties shall change its Fiscal Year end from December 31st.

6.15 Capital Expenditures.

(a) No Credit Party shall make or incur Capital Expenditures other than (i) Capital Expenditures required for compliance with (A) any Contractual Obligation in existence on the Closing Date, (B) any insurance policies, (C) any Government Approvals or Government Rules, (D) Prudent Industry Practices or (E) to operate the Projects or (ii) Capital Expenditures or other investments in improvements necessary or useful for the business of the Projects in an aggregate amount for each fiscal year not to exceed the Capex Limit for such fiscal year; provided that in the case of this clause (ii), such Capital Expenditures shall be deemed to be made, first, from any Capex Carryover Amount for such fiscal year, second, from the Capex Base Allowance for such fiscal year and, third, from any Capex Pullback Amount for such fiscal year.

(b) In all cases, such Capital Expenditures shall be funded (i) with the proceeds of equity contributions or Permitted Debt; (ii) with any amounts available for distribution pursuant to Section 6.17 (Restricted Payments); (iii) as set forth in clause First (with respect to Capital Expenditures that constitute Operation and Maintenance Expenses) and clause Seventh of Section 3.1(b) of the Depositary Agreement; (iv) by insurance proceeds; (v) with the proceeds of Revolving Loans; or (vi) in the case of CCTP or SPLNG, after CCTP or SPLNG becomes a Subsidiary Guarantor, as contemplated by such Subsidiary Guarantor’s then-effective Operating Budget.

6.16 Speculative Transactions. No Credit Party shall engage in any transaction involving commodity swaps, options or futures contracts or any similar transactions other than (a) Permitted Hedging Agreements and (b) Commodity Hedge Agreements that (i) are entered into in the ordinary course of business consistent with prudent business practice and not for speculative purposes and (ii) (A) are entered into with Commodity Hedge Counterparties, and (B) comprise gas hedging contracts for up to a maximum of 17 Bcf of gas for a period of not to exceed 95 days.

6.17 Restricted Payments.

(a) The Borrower shall not make or agree to make, directly or indirectly, any Restricted Payments:

(i) unless each of the following conditions set forth below have been satisfied:

(A) no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(B) the Debt Service Reserve Account is funded (with cash or Letters of Credit) in an amount equal to the Debt Service Reserve Amount;

(C) no other Restricted Payment (other than a Restricted Payment made pursuant to clause (ii) below) has been made during the Fiscal Quarter in which the Restricted Payment is being made;

(D) the aggregate amount of the Restricted Payment does not exceed the Borrower’s Available Cash (as defined in the CQP LP Agreement) as of the end of the Fiscal Quarter immediately preceding the Fiscal Quarter in which the Restricted Payment is being made;

(E) the Borrower delivers to the Administrative Agent and Collateral Agent a certificate (setting out its calculations therein) confirming that the Debt Service Coverage Ratio for the last measurement period is at least 1.25x; provided that this condition shall not apply to any restricted payment made in respect of any fiscal quarter prior to the Closing Date or the fiscal quarter in which the Closing Date occurs, regardless of the timing of the actual payment in all cases;

(F) the Borrower delivers to the Administrative Agent and Collateral Agent have received a certificate (setting out its calculations therein) confirming that the Projected Debt Service Coverage Ratio for the next twelve (12) month-period is at least 1.25x; and

(G) the Administrative Agent and Collateral Agent have received a Restricted Payment Certificate, duly executed by an authorized signatory of the Borrower, confirming that each of the conditions set forth in clauses (A) through (F) of this Section 6.17(a) has been satisfied;

provided that, notwithstanding the Borrower’s inability to satisfy the conditions in clauses (E) and (F) above, the Borrower may make a Restricted Payment so long as the aggregate amount of Restricted Payments made pursuant to this proviso from the Closing Date through the Final Maturity Date shall not exceed: (A) the Borrower’s cash balance on the Closing Date, plus (ii) on the CCTP Funding Date, the cash balance of CCTP (including any reserves not earmarked for another purpose), plus (iii) on SPLNG Funding Date, the cash balance of SPLNG (including any reserves not earmarked for another purpose), plus (iv) any SPLNG Contractual Reduction Available Cash;

(ii) except to the extent SPL enters into a new LNG sale and purchase agreement with a non-affiliated third party, and in connection therewith, Credit Parties directly or indirectly sell to such third party (or its affiliate) a portion of the equity in SPL (in a transaction permitted by this Agreement and the Financing Documents), the Borrower may make Restricted Payments using the net cash proceeds of any such sale of equity in SPL if each of the following conditions set forth below have been satisfied:

(A) no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment; and

(B) the Debt Service Reserve Account is funded (with cash or Letters of Credit) in an amount equal to the Debt Service Reserve Amount.

(b) No Subsidiary Guarantor shall make or agree to make, directly or indirectly, any Restricted Payments to any Person other than the Borrower or another Subsidiary Guarantor.

6.18 Accounts. No Credit Party shall open or have any Deposit Accounts or “securities accounts” (as defined in the UCC) other than (a) the Accounts, (b) those accounts set forth on Schedule 4.29, (c) (i) a Local Distribution Account (as defined in the Depositary Agreement) of the Borrower, (ii) a Local CEILLC Management Account (as defined in the Depositary Agreement) of the CEILLC and (iii) Local Capex Discretionary Account (as defined in the Depositary Agreement) of the Borrower, in each case of this clause (c), opened within 30 days after the Closing Date and (d) any accounts for any Credit Party formed or acquired after the Closing Date (subject, in the case of this clause (d) to the consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed, and to any perfection requirements specified in the Security Documents).

6.19 Affiliate Loans. Except in respect of any Retained Excess Cash Flow, no Credit Party shall make or agree to make any loans to Cheniere Energy, Inc. or any other Affiliate that is not a Credit Party.

6.20 Contingent Liabilities. No Credit Party shall become liable under any Contractual Obligation as a surety or accommodation endorser for or upon the obligation of any other Person, except (a) indemnities provided under the Material Contracts and under agreements for the sale of assets and the sale of securities of the Credit Parties, (b) ordinary course indemnities under Contractual Obligations that are not Material Contracts (including any standard indemnities typically granted in favor of any title insurer in the jurisdictions in which each Project is located), and (c) Permitted Debt.

6.22 Environmental Matters. No Credit Party shall Release, or permit the Release of Hazardous Substance at any Project in violation of applicable material Government Rules or material Government Approvals or which could reasonably be expected to have a Material Adverse Effect.

6.23 Margin Regulations. No Credit Party shall use any portion of the proceeds of any Credit Extension to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. No Credit Party shall use the proceeds of Credit Extension in a manner that could reasonably be expected to violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

6.24 Sale of Natural Gas in Interstate Commerce. No Credit Party, other than CCTP, shall sell Gas other than in interstate commerce.

SECTION 7. GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2 (Contribution by Guarantors), the Subsidiary Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations, when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction) (each, a “Guaranteed Obligation” and, collectively, the “Guaranteed Obligations”).

7.2 Contribution by Guarantors. All Subsidiary Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Subsidiary Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such

Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Section 7.2 (Contribution by Guarantors), the Subsidiary Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Subsidiary Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any equivalent provision in any applicable jurisdiction), the Subsidiary Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower becoming the subject of a case under the Bankruptcy Code or other similar legislation in any jurisdiction, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Subsidiary Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Subsidiary Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Subsidiary Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Subsidiary Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Subsidiary Guarantor, whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Subsidiary Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Subsidiary Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Subsidiary Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Subsidiary Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Subsidiary Guarantor, limit, affect, modify or abridge any other Subsidiary Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Subsidiary Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Subsidiary Guarantor) with respect to the Guaranteed Obligations; (v) subject to the provisions of this Agreement and the other Financing Documents, enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Permitted Hedging Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Subsidiary Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Financing Documents; and

(f) this Guaranty and the obligations of Subsidiary Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Subsidiary Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Financing Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed

Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Financing Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Financing Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Financing Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower, or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Subsidiary Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Subsidiary Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Subsidiary Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Subsidiary Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Subsidiary Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Subsidiary Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Permitted Hedging Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 (Liability of Guarantors Absolute) and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Subsidiary Guarantor hereby waives, any claim, right or remedy, direct or indirect, that such Subsidiary Guarantor now has or may hereafter have against Borrower or any other Subsidiary Guarantor or any of its assets in connection with this Guaranty or the performance by such Subsidiary Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Subsidiary Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Subsidiary Guarantor shall withhold exercise of any right of contribution such Subsidiary Guarantor may have against any other guarantor (including any other Subsidiary Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2 (Contribution by Guarantors). Each Subsidiary Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Subsidiary Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Subsidiary Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Subsidiary Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of Borrower or any Subsidiary Guarantor now or hereafter held by any Subsidiary Guarantor (an “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of

Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Subsidiary Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Subsidiary Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Permitted Hedging Agreements may be entered into from time to time, in each case without notice to or authorization from any Subsidiary Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Permitted Hedging Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Subsidiary Guarantor its assessment, or any Subsidiary Guarantor’s assessment, of the financial condition of Borrower. Each Subsidiary Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Financing Documents, and each Subsidiary Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Subsidiary Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Subsidiary Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Subsidiary Guarantor. The obligations of Subsidiary Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Subsidiary Guarantor or by any defense which Borrower or any other Subsidiary Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Subsidiary Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed

Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Subsidiary Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Subsidiary Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Subsidiary Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Subsidiary Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Subsidiary Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof to any party other than a Credit Party, then the Guaranty of such Subsidiary Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.13 Keepwell.

(a) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until the Guaranteed Obligations have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or have been cancelled or Cash Collateralized with at least 103% coverage. Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; unless (x) such failure is caused by an administrative or technical error and (y) payment is made within three (3) Business Days of its due date; or (ii) when due any amount payable to any Issuing Bank in reimbursement of any drawing under a Letter of Credit or any Cash Collateralization of a Letter of Credit as required pursuant to Section 2.3 (Letters of Credit) or Section 2.21(d) (Cash Collateral); or (iii) any interest on any Loan or any fee or any other amount due hereunder within three (3) Business Days after the date due; or

(b) Default in Other Agreements or Instruments. (i) A failure of any Credit Party to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more other items of Indebtedness (other than Indebtedness referred to in Section 8.1(a) (Failure to Make Payments When Due) or Existing Indebtedness) in an amount in excess of $75,000,000 beyond the grace period, if any, provided therefor; (ii) a breach or default by SPL with respect to any other material term of one or more items of Indebtedness of SPL or any agreement relating thereto in the individual or aggregate principal amounts in excess of $250,000,000 beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; (iii) prior to the CCTP Funding Date, (A) a failure of CCTP to pay when due (1) any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of the CCTP Existing Indebtedness or (2) any other Indebtedness of CCTP in an amount in excess of $75,000,000, or (B) a breach or default by CCTP with respect to any other material term of one or more items of (1) the CCTP Existing Indebtedness or (2) any other Indebtedness of CCTP or any agreement relating thereto in the individual or aggregate principal amounts in excess of the amount referred to in clause (A), in the case of each subclause (B)(1) and (B)(2) if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, in each case of clause (A) and clause (B) beyond the grace period, if any, provided therefor plus an additional sixty (60) days; or (iv) prior to the SPLNG Funding Date (A) a failure of SPLNG to pay when due (1) any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of the SPLNG Senior Notes or (2) any other Indebtedness of SPLNG in an amount in excess of $75,000,000, or (B) a breach or default by SPLNG with respect to any other material term of one or more items of (1) the SPLNG Senior Notes or (2) any other Indebtedness of SPLNG or any agreement relating thereto in the individual or aggregate principal amounts in excess of the amount referred to in clause (A), in the case of each subclause (B)(1) and (B)(2) if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, in each case of clause (A) and clause (B) beyond the grace period, if any, provided therefor plus an additional sixty (60) days; or

(c) Breach of Certain Covenants. Failure of any applicable Credit Party to perform or comply with any term or condition contained applicable to it in Section 2.5 (Use of Proceeds), Sections 5.1(a) (Quarterly Financial Statements), 5.1(b) (Annual Financial Statements), 5.1(c) (Compliance Certificate), 5.1(d) (Statements of Reconciliation after Change in Accounting Principles), 5.1(e) (Notice of Default) and 5.1(f) (Notice of Litigation), Section 5.2 (Existence) or Section 6 (Negative Covenants), and with respect to Sections 5.1(a) (Quarterly Financial Statements), 5.1(b) (Annual Financial Statements), 5.1(c) (Compliance Certificate), 5.1(d) (Statements of Reconciliation after Change in Accounting Principles), and 5.1(f) (Notice of Litigation), such default shall not have been remedied, cured or waived within ten (10) days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Financing Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made, unless, if such misstatement (and the effect thereof) is capable of being cured, such Credit Party cures such misstatement (and any effect thereof) within 30 days of becoming aware thereof (or if such incorrect representation or warranty is not susceptible to cure within 30 days, and such Credit Party is proceeding with diligence and in good faith to cure such default, and such default is susceptible to cure, such 30 day period shall be extended as may be necessary to cure such default, such extended period not to exceed 60 days in the aggregate (inclusive of the original 30 day period)); or

(e) Other Defaults Under Financing Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Financing Documents other than any such term referred to in any other clause of this Section 8.1 (Events of Default), and such default shall not have been remedied, cured or waived within thirty (30) days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; provided, that if such failure is not capable of remedy within such 30-day period, such 30-day period shall be extended to a total period of ninety (90) days so long as (A) such Default is subject to cure, (B) the Borrower or such Credit Party, as applicable, is diligently pursuing a cure and (C) such additional cure period could not reasonably be expected to result in a Material Adverse Effect; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party in an involuntary case or proceeding under any Debtor Relief Laws, or any receiver, sequestrator, trustee, conservator, liquidator or other custodian or other officer having similar powers over any Credit Party or over all or a substantial part of its property shall be appointed, or a warrant of attachment, execution or similar process shall have been issued against any substantial party of the property of any Credit Party and any such event described in this clause (i) shall remain undismissed or unstayed for sixty days; or (ii) a case or proceeding shall be commenced against any Credit Party without the consent or acquiescence of such party seeking relief under any Debtor Relief Laws or seeking the appointment of a receiver, sequestrator, trustee, conservator, liquidator or other custodian or other officer having similar powers over any Credit Party or over all or a substantial part of its property, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or (iii) any analogous step or procedure is taken under the laws of any jurisdiction in respect of any Credit Party; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) any Credit Party shall have an order for relief entered with respect to it or shall commence a voluntary case or proceeding under any Debtor Relief Laws, or shall consent to the entry of an order for relief in an involuntary case or proceeding, or to the conversion of an involuntary case to a voluntary case or proceeding, under any such law, or shall seek or consent to or acquiesce in the appointment of or taking possession by a receiver, trustee, conservator, liquidator or other custodian for all or a substantial part of its property; or any Credit Party shall make any assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors; or (ii) any Credit Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or (iii) in the case of Borrower, the board of directors (or similar governing body) of the Borrower (or any committee thereof); or (iv) in the case of any Subsidiary Guarantor, the board of directors (or similar governing body) of such Subsidiary Guarantor (or any committee thereof), in each case shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f) (Involuntary Bankruptcy; Appointment of Receiver, Etc.); or (v) any analogous step or procedure is taken under the laws of any jurisdiction in respect of any Credit Party; or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in excess of $75,000,000 or (ii) otherwise, that would have, in the aggregate, a Material Adverse Effect and (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any of their respective assets and shall remain unpaid, undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days or any analogous step or procedure is taken under the laws of any applicable jurisdiction; or

(j) Employee Benefit Plans. There shall occur one or more ERISA Events which, individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect, in each case, in the reasonable opinion of the Requisite Lenders; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Security Documents and other Financing Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Subsidiary Guarantor shall repudiate its obligations thereunder; (ii) this Agreement or any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral or Subsidiary Guarantor in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control; (iii) any Credit Party shall contest the validity or enforceability of any Financing Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Financing Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Security Documents; or (iv) the Loans shall cease to constitute first priority Indebtedness (subject to Permitted Liens); or

(m) Regulatory Matters. Except in connection with the exercise of any remedy involving control or possessory rights, in each case, with respect to any Credit Party or Project, any Secured Party shall become, solely by virtue of the execution, delivery or performance of the Financing Documents, (i) subject to regulation as a “natural-gas company,” as such term is defined in the NGA, (ii) subject to regulation pursuant to Section 3 of the NGA, (iii) subject to regulation under PUHCA, (iv) subject to regulation under the laws of the State of Louisiana with respect to rates, or subject to material financial and organizational regulation under such law or (v) subject to regulation as a “public utility,” an “electric public utility,” a “gas utility” or a “natural gas company” pursuant to Article IV, Section 21 of the Louisiana Constitution, or Title 30 or Title 45 of the Louisiana Revised Statutes, or the orders, rules and regulations promulgated thereunder; or

(n) Insurance. A Credit Party shall fail to obtain and maintain in full force and effect the insurance required under Section 5.5 (Insurance) and such insurance is not replaced with insurance complying with the requirements of such Section within thirty (30) days after such failure; or

(o) Event of Total Loss. An Event of Total Loss occurs and the effect of such Event of Total Loss is that the Credit Parties cannot reasonably expect to continue to satisfy their obligations under this Agreement, in each case, after giving effect to any insurance proceeds or voluntary equity contributions paid to (or projected to be paid), or other amounts available to (or projected to be available to), the Credit Parties and applied to (or projected to be applied to) the replacement or repair of the affected assets; or

(p) Abandonment. An Event of Abandonment occurs or is deemed to have occurred; or

(q) Certain Material Contract Defaults. The SPL TUA, CCTP FTSA or any terminal use agreement or any guarantee thereof signed with an Anchor Customer (i) shall at any time for any reason cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) or the enforceability thereof is contested or disaffirmed in writing by or on behalf of any party thereto or (ii) a Credit Party or any Material Project Party shall be in material breach or default, or a termination event shall occur, under any such Material Contract to which it is a party; provided, however, that no Event of Default shall have occurred pursuant to this Section 8.1(q) if (A) such breach, default, termination event, or other event is cured within the lesser of sixty (60) days of such breach, default, termination event, or other event and the cure period permitted under the applicable Material Contract with respect to such breach, default, termination event, or other event or (B) the Borrower notifies the Administrative Agent that it intends to replace such Material Contract and diligently pursues such replacement and the applicable Material Contract is replaced within ninety (90) days with a Material Contract or Additional Material Contract, as applicable, that is on terms and conditions that are and with a Material Project Party that is reasonably acceptable to the Requisite Lenders.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) (Involuntary Bankruptcy; Appointment of Receiver, Etc.) or 8.1(g) (Voluntary Bankruptcy; Appointment of Receiver, Etc.), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments and the obligation of each Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium, if any, on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit) and (III) all other Obligations (other than obligations in respect of any Permitted Hedging Agreements, except to the extent elected to be accelerated by any Lender Counterparty); provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(c)(i) (Drawings and Reimbursements); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Security Documents; and (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) (Involuntary Bankruptcy; Appointment of Receiver, Etc.) and 8.1(g) (Voluntary Bankruptcy; Appointment of Receiver, Etc.) to pay) to Cash Collateralize the L/C Obligations (in an amount equal to 103% of the amount of the Outstanding Amount of L/C Obligations thereof).

8.2 Right to Cure. Notwithstanding anything to the contrary contained in Section 8.1, for purposes of calculating the Debt Service Coverage Ratio and of determining whether an Event of Default has occurred under Section 6.6 (Financial Covenant), in the event that the Debt Service Coverage Ratio as of the end of any Fiscal Quarter following the Initial Quarterly Principal Payment Date is less than 1.15 to 1.00 but greater than 1.00 to 1.00, any direct or indirect owner of the Borrower shall have the right to provide cash to the Borrower, not later than ten (10) Business Days following the date of delivery of the calculation of the Debt Service Coverage Ratio as required pursuant to Section 6.6 (Financial Covenant) in the form of equity contributions or subordinated shareholder loans (in each case as otherwise permitted pursuant to the terms of the Financing Documents), such amounts to be considered Cash Flow Available for Debt Service in order to increase the Debt Service Coverage Ratio to 1.15 to 1.00; provided, that such right shall not be exercised more than two (2) consecutive Fiscal Quarters nor more than four (4) times over the term of this Agreement.

SECTION 9. AGENT

9.1 Appointment of Agent. The Joint Lead Arrangers are hereby appointed Joint Bookrunners hereunder, and each Lender hereby authorizes the Joint Lead Arrangers to act as Joint Bookrunners in accordance with the terms hereof and the other Financing Documents. BTMU is hereby appointed Administrative Agent hereunder and under the other Financing Documents and each Lender and Issuing Bank hereby authorizes BTMU to act as Administrative Agent in accordance with the terms hereof and the other Financing Documents. The Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Financing Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Notwithstanding anything to the contrary herein, none of the Arrangers, in their capacity as such, shall have any duties, responsibilities or obligations under this Agreement or any other Financing Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Arrangers, in such capacity, but each Arranger, in such capacity, shall be entitled to all benefits of this Section 9. Each of the Arrangers, and any Agent described in clause (h) of the definition thereof appointed to serve in a similar capacity may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

9.2 Powers and Duties. Each Lender irrevocably authorizes each Agent (i) to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Financing Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto and (ii) to enter into any and all of the Security Documents together with such other documents as shall be necessary to give effect to the Collateral contemplated by the Security Documents, on its behalf. For the avoidance of doubt, each Lender agrees to be bound by the terms of the Intercreditor Agreement to the same extent as if it were a party thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Financing Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Financing Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Financing Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Financing Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Financing Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Financing Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Financing Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or L/C Obligations or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Financing Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Financing Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5 (Amendments and Waivers)) or, in the case of Collateral Agent, in accordance with the applicable Security Documents or Intercreditor Agreement, and upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be) or, in the case of Collateral Agent, in accordance with the applicable Security Documents or Intercreditor Agreement, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Financing Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5 (Amendments and Waivers)). Without limiting the generality of the foregoing, no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Financing Document or applicable law; and no Agent shall, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. Each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent by a Credit Party or a Lender.

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Financing Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 (Right to Indemnify) shall apply to any Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any of Borrower’s Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiary Guarantors in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiary Guarantors. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender or Issuing Bank, as applicable, by delivering its signature page to this Agreement, an Assignment Agreement and funding its Term Loan or Revolving Loan or issuing a Letter of Credit on a Funding Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document and each other document required to be approved by any Agent, Requisite Lenders, Issuing Banks or Lenders, as applicable on such Funding Date or the Closing Date.

(c) Notwithstanding anything herein to the contrary, each Lender acknowledges that the lien and security interest granted to Collateral Agent, pursuant to the U.S. Pledge and Security Agreement or other applicable Security Document and the exercise of any right or remedy by Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement and that in the event of any conflict between the terms of the Intercreditor Agreement and such other Security Document, the terms of the Intercreditor Agreement shall govern and control.

9.6 Right to Indemnity. Each Lender or Issuing Bank, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Financing Documents or Letters of Credit or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Financing Documents or Letters of Credit; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Administrative Agent.

(a) Administrative Agent may resign from the performance of all its functions and duties hereunder and under the other Financing Documents at any time by giving thirty (30) days’ prior notice to the Borrower and the Lenders. The Administrative Agent may be removed at any time (i) by the Requisite Lenders for such Person’s gross negligence or willful misconduct or (ii) by the Borrower, with the consent of the Requisite Lenders, for such Person’s gross negligence or willful misconduct. In the event BTMU is no longer the Administrative Agent, any successor Administrative Agent may be removed at any time with cause by the Requisite Lenders. Any such resignation or removal shall take effect upon the appointment of a successor Administrative Agent, in accordance with this Section 9.7.

(b) Upon any notice of resignation by the Administrative Agent or upon the removal of the Administrative Agent by the Requisite Lenders, or by the Borrower with the approval of the Requisite Lenders pursuant to Section 9.7(a), the Requisite Lenders shall appoint a successor Administrative Agent, hereunder and under each other Financing Document to which the Administrative Agent is a party, such successor Administrative Agent to be a commercial bank having a combined capital and surplus of at least one billion Dollars ($1,000,000,000); provided that, if no Default or Event of Default shall then be continuing, appointment of a successor Administrative Agent shall also be acceptable to the Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(c) If no successor Administrative Agent has been appointed by the Requisite Lenders within thirty (30) days after the date such notice of resignation was given by such resigning Administrative Agent, or the Requisite Lenders elected to remove such Person, any Secured Party may petition any court of competent jurisdiction for the appointment of a successor Administrative Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor Administrative Agent, who shall serve as Administrative Agent hereunder and under each other Financing Document to which it is a party until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent, as provided above.

(d) Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring (or removed) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents. After the retirement or removal of the Administrative Agent hereunder and under the other Financing Documents, the provisions of this Section 9 (Agents) and Section 10.3 (Indemnity) shall continue in effect for the benefit of such retiring (or removed) Person, its sub-agents and their respective Agent Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Person was acting in its capacity as Administrative Agent.

9.8 Security Documents and Guaranty.

(a) Agents under Security Documents and Guaranty. Each Credit Agreement Secured Party hereby further authorizes Administrative Agent to (or to authorize the Collateral Agent to, as applicable), on behalf of and for the benefit of Credit Agreement Secured Parties, (i) be the agent for and representative of the Credit Agreement Secured Parties with respect to the Guaranty, the Collateral and the Security Documents and (ii) enter into the Intercreditor Agreement and acknowledge its consent, as may be necessary under each applicable jurisdiction, to the granting of the first priority Lien (subject to permitted Liens) pursuant to each of the Security Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Permitted Hedging Agreements. Subject to Section 10.5 (Amendments and Waivers), without further written consent or authorization from any Secured Party, Administrative Agent may (or may authorize the Collateral Agent to, as applicable) execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5 (Amendments and Waivers)) have otherwise consented or (ii) release any Subsidiary Guarantor from the Guaranty pursuant to Section 7.12 (Discharge of Guaranty upon Sale of Guarantor) or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5 (Amendments and Waivers)) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Financing Documents to the contrary notwithstanding, Borrower, Administrative Agent and each Credit Agreement Secured Party hereby agree that (i) no Credit Agreement Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Financing Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Administrative Agent at the instruction of the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c) Rights under Permitted Hedging Agreements. No Permitted Hedging Agreements will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Guarantor under the Financing Documents except as expressly provided in Section 10.5(c)(iv) (Other Consents) of this Agreement and Section 9.2 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Financing Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d) Release of Collateral and Guarantees, Termination of Financing Documents. Notwithstanding anything to the contrary contained herein or any other Financing Document, upon the occurrence of the Discharge of Obligations, upon request of Borrower, Administrative Agent shall, subject to the Intercreditor Agreement, take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Financing Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party or the General Partner acting on behalf of Borrower in connection therewith, nor shall Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.9 Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 9.9.

9.10 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Banks and Administrative Agent, including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.3 (Letters of Credit), 2.10 (Fees), 10.2 (Expenses) and 10.3 (Indemnity) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Banks to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.3 (Letters of Credit), 2.10 (Fees), 10.2 (Expenses) and 10.3 (Indemnity). To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.3 (Letters of Credit), 2.10 (Fees), 10.2 (Expenses) and 10.3 (Indemnity) hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10. MISCELLANEOUS.

10.1 Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent, Administrative Agent or each Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Financing Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in Section 3.5 (Notices) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by facsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) (Delegation of Duties) hereto as designated by Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to any Agent, Lenders and each Issuing Bank hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to (x) notices to any Agent, any Lender or any Issuing Bank pursuant to Section 2 (Loans and Letters of Credit) if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication or (y) the issuance of any Letter of Credit. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each Credit Party, each Lender, each Issuing Bank and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(i) The Administrative Agent shall give prompt notice to each Lender and Issuing Bank of receipt of each notice or request required or permitted to be given to the Administrative Agent by any Credit Party pursuant to the terms of this Agreement or any other Financing Document (unless concurrently delivered to the Lenders and Issuing Banks by the Credit Parties).

(ii) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, its Affiliates or their respective Securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Credit Party nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Financing Documents.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties required to be delivered by this Agreement; (b) the actual, reasonable and documented fees and expenses of advisors to the Agents (including legal fees, expenses and disbursements of Chadbourne & Parke LLP, one local counsel to Agents in each jurisdiction in which security over property of Borrower and its Subsidiary Guarantors has or will be granted in connection with the Transactions; provided that in the event of an actual or potential conflict of interest, the affected Agents shall be entitled to reimbursement of the actual, reasonable and documented fees, expenses and disbursements of one additional counsel) in connection with the negotiation, preparation, execution and administration of the Financing Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (c) all the actual, reasonable and documented out-of-pocket costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees or title insurance premiums; (d) all the actual, reasonable documented out-of-pocket costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers reasonably engaged by Administrative Agent; (e) all the actual, reasonable and documented out-of-pocket costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual, reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Financing Documents and any consents, amendments, waivers or other modifications thereto; and (g) after the occurrence and during the continuance of a Default or an Event of Default, all actual, documented and reasonable out-of-pocket costs and expenses, including the reasonable fees and out-of-pocket expenses of one counsel and, to the extent applicable, any other local counsel reasonably necessary, incurred by any Agent, any Issuing Bank and Lenders in enforcing any Obligations of or in collecting any payments due from Borrower or any of its Subsidiary Guarantors hereunder or under the other Financing Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings. This Section 10.2 shall not apply with respect to Taxes that are imposed with respect to payments to or for the account of any Agent or any Lender under any Financing Document which are covered by Section 2.19 (Taxes; Withholding, Etc.) or that are specifically excluded from the scope of Section 2.19 (Taxes; Withholding, Etc.).

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, each Issuing Bank and Lender and each of their and their Affiliates’ respective officers, partners, members, directors, trustees, advisors, employees, attorneys, agents, sub-agents, affiliates and controlling Persons (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct, or material breach (other than by an Agent) of its express obligations hereunder of such Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. If for any reason the foregoing indemnification is unavailable to any Indemnitee, or insufficient to hold it harmless, then Borrower will contribute to the amount paid or payable by such Indemnitee, as applicable, as a result of such Indemnified Liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Credit Parties and their respective Affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Indemnitee on the other hand with respect to the Transactions, as well as the relative fault of (x) the Credit Parties and their respective Affiliates, shareholders, partners, members or other equity holders and (y) such Indemnitee with respect to such Indemnified Liability. The reimbursement, indemnity and contribution obligations of the Credit Parties under this Section 10.3 will be in addition to any liability which the Credit Parties may otherwise have, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Credit Parties, the Indemnitees, any such Affiliate and any such Person. Notwithstanding the foregoing, no Credit Party shall be required to indemnify any indemnified party for losses, claims, damages or liabilities arising solely out of disputes as between the indemnified parties that are not based on any act or omission of the Credit Parties or any of their respective subsidiaries or affiliates, excluding any disputes against any Arranger, Collateral Agent or Administrative Agent or any similar role under this Agreement, acting in such capacity.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Issuing Bank, each Agent and their respective Affiliates, officers, partners, members, directors, trustees, advisors employees, attorneys, agents, sub-agents or controlling Persons, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Other than with respect the obligations of each Credit Party pursuant to Section 10.3(a), to the extent permitted by applicable law, no Lender, Issuing Bank or Agent shall assert, and each Lender, Issuing Bank and Agent hereby waives, any claim against each Credit Party and their respective Affiliates, officers, partners, members, directors, trustees, advisors employees, attorneys, agents, sub-agents or controlling Persons, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and no Lender, Issuing Bank and Agent hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Credit Party also agrees that no Lender, Agent, Issuing Bank nor their respective Affiliates, officers, partners, members, directors, trustees, advisors, employees, controlling Persons, attorneys, agents or sub-agents will have any liability, based on its or their exclusive or contributory negligence or otherwise, to any Credit Party (or their respective Affiliates) or any Person asserting claims on behalf of or in right of any Credit Party (or their respective Affiliates) or any other Person in connection with or as a result of this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or material breach (other than by an Agent) of its express obligations under the Financing Documents by, such Lender, Issuing Bank, Agent or their respective Affiliates, officers, partners, members, directors, trustees, advisors, employees, controlling Persons, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender, Issuing Bank, Agent, or their respective Affiliates, officers, partners, members, directors, trustees, advisors, employees, controlling persons, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Issuing Bank’s, Agent’s or their respective Affiliates’, officers’, partners’, members’, directors’, trustees’, advisors’, employees’, controlling Persons’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein. Notwithstanding the foregoing, the Credit Parties shall not be required to indemnify any Indemnitee for any Indemnified Liabilities arising solely out of disputes as between the Indemnitees that are not based on any act or omission of the Credit Parties or any of their respective Subsidiaries or Affiliates, excluding any disputes against Administrative Agent acting in such capacity.

(d) Promptly after receipt by any Lender, Issuing Bank or Agent of notice of its involvement in any action, proceeding or investigation, such Lender, Issuing Bank or Agent will, if a claim for indemnification in respect thereof is to be made against the Credit Parties under this Section 10.3, notify Borrower in writing of such involvement. Failure by any Lender, Issuing Bank or Agent to so notify Borrower will not relieve the Credit Parties from the obligation to indemnify the Indemnitees under this Section 10.3 except to the extent that the Credit Parties suffer actual prejudice as a result of such failure, and will not relieve the Credit Parties from their obligation to provide reimbursement and contribution to such Lenders, Issuing Banks or Agents.

This Section 10.3 shall not apply with respect to Taxes that are imposed with respect to payments to or for the account of any Agent or any Lender under any Financing Document which are covered by Section 2.19 (Taxes; Withholding, Etc.) or that are specifically excluded from the scope of Section 2.19 (Taxes; Withholding, Etc.).

10.4 Set Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and each Issuing Bank is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Financing Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Financing Document, irrespective of whether or not (a) such Lender or such Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 (Loans and Letters of

Credit) and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.16 (Ratable Sharing) and 2.21 (Defaulting Lenders) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, Issuing Banks and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or their respective Affiliates may have.

10.5 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) (Affected Lenders’ Consent) and 10.5(c) (Other Consents), no amendment, modification, termination or waiver of any provision of the Financing Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Financing Document (i) to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender (or any Issuing Bank if applicable) or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment, (ii) to enter into additional or supplemental Security Documents, or (iii) to release Collateral or Subsidiary Guarantors in accordance with Section 6.6 (Fundamental Changes; Disposition of Assets; Acquisitions) of this Agreement and the Security Documents.

(b) Affected Lenders’ Consent. No amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled Final Maturity Date of any Loan or Note without the written consent of the Lender or Issuing Bank holding such Loan or Note; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an extension of a final maturity date;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment or mandatory prepayment, which shall be governed by Section 10.5(a) (Requisite Lenders’ Consent)) of any Loan pursuant to Section 2.11 (Scheduled Payments) without the written consent of the Lender or Issuing Bank holding such Loan;

(iii) extend the Letter of Credit Expiration Date beyond the DSR Commitment Termination Date and/or Revolving Commitment Termination Date or increase or decrease the Restricted Payment Sublimit (other than in connection with a permanent reduction of Commitments (other than Term Commitments)) without the written consent of each Issuing Bank;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9 (Default Interest)), any premium or any fee payable to a Lender under this Agreement without the written consent of the Lender or Issuing Bank to which such interest, premium or fee is payable hereunder;

(v) extend the time for payment of any amortization, interest, fees or premium payable to a Lender under this Agreement without the written consent of the Lender to which such amortization, interest, fee or premium is payable (it being understood that the waiver of any mandatory prepayment shall not constitute an extension of any time for payment of interest or fees unless expressly agreed in such waiver);

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit without the written consent of such Lender or the applicable Issuing Bank to which such reimbursement obligation is payable;

(vii) amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) (Other Consents) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required, without the written consent of all Lenders;

(viii) amend the definition of “Requisite Lenders” or “Pro Rata Share” without the written consent of all Lenders; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments, the Revolving Loans, the DSR Commitments and the DSR Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from the Guaranty except as expressly provided in the Financing Documents and except in connection with a “credit bid” undertaken by Collateral Agent at the direction of the Requisite Lenders pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Financing Documents (in which case only the consent of the Requisite Lenders will be needed for such release), without the written consent of all Lenders and Issuing Banks; or

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Financing Document, without the written consent of all Lenders, except with respect to any such assignment or transfer resulting from any transactions permitted by Section 6.7 (Fundamental Changes; Disposition of Assets; Acquisitions);

provided that, (1) for the avoidance of doubt, all Lenders and Issuing Banks shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii) and (ix) and (2) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Bank in addition to the Lenders required above, affect the rights or duties of such Issuing Bank under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and (3) any amendment, waiver or consent of this Agreement that by its terms affects the rights or duties under this Agreement of the Term Loan Lenders (but not the Issuing Banks), the Revolving Lender (but not the Term Loan Lenders or the Issuing Banks), the DSR Issuing Banks (but not the Term Loan Lenders or the WC Issuing Banks), or the WC Issuing Banks (but not the Term Loan Lenders or the DSR Issuing Banks) may be effected by a written instrument executed by Borrower and by or on behalf of the requisite percentage in interest of the Revolving Lender, the applicable Issuing Banks or the Term Loan Lenders, as applicable, that would be required to consent thereto under the foregoing provisions of this Section 10.5 if such class of Lenders or Issuing Banks were the only class of Lenders or Issuing Banks hereunder at the time.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Financing Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender or Letter of Credit Issuance Commitment of any Issuing Bank over the amount thereof in effect without the consent of such Issuing Bank; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender or Letter of Credit Issuance Commitment of any Issuing Bank, as applicable;

(ii) alter the required application of any repayments or prepayments as pursuant to Section 2.14 (Application of Payments) without the consent of Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders, Revolving Exposure of all WC Issuing Banks and Revolving Lenders, or DSR Exposure of all DSR Issuing Banks, as applicable, of each type of Loan that is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application of any portion of such prepayment which is still required to be made is not altered;

(iii) [Reserved.];

(iv) amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Financing Documents and Obligations arising under Permitted Hedging Agreements or the definition of “Lender Counterparty,” “Permitted Hedging Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Security Document) or Section 8.1 (Events of Default) with respect to acceleration of any Obligations arising under Permitted Hedging Agreements, in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty; or

(v) amend, modify, terminate or waive any provision of the Financing Documents as the same applies to any Agent or Arranger, or any other provision hereof as the same applies to the rights or obligations of any Agent or Arranger, in each case without the consent of such Agent or Arranger, as applicable.

(d) Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender or any Issuing Bank, execute amendments, modifications, waivers or consents on behalf of such Lender or Issuing Bank. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender and Issuing Bank at the time outstanding, each future Lender or Issuing Bank and, if signed by a Credit Party, on such Credit Party.

(e) Additional Amendments Provisions. Nothing herein shall be deemed to prohibit an amendment and/or amendment and restatement of this Agreement consented to by the Requisite Lenders, Borrower and Administrative Agent to add one or more additional credit facilities to this Agreement (it being understood that no Lender or Issuing Bank shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the accrued interest and fees in respect thereof.

(f) Intercreditor Agreement. The Credit Parties, the Lenders, the Issuing Banks, the Lender Counterparties and the Agents agree that upon execution of the Intercreditor Agreement certain amendments, modifications, terminations and waivers with respect to the Financing Documents will be determined in accordance with the terms of the Intercreditor Agreement.

10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (except to the extent resulting from any transaction permitted pursuant to Section 6.6(a) (Fundamental Changes; Disposition of Assets; Acquisitions)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any benefit, legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders or Issuing Banks in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d) (Mechanics). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender or Issuing Bank shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign.

(i) Term Lender Assignments. Each Term Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(A) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and

(B) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Borrower and Administrative Agent and consented to by each of Borrower and the Administrative Agent (each such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided further that (A) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within 5 Business Days after having received notice thereof and (B) each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Commitments and Loans of the assigning Lender) with respect to the assignment of the Term Loan Commitments and Term Loans.

(ii) WC Issuing Bank and Revolving Lender Assignments. Each WC Issuing Bank (in such capacity and in its capacity as a Revolving Lender) shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Revolving Commitment and Revolving Loans owing to it and any WC Letters of Credit that it has issued (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Revolving Loan and any related Revolving Commitments; provided, further, that no partial assignment of any outstanding Letter of Credit shall be permitted) to a Person with the Required Ratings who is also an Eligible Assignee and reasonably satisfactory to Administrative Agent as a WC Issuing Bank hereunder and consented to by Borrower (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided further that (A) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within 5 Business Days after having received notice thereof. Upon a WC Issuing Banks assignment of L/C Obligations, Revolving Commitments and outstanding Revolving Loans to an additional WC Issuing Bank, (a) such additional WC Issuing Bank shall become vested with all of the rights, powers, privileges and duties of a WC Issuing Bank hereunder, and (b) the assignee WC Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, assigned to such Issuing Bank.

(iii) DSR Issuing Bank Assignments. Each DSR Issuing Bank shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its DSR Commitment and LC/ Obligations owing to it (provided that such assignment shall be pro rata across all of its L/C Obligations; DSR Commitments and outstanding DSR Loans) to a Person with the Required Ratings who is also an Eligible Assignee and reasonably satisfactory to Administrative Agent as a DSR Issuing Bank hereunder and consented to by Borrower (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided further that (A) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within 5 Business Days after having received notice thereof. Upon a DSR Issuing Banks assignment of all or a portion of its L/C Obligations, Revolving Commitments and outstanding Revolving Loans to an additional DSR Issuing Bank, (a) such additional DSR Issuing Bank shall become vested with all of the rights, powers, privileges and duties of a DSR Issuing Bank hereunder, and (b) the assignor DSR Issuing Bank and assignee DSR Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such assignment.

(d) Mechanics.

(i) Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to withholding tax matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.19(c) (Status of Lenders), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(ii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it will not provide any information (other than customary administrative information) obtained by it in its capacity as a Lender to Borrower or any Affiliate of Borrower.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder and under the other Financing Documents to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8 (Survival of Representations, Warranties and Agreements)) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Financing Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations without restriction to any Person (other than Borrower, any of its Subsidiaries or any of their respective Affiliates, or any natural Person) in all or any part of its Term Loan Commitments, Term Loans, Revolving Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to the Commitments, Loans and other Obligations (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the U.S. Internal Revenue Service (“IRS”), any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, except to the extent resulting from any transaction permitted pursuant to Section 6.7(a) (Fundamental Changes; Disposition of Assets; Acquisitions) or (C) release all or substantially all of the Collateral under the Security Documents or all or substantially all of the Subsidiary Guarantors from the Guaranty (in each case, except as expressly provided in the Financing Documents) supporting the Loans hereunder in which such participant is participating.

(iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.17(c) (Compensation for Breakage or Non-Commencement of Interest

Periods), 2.18 (Increased Costs; Capital Adequacy) and 2.19 (Taxes; Withholding, Etc.) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section 10.6; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.18 (Increased Costs; Capital Adequacy) or 2.19 (Taxes; Withholding, Etc.) than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, (A) except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation or (B) unless the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed), (y) a participant shall not be entitled to the benefits of Section 2.19 (Taxes; Withholding, Etc.) unless such participant agrees, for the benefit of Borrower, to comply with Section 2.19 (Taxes; Withholding, Etc.) and provide all forms required by Section 2.19(c) (Status of Lenders) as though it were a Lender (it being understood that the forms required by Section 2.19(c) (Status of Lenders) shall be delivered to the participating Lender) and (z) a participant agrees to be subject to the provisions of Sections 2.20 and 2.22 as if it were an assignee under paragraph (c) of this Section; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 (Set-Off) as though it were a Lender, provided such participant agrees to be subject to Section 2.16 (Ratable Sharing) as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender or Issuing Bank may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender or Issuing Bank, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or other central bank; provided, that no Lender or Issuing Bank, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or “Issuing Bank” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. Any determination regarding whether or not a Default or Event of Default has occurred or is existing or continuing under this Agreement or any other Financing Document shall be made by Borrower and the Requisite Lenders (or Administrative Agent) to the extent such Default or Event of Default, if it had occurred, would be waivable by the Requisite Lenders pursuant to Section 10.5 (Amendments and Waivers) hereof. The Lenders shall act collectively through Administrative Agent with respect to all such determinations; provided that the Requisite Lenders may direct Administrative Agent with respect to any such determination; provided further that the foregoing shall not in any manner prohibit any Lender from communicating with any other Lender or with Administrative Agent regarding any such actual or claimed Event of Default, Default, default, event or condition, what action Borrower have taken, are taking and propose to take with respect thereto, the terms and conditions of any amendment or waiver with respect to such Default or Event of Default or any other matter relating to the Credit Parties or any Financing Document.

10.8 Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(c) (Compensation for Breakage or Non-Commencement of Interest Periods), 2.18 (Increased Costs; Capital Adequacy), 2.19 (Taxes; Withholding, Etc.), 10.2 (Expenses), 10.3 (Indemnity), 10.4 (Set-Off), 10.8 and 10.23 (No Fiduciary Duty) and the agreements of Lenders set forth in Sections 2.16 (Ratable Sharing), 9.3(b) (Exculpatory Provisions) and 9.6 (Right to Indemnity) shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder and the termination hereof.

10.9 No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent, any Issuing Bank or any Lender in the exercise of any power, right or privilege hereunder or under any other Financing Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Financing Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy. Nothing herein shall prohibit any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Financing Documents.

10.10 Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent, any Issuing Bank or Lenders (or to Administrative Agent, on behalf of Lenders or any Issuing Bank), or any Agent, Issuing Bank or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability.

In case any provision in or obligation hereunder or under any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent or an Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12 Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders (which term shall include each Issuing Bank for purposes of this Section 10.12) hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Financing Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and (subject to the provisions hereof) enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 APPLICABLE LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15 CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER FINANCING DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA

SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS, ISSUING BANKS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT. EACH CREDIT PARTY, FOR ITSELF AND ITS AFFILIATES, AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

10.16 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER FINANCING DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS

THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER FINANCING DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality.

Each Agent and each Lender (which term shall for the purposes of this Section 10.17 include each Issuing Bank) shall hold all non-public information regarding Borrower and its Subsidiaries and Affiliates and their respective businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts, agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) who need to know such information and on a confidential basis, (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein, by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations under the Loans or any potential providers of credit protection, in each case, who are advised of the confidential nature of such information, (iii) disclosure to any rating agency on a confidential basis; provided that such information is supplied to such rating agency after consultation with Administrative Agent, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Financing Document, (vi) disclosures to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such Person, (vii) disclosures received by a Person on a non-confidential basis from a source (other than the disclosing party or any of its affiliates, advisors, members, directors, employees, agents or other representatives) not known by such Person to be prohibited from disclosing such information to such Person by a legal, contractual or fiduciary obligation, (viii) disclosures to the extent that such information was already in the disclosing party’s possession or is independently developed by the disclosing party, (ix) with respect to the Arrangers only, disclosures for purposes of establishing a “due diligence” defense, (x) disclosures to market data collectors and similar services providers in the lending industry, and service providers to Administrative Agent, the Arrangers and the Lenders in connection with the administration and management of the Loans, (xi) disclosures required or requested by any court, administrative or governmental agency, body, committee or representative thereof or by the NAIC or pursuant to applicable law or legal, administrative or judicial process, or pursuant to a subpoena or order issued by a court of competent jurisdiction, in which case such Person agrees to inform Borrower promptly thereof to the extent permitted by applicable law and (xii) disclosures upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all Persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.18 Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged by any Lender with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate applicable to such Lender. If the rate of interest (determined without regard to the preceding sentence) under this Agreement charged by any Lender at any time exceeds the Highest Lawful Rate applicable to such Lender, the outstanding amount of the Loans held by such Lender made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due thereunder equals the amount of interest which would have been due thereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made thereunder are repaid in full the total interest due thereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due thereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid to such Lender and the amount of interest which would have been paid to such Lender if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate applicable to such Lender, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder to such Lender or be refunded to Borrower.

10.19 Effectiveness; Counterparts.

This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of an original executed counterpart of this Agreement.

10.20 Entire Agreement.

This Agreement and the other Financing Documents with respect to fees payable to Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract and understanding among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

10.21 PATRIOT Act.

Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Lender, Agent and Issuing Bank.

10.22 Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an original executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state, provincial or territorial laws based on the Uniform Electronic Transactions Act.

10.23 No Fiduciary Duty.

Each Agent, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), are full service financial institutions engaged, either directly or through their respective affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, each Lender and funds or other entities in which the Lenders invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, any Lender may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of Borrower and/or any of its Affiliates, as well as of Borrower and/or other Persons which (i) may be involved in transactions arising from or relating to the Transactions or (ii) have other relationships with Borrower or its Affiliates. In addition, any Lender may provide investment banking, commercial banking, underwriting and financial advisory services to such other Persons. The Transactions may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 10.23, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor, and may have economic interests that conflict with those of the Credit Parties, their respective equity holders and/or their respective Affiliates. Although any Lender in the course of such other activities and relationships may acquire information about the Transaction or other Persons which may be the subject of the Transactions, none of the Lenders shall have any obligation to disclose such information, or the fact that such Lender is in possession of such information, to the Credit Parties or to use such information on the Credit Parties’ behalf. Each Credit Party acknowledges and agrees that nothing in the Financing Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, their respective equity holders or their respective Affiliates, on the other. The Credit Parties acknowledge and agree that (i) each Lender will act under the Financing Documents as an independent contractor, (ii) the transactions contemplated by the Financing Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (iii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, their respective equity holders or their respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its equity holders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Financing Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, any of their respective management, equity holders, Affiliates, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that the Credit Parties, their respective equity holders and their respective Affiliates are each responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto. In addition, any Lender may employ the services of its Affiliates in providing services hereunder and may exchange with such Affiliates information concerning the Borrower or its equity holders or their respective Affiliates and other companies that may be the subject of the Transactions, and such Affiliates will be entitled to the benefits afforded to such Lender hereunder. Consistent with each Lender’s policies to hold in confidence the affairs of its customers, each Lender will not furnish confidential information obtained from the Credit Parties by virtue of the Transactions to any of its other customers. Furthermore, the Credit Parties acknowledge that none of the Lenders or any of their respective Affiliates has an obligation to use in connection with the Transactions, or to furnish to the Credit Parties, confidential information obtained or that may be obtained by them from any other Person.

Each of the Lenders or Issuing Banks or its respective Affiliates are, or may at any time be, a counterparty (in such capacities, the “Derivative Counterparties”) to the Credit Parties and/or any of their respective subsidiaries with respect to one or more agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by to the Credit Parties (collectively, the “Derivatives”). Each Credit Party acknowledges and agrees for itself and its subsidiaries that each Derivative Counterparty (a) will be acting for its own account as principal in connection with the Derivatives, (b) will be under no obligation or duty as a result of such Lender’s or its respective Affiliates’ role in connection with the Transactions or otherwise to take any action or refrain from taking any action, or exercising any rights or remedies, that such Derivative Counterparty may be entitled to take or exercise in respect of the applicable Derivatives and (c) may manage its exposure to the Derivatives without regard to such Lenders’ or its respective Affiliates’ role hereunder.

10.24 Authorization of Filing of Financing Statements.

Collateral Agent is hereby authorized to file one or more financing statements (including fixture filings), continuation statements, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by each Credit Party pursuant to the Security Documents to which it is a party, without the signature of any Credit Party, and naming any Credit Party as debtor and Collateral Agent as secured party. Each Credit Party authorizes Collateral Agent to use the collateral description “all assets,” “all personal property, whether now existing or hereafter acquired,” “all of the debtor’s assets, whether now owned or hereafter acquired” or words of similar effect in any such financing statements filed or other filings for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted hereunder by such Credit Party.

10.25 Limited Recourse.

Subject to Section 10.25(b) below, each Secured Party that is a party hereto acknowledges and agrees that the obligations of the Credit Parties under this Agreement and the other Financing Documents, including with respect to the payment of the principal of or premium or penalty, if any, or interest on any Obligations, or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, are obligations solely of the Credit Parties and shall be satisfied solely from the security and assets of the Credit Parties and shall not constitute a debt or obligation of Affiliates of the Borrower (other than the Credit Parties), nor of any past, present or future shareholders, partners, members, directors, officers, employees, agents, attorneys or representatives of the Credit Parties and their Affiliates (collectively (but excluding the Credit Parties), the “Non-Recourse Parties”).

(a) Each Secured Party that is a party hereto acknowledges and agrees that, subject to Section 10.25(b) below, the Non-Recourse Parties shall not be liable for any amount payable under this Agreement or any other Financing Document, and no Secured Party shall seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment or performance of any obligation of the Credit Parties under this Agreement or the other Financing Documents.

(b) The acknowledgments, agreements and waivers set out in this Section 10.25 shall be enforceable by any Non-Recourse Party and are a material inducement for the execution of this Agreement and the other Financing Documents by the Credit Parties; provided, however, that:

(i) the foregoing provisions of this Section 10.25 shall not constitute a waiver, release or discharge of Borrower for any of the Indebtedness or Obligations of Borrower any Subsidiary Guarantor under, or any terms, covenants, conditions or provisions of, this Agreement or any other Financing Document to which any of the foregoing are party, and the same shall continue until fully and indefeasibly paid, discharged, observed or performed;

(ii) the foregoing provisions of this Section 10.25 shall not limit or restrict the right of any Secured Party to name Borrower, any Subsidiary Guarantor or any other Person as defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement, any of the Security Documents or any other Financing Document to which such Person is a party, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party out of any property other than the property of Borrower, any Subsidiary Guarantor or the Collateral;

(iii) the foregoing provisions of this Section 10.25 shall not in any way limit, reduce, restrict or otherwise affect any right, power, privilege or remedy of the Credit Agreement Secured Parties (or any permitted assignee or beneficiary thereof or successor thereto) with respect to, and each and every Person (including each and every Non-Recourse Party) shall remain fully liable to the extent that such Person would otherwise be liable for its own actions with respect to, any fraud, bad faith, gross negligence or willful misrepresentation, or willful misappropriation of Revenues or any other earnings, revenues, rents, issues, profits or proceeds from or of Borrower, the Projects or the Collateral that should or would have been paid as provided in the Financing Documents or paid or delivered to Collateral Agent (or any assignee or beneficiary thereof or successor thereto) for any payment required under this Agreement or any other Financing Document; and

(iv) nothing contained herein shall limit the liability of: (x) any Person who is a party to any Financing Document, Material Contract or Security Document and (y) any Person rendering a legal opinion pursuant to Article III of this Agreement or otherwise, in each case under this clause (iv) relating solely to such liability of such Person as may arise under such referenced agreement, instrument or opinion.

The limitations on recourse set forth in this Section 10.25 shall survive the Discharge of Obligations.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CHENIERE ENERGY PARTNERS, L.P.,
as Borrower

By:	Cheniere Energy Partners GP, LLC,
its General Partner

By:	/s/ Lisa C. Cohen
Name:	Lisa C. Cohen
Title:	Vice President and Treasurer

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as DSR Issuing Bank and WC Issuing Bank

By:	/s/ Billy Tracy
Name:	Billy Tracy
Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Lender

By:	/s/ Erik Codrington
Name:	Erik Codrington
Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SOCIÉTÉ GÉNÉRALE,
as Lender

By:	/s/ Roberto S. Simon
Name:	Roberto S. Simon
Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ABN AMRO CAPITAL USA LLC,
as Lender

By:	/s/ Casey Lowary
Name:	Casey Lowary
Title:	Executive Director

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED NEW YORK BRANCH,
as Lender

By:	/s/ Yuqiang Xiao
Name:	Yuqiang Xiao
Title:	General Manager

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

INTESA SANPAOLO S.P.A., NEW YORK BRANCH,
as Lender

By:	/s/ Francesco DiMario
Name:	Francesco DiMario
Title:	First Vice President

By:	/s/ Nicholas A. Matacchieri
Name:	Nicholas A. Matacchieri
Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

JPMORGAN CHASE BANK, N.A.,
as Lender

By:	/s/ Dave Katz
Name:	Dave Katz
Title:	Executive Director

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MIZUHO BANK, LTD.,
as Lender

By:	/s/ Junji Hasegawa
Name:	Junji Hasegawa
Title:	Senior Vice President

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SUMITOMO MITSUI BANKING CORPORATION,
as Lender

By:	/s/ Toshitake Funaki
Name:	Toshitake Funaki
Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MORGAN STANLEY SENIOR FUNDING, INC.,
as Lender

By:	/s/ Andre LaBrie
Name:	Andre LaBrie
Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Warren Van Heyst
Name:	Warren Van Heyst
Title:	Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HSBC BANK USA, NATIONAL ASSOCIATION,
as Lender

By:	/s/ James Kaiser
Name:	James Kaiser
Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMMONWEALTH BANK OF AUSTRALIA
ACN 123 123 124, as Lender

By its attorney under Power of Attorney dated 24 June 2013

By:	/s/ David Fotheringham

Name of Attorney:	David Fotheringham
Title of Attorney:	Director

Signed by its duly constituted attorney in the presence of:

By:	/s/ Annette Tomoski

Name of Witness:	Annette Tomoski

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,
as Lender

By:	/s/ Darrel Ho
Name:	Darrel Ho
Title:	Authorized Signatory

By:	/s/ Robert Casey
Name:	Robert Casey
Title:	Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ING CAPITAL LLC,
as Lender

By:	/s/ Subha Pasumarti
Name:	Subha Pasumarti
Title:	Managing Director

By:	/s/ Cheryl LaBelle
Name:	Cheryl LaBelle
Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FIRSTBANK PUERTO RICO D/B/A
FIRSTBANK FLORIDA, as Lender

By:	/s/ Jose Maria Lacasa
Name:	Jose Maria Lacasa
Title:	Senior Vice President, Corporate Banking

[Signature Page to Credit and Guaranty Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Administrative Agent

By:	/s/ Lawrence Blat
Name:	Lawrence Blat
Title:	Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]